                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      NORTHWESTERN STEEL AND WIRE COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                   [NORTHWESTERN STEEL AND WIRE COMPANY LOGO]


                               FEBRUARY 17, 2000


Dear Shareholder:


     You are cordially invited to attend the annual meeting of the shareholders of Northwestern Steel and Wire Company, to be held on Tuesday, March 21, 2000, at 9:00 a.m. Central Standard Time, at The Chicago Downtown Marriott Hotel, 540 North Michigan Avenue, Chicago, Illinois.


     At the meeting you will be asked to:

     - approve an amendment to our articles of incorporation to effectuate a one-for-ten reverse stock split of our outstanding common shares;

     - approve the issuance of our common shares in connection with the exchange of cash and our common shares for the $115 million in outstanding principal of our 9 1/2% senior Notes due 2001, which exchange we expect to make through an exchange offer to the holders of the senior notes;

     - adopt the 2000 Stock Incentive Plan;

     - approve a prepackaged bankruptcy plan, in advance, should the filing of such a plan become necessary to effectuate the exchange offer; and

     - elect six directors to hold office until their resignation or the next annual meeting of shareholders.

     The exchange offer is necessary in order to finance our plan to restructure and modernize our operations so as to become more efficient and thereby more competitive with foreign manufacturers and increasingly efficient domestic manufacturers. As is more fully described in the accompanying proxy statement, our restructuring consists of the following key components:

     - construction of a new, more efficient, low cost mill to replace our existing 14 inches and 24 inches rolling mill capacity at our Sterling, Illinois facility;

     - implementation of a new collective bargaining agreement with our union;

     - modernization of our existing melting capabilities with the construction of a new furnace to replace our existing two furnaces;

     - implementation of a maintenance program to rationalize our existing maintenance operations;

     - implementation of a total quality management program;

     In view of the importance of the actions to be taken at the meeting, we urge you to read the accompanying proxy statement carefully, and regardless of the number of shares you own, we request that you complete, sign, date and return the enclosed proxy card promptly in the accompanying prepaid envelope.

     The items to be acted upon at the shareholder meeting are crucial to the future of your company. We urge you to vote and to vote for each of the proposals presented in the accompanying proxy statement so that the company can continue with the implementation of its strategic plan.

     We urge you to vote "FOR" approval of the amendment to our articles of incorporation; "FOR" approval of the issuance of our common shares contemplated by the exchange offer; "FOR" adoption of the 2000 Stock Incentive Plan; "FOR" approval of the prepackaged bankruptcy plan, in advance, should the filing of such a plan become necessary to effectuate the exchange offer; and "FOR" the nominated directors.

                                        Sincerely,

                                        /s/  Frederick J. Rocchio, Jr.
                                        ----------------------------------------
                                        Frederick J. Rocchio, Jr.
                                        President and Chief Executive Officer

                   [NORTHWESTERN STEEL AND WIRE COMPANY LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MARCH 21, 2000

                             ---------------------

TO THE SHAREHOLDERS OF
NORTHWESTERN STEEL AND
WIRE COMPANY


     Notice is hereby given that the annual meeting of the shareholders of Northwestern Steel and Wire Company will be held on Tuesday, March 21, 2000, at 9:00 a.m., Central Standard Time, at The Chicago Downtown Marriott Hotel, 540 North Michigan Avenue, Chicago, Illinois, for the following purposes:


     1. To approve an amendment to our articles of incorporation to effectuate a one-for-ten reverse stock split of our outstanding common shares;

     2. To approve the issuance of our common shares, par value $0.01 per share, in connection with the exchange of cash and our common shares for the $115 million in outstanding principal of our 9 1/2% senior notes due 2001, which exchange we expect to complete through an exchange offer made to the holders of the senior notes;

     3. To adopt the 2000 Stock Incentive Plan;

     4. To approve a prepackaged bankruptcy plan, in advance, should the filing of such a plan become necessary to effectuate the exchange offer;

     5. To elect six directors to hold office until their resignation or the next annual meeting of shareholders; and

     6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


     The board of directors has fixed the close of business on January 26, 2000 as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting and at any adjournment or postponement thereof. From March 11, 2000 until the date of the meeting, a list of shareholders entitled to vote at the meeting will be available for inspection by shareholders of record during business hours at our offices and also will be available at the meeting. Please review the proxy statement delivered with this Notice.


                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            /s/  THOMAS M. VERCILLO
                                            ------------------------------------
                                            Thomas M. Vercillo
                                            Secretary

Sterling, Illinois

February 17, 2000


     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                   [NORTHWESTERN STEEL AND WIRE COMPANY LOGO]
                               121 WALLACE STREET
                         STERLING, ILLINOIS 61081-0618

                                PROXY STATEMENT


     This Proxy Statement is being furnished to holders of common shares of Northwestern Steel and Wire Company in connection with the solicitation of proxies by our board of directors for use at the annual meeting of the shareholders to be held at The Chicago Downtown Marriott Hotel, 540 North Michigan Avenue, Chicago, Illinois on Tuesday, March 21, 2000, at 9:00 a.m. Central Standard Time and at any adjournment or postponement thereof.


                              GENERAL INFORMATION

TIME, DATE, PLACE AND PURPOSE


     The meeting will be held on Tuesday, March 21, 2000, at 9:00 a.m. Central Standard Time at The Chicago Downtown Marriott Hotel, 540 North Michigan Avenue, Chicago, Illinois. At the meeting, you will be asked to consider and vote upon proposals to approve an amendment to our articles of incorporation to effectuate a one-for-ten reverse stock split of our outstanding common shares, par value $0.01 per share; approve the issuance of our common shares in connection with the exchange offer to be made to the holders of the $115 million in outstanding principal of our 9 1/2% senior notes due 2001; adopt the 2000 Stock Incentive Plan; approve a prepackaged bankruptcy plan, in advance, should filing of such plan become necessary to effectuate the exchange offer; and elect the nominated directors.


RECORD DATE AND SHARES ENTITLED TO VOTE

     The Board of Directors has fixed the close of business on January 26, 2000 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting. As of the record date we had outstanding 24,484,823 common shares. Holders of record of common shares on the record date are entitled to one vote per share on any matter that may properly come before the meeting. Based on the principal amount of senior notes outstanding as of the record date, if the exchange offer were consummated on the record date in accordance with the terms of the exchange offer we have proposed to the senior note holders described herein, we would issue to holders of senior notes up to 57,131,310 common shares on a pre stock split basis.

VOTE REQUIRED; SECURITY OWNERSHIP OF MANAGEMENT

     For each of the proposals contained in this proxy statement, the vote required to receive shareholder approval, assuming a quorum consisting of a majority of the common shares entitled to vote is present, is as follows:

     The approval of the amendment to the articles of incorporation requires the affirmative vote of a majority of the outstanding common shares entitled to vote on such amendment. Accordingly, a failure to vote or an abstention with respect to the amendment to the articles of incorporation will have the same effect as a negative vote.

     The approval of the issuance of the common shares to be issued in connection with the exchange offer requires the affirmative vote of a majority of the common shares present in person or represented by proxy at the meeting and entitled to vote thereon.

     - The approval of a majority of the common shares present in person or represented by proxy at the meeting and entitled to vote thereon is required to adopt the 2000 Stock Incentive Plan.

     - The approval of two-thirds of the common shares present in person or represented by proxy at the meeting and who actually vote is required to approve the prepackaged bankruptcy plan.

     - The approval of a majority of the common shares present in person or represented by proxy at the meeting and who actually vote is required to elect the nominated directors.


     As of the record date, the executive officers and directors together with their affiliates beneficially owned approximately 37.7% of our outstanding common shares. All of the executive officers and directors have advised us that they intend to vote their common shares to approve the proposals.


     Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

EFFECTS OF FAILURE TO OBTAIN SHAREHOLDER APPROVAL

     In the event that shareholder approval is not received for the proposal to amend our articles of incorporation to accomplish a reverse stock split, the proposal to issue our common shares in exchange for our outstanding senior notes or the proposal to adopt the 2000 Stock Incentive Plan, then we will not be able to consummate the exchange offer. If the exchange offer is not consummated, we will be unable to obtain the additional financing which is necessary to implement the strategic plan including the modernization and construction of the new mill and as a result will be unable to take advantage of the new collective bargaining agreement with the United Steel Workers of America. If we are unable to implement the strategic plan, we will not have funds available to pay the senior notes at maturity in June 2001, unless there are significant improvements in the credit markets or the import situation, and therefore will have to consider other alternatives, including a bankruptcy that would not involve a prenegotiated or "prepackaged" plan.

     To the extent that shareholder approval is necessary to implement the prepackaged bankruptcy plan and we do not obtain such shareholder approval, our ability to consummate the exchange offer, and hence our strategic plan, will be delayed and possibly jeopardized.

     In the event that the majority of our shareholders do not vote to approve the reverse stock split, we will be unable to meet the listing requirements of the Nasdaq National Market unless market conditions significantly change so that the minimum bid price of our common shares equals or exceeds the minimum listing requirement of $4.00 per share. For a discussion on the recent delisting of our common shares, see "RISK FACTORS -- Liquidity of Common Shares."

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     We will bear the cost of soliciting proxies from shareholders. Proxies may be solicited by personal interview, mail and telephone or by certain of our executive officers, directors and regular employees, provided they receive no additional compensation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of common shares for their expenses in forwarding solicitation material to beneficial owners. We intend to hire Corporate Investor Communication, Inc. to solicit proxies on our behalf for a fee of approximately $5,000.

     A form of proxy for the meeting is enclosed with this proxy statement. All common shares held of record as of the record date represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. The record holder by submitting a proxy with a vote on Proposal Four will be indicating that such vote has been duly authorized by the beneficial owner of the common shares.

     The board is not aware of any other matters which may be presented for action at the meeting, but if other matters do come properly before the meeting, common shares represented by proxies in the accompanying form will be voted by Frederick J. Rocchio or Thomas M. Vercillo, each selected by the board and named on the accompanying proxy card, in accordance with his best judgment.

     Any proxy on which no direction is specified will be voted:

     - FOR the proposed amendment to our articles of incorporation;

     - FOR the issuance of common shares in connection with the exchange offer;

     - FOR the adoption of the 2000 Stock Incentive Plan;

     - FOR the approval of the prepackaged bankruptcy plan;

     - FOR all the nominated directors; and

     - in the discretion of the proxy holder as to any other matter which may properly come before the meeting.

     You may revoke a proxy at any time before the shares represented by it are voted. Revocation of a proxy is effective upon receipt by the Secretary of Northwestern Steel and Wire of either (i) a written notice of revocation or (ii) delivering a proxy signed on a later date. Additionally, you may change or revoke a previously executed proxy by appearing at the meeting and voting in person.


MAILING AND REPORTS



     This proxy statement is first being mailed or otherwise delivered to shareholders on or about February 17, 2000, and is accompanied by our Annual Report on Form 10-K for the fiscal year ended July 31, 1999 and our Quarterly Report on Form 10-Q for the quarter ended October 31, 1999 containing financial and other information pertaining to Northwestern Steel and Wire Company.


                          FORWARD-LOOKING INFORMATION

     Certain statements contained in this proxy statement, including projected financial information and other forward-looking statements, are based on estimates and assumptions. We have identified these "forward looking" statements by words such as "believe," "expect," "anticipate," and similar expressions. There can be no assurance that such statements will be reflective of actual outcomes. Forward-looking statements are provided in this proxy statement pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein. Risk and uncertainties which could cause actual results of performance to differ materially from those expressed in these statements include the following: volumes of production and product shipments; changes in product mix and pricing; costs of scrap steel and other raw material inputs; changes in domestic manufacturing capacity; the level of non-residential construction; whether we can obtain approval of the exchange offer by the holders of the senior notes and approval by our stockholders; whether we can obtain a federal guarantee of debt in an acceptable amount with acceptable terms so that we can construct the new mill as part of our strategic plan; overall economic growth in the United States; changes in legislative or regulatory requirements; and the level of imported products in our markets. Except as required by the Federal Securities Laws, we assume no obligation to update the information contained herein.

                                  RISK FACTORS

     Dilution of Existing Shareholders. The exchange of common shares for senior notes will cause substantial dilution to the voting power and interests of current shareholders and possibly lead to a change in control of Northwestern Steel and Wire Company. The common shares issuable upon consummation of the exchange offer will constitute 70% of the common shares outstanding immediately after the consummation of the exchange offer. The ownership interest of our directors and executive officers and their affiliates will decrease from 37.7% to 11.3% and the ownership interests of other current shareholders will decrease from 62.3% to 18.7%.



     Liquidity of Common Shares. On December 17, 1999, our common shares were delisted from trading on the Nasdaq National Market due to our current inability to meet the minimum bid price requirement of $1 per share for continued listing. Our common stock is now traded on the over-the-counter market and quoted on the National Association of Securities Dealers, Inc. electronic bulletin board, and will continue to do so unless we are able to meet the minimum bid price requirements to regain our listing on the Nasdaq National Market. The over-the-counter market and the NASD do not provide the same type of trading information as Nasdaq, and the over-the-counter market does not provide the same liquidity for the trading of securities as Nasdaq. Therefore, it will be more difficult for you to (1) quickly and accurately obtain price quotations for our common stock from these sources and (2) sell our common stock in the over-the-counter market.



     Pre-Packaged Plan. We may implement the exchange either by completing the exchange outside of bankruptcy or by proceeding in bankruptcy with a prepackaged plan of reorganization -- "Proposal 4". If we implement the exchange by a prepackaged plan, it is possible that the proceeding could adversely effect our relationships with our customers, labor union, and creditors, although we will endeavor to minimize such risks. Other risks include the possibility that a bankruptcy court could find that the solicitation of votes for our plan did not comply with applicable legal requirements under securities or bankruptcy laws, in which case a resolicitation of votes could be required, or that the requirements set forth in Section 1129 of the Bankruptcy Code for confirmation of a reorganization plan have not been met. Additionally, if the plan were to be materially modified after a bankruptcy is filed, it is possible that a resolicitation of votes would be necessary, and approval of the plan delayed. Finally, if a bankruptcy were filed for the purpose of confirming a prepackaged plan and the plan was not confirmed, or did not become effective, the bankruptcy proceeding would be protracted and the risks of disruption to our business would be exacerbated. Additionally, if the prepackaged plan were not confirmed by the court, and if our exclusive period to file a plan expired, another party could propose a plan involving a different reorganization or even a sale or liquidation of our assets. The effectiveness of the prepackaged plan is also subject to certain conditions, most significantly that on or before the effective date of the plan: (1) an order confirming the prepackaged plan shall have been entered and become final, (2) we shall have received the new senior debt necessary to fund completion of the new mill and (3) we shall have obtained a revolving credit facility to fund our working capital needs (which we expect will be a continuation of our existing credit facility or be provided by our current revolving credit lender). No assurances can be given that these conditions will be satisfied or waived or that any necessary consent will be obtained. Additionally, if we have failed to complete the exchange within 75 days after notification that our application for a guarantee under the Steel Loan Guarantee Act has been approved, the holders of our senior notes may withdraw their acceptances of the prepackaged plan. Failure to confirm the prepackaged plan would prevent the closing of the exchange, and most likely would result in revocation of any approval of a guarantee under the Steel Loan Guarantee Act.


     Uncertainties in Implementing Strategic Plan. There can be no assurance that the strategic plan will be implemented in accordance with its terms, or that if implemented the cost savings and efficiencies we anticipate will be achieved. A number of our competitors have already completed construction of new mills. If it takes too long to complete the new mill and the furnace project, our customers may begin to rely on other suppliers. If this occurs, our competitive position may be permanently and irretrievably undermined. Our Chief Executive Officer, Frederick J. Rocchio, Jr., has previously played an instrumental role in successful capital expansion and plant modernization programs at two other steel companies. There can be no guarantee, however, that he will be able to achieve the same results with our company. The new collective bargaining agreement is a critical component of our strategic plan. We anticipate that the new collective bargaining agreement, once implemented and effective, will allow us to staff and schedule our operations more efficiently and will therefore result in significant savings. Many of the changes, however, have not yet been fully implemented or tested. There can, therefore, be no guarantee that all of these anticipated savings will materialize.

     Leverage. Assuming the exchange offer is successfully completed, we will be highly leveraged with substantial debt service obligations, including principal and interest obligations with respect to the new senior debt. In addition, our ability to obtain additional debt financing will be limited by restrictive covenants under the terms of our credit agreements and any other debt instruments and those limits on financing may therefore limit our ability to service existing debt obligations through additional debt financing if cash flow from operations is insufficient to service such obligations.

                                   PROPOSAL 1
                              REVERSE STOCK SPLIT

GENERAL

     The board of directors believes that it would be advisable and in our best interest to amend our Second Amended and Restated Articles of Incorporation to effect a one-for-ten reverse stock split of our common shares. The proposed amendment would amend Article Five of our Second Amended and Restated Articles of Incorporation as follows:

          Article FIVE of the Second Amended and Restated Articles of Incorporation of the Corporation is hereby amended to include the following text after the last paragraph thereof:

             REVERSE SPLIT. Effective as of the close of business on the date of filing this Amendment to the Second Amended and Restated Articles of Incorporation (the "Effective Time"), the filing of this Amendment shall effect a Reverse Split (the "Reverse Split") pursuant to which each ten shares of Common Stock, par value $0.01 per share, issued and outstanding and held by a single holder, shall be combined into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.01 per share. The number of authorized shares, the number of shares of treasury stock and the par value of the Common Stock shall not be affected by the Reverse Split. Each stock certificate that prior to the Effective Time represented shares of Common Stock shall, following the Effective Time, represent the number of shares into which the shares of Common Stock represented by such certificate shall be combined. The Corporation shall not issue fractional shares or scrip as a result of the Reverse Split, but shall arrange for the disposition of shares on behalf of those record holders of common stock at the Effective Time who would otherwise be entitled to fractional shares as a result of the Reverse Split.


     If the reverse stock split is approved by the shareholders, each ten common shares outstanding on the effective date will be converted automatically into one new common share, par value $0.01 per share. To avoid the existence of fractional shares, shareholders who would otherwise be entitled to receive fractional new common shares will receive a cash distribution in lieu thereof. See "Exchange of Stock Certificates" below. The effective date of the reverse stock split will be the date on which the amendment is filed with the Secretary of State of Illinois, which is anticipated to be immediately following notification that our application for a guarantee under the Steel Loan Guarantee Act covering 85% of the new senior debt has been approved. If the guarantee is not approved or the board believes that the reverse stock split is no longer in our and your best interests, we will not file the amendment.


BACKGROUND OF AND REASONS FOR THE REVERSE STOCK SPLIT

     Exchange Offer. We do not currently have a sufficient number of authorized shares to issue the common shares which will be required by the exchange offer. The reverse stock split will reduce the number of outstanding shares but not the number of authorized shares, thereby leaving us with sufficient authorized shares to complete the exchange offer.

     Nasdaq Requirements. Our common shares were delisted from the Nasdaq National Market on December 17, 1999, for failure to meet the $1.00 per share minimum bid price requirement established by the Nasdaq marketplace rules for continued listing. Our common shares are currently traded on the over-the-counter market and quoted on the National Association of Securities Dealers, Inc. electronic bulletin board.

In order to regain our eligibility to list our common shares on the Nasdaq National Market, we must meet the initial listing requirements, which include that the minimum bid price of our common shares equals or exceeds $4.00 per share. Our board believes that if, in combination with the execution of the strategic plan, we decrease the number of outstanding common shares, without altering the proportionate economic interests held by individual shareholders, the trading price of our common shares will increase to a price which meets the initial listing requirements of the Nasdaq marketplace rules and is more appropriate for an exchange-listed security. We currently meet the remaining listing requirements and believe that we will continue to do so, however there can be no guarantee that we will meet all the listing requirements in the future.

     While the board believes the reverse stock split is necessary to regain our eligibility to list our common shares with the Nasdaq National Market, we cannot assure you that the market price of our common shares will go up in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split or that we will be able to maintain any increase in market price for any period of time.

     Enhance Marketability of Our Common Shares. If we increase the market price of our common shares, the marketability of our common shares may be enhanced.

     The current share price of our common shares may limit their marketability for the following reasons:

     - many brokerage firms and institutional investors are reluctant to recommend lower-priced stocks to their clients or to hold them in their own portfolios;

     - the securities industry has in place certain policies and practices that tend to discourage individual brokers from dealing in lower-priced stocks, for example, policies and practices involving time-consuming procedures that make the handling of lower-priced stocks economically unattractive;

     - the brokerage commission on a sale of lower-priced stock may represent a higher percentage of the sale price than the brokerage commission on a sale of higher-priced stock; and

     - it is more difficult to quickly and accurately obtain price quotations and sell securities traded on the over-the-counter electronic bulletin board.

     Although any increase in the market price of our common shares resulting from the reverse stock split may be proportionately less than the decrease in the number of shares outstanding, the reverse stock split may result in a market price that would be high enough to overcome the reluctance, policies and practices of brokerage houses and investors referred to above and to diminish the adverse impact of correspondingly high trading commissions on the market for the shares. While the board believes we can enhance the marketability of our common shares by effecting the reverse stock split, we cannot assure you that this result will occur or that liquidity will not be affected adversely by the reduced number of shares outstanding after the reverse stock split.

EFFECT OF THE REVERSE STOCK SPLIT


     If you approve the reverse stock split and we are approved for a guarantee for the new senior debt under the Steel Loan Guarantee Act, we will file an amendment to our charter with the Secretary of State of Illinois on a date, which is anticipated to be immediately following the receipt of the approval of a guarantee under the Steel Loan Guarantee Act covering 85% of the new senior debt. The reverse stock split will become effective as of 5:00 p.m. on that date. Without any further action on our part or your part, each common share held by shareholders of record as of that date will be converted into the right to receive one-tenth of a common share. The common shares that we will issue in connection with the reverse stock split will be fully paid and nonassessable.


     We will not issue fractional shares in connection with the reverse stock split. If you are entitled to receive a fractional share, you will receive cash instead. If you hold less than ten shares before the reverse stock split, you will not be a shareholder after the reverse stock split. We will issue to our transfer agent, EquiServe, who will also act as our exchange agent, certificates evidencing all of the fractional shares that we would otherwise be required to issue in connection with the reverse stock split, rounded, if necessary, to the next higher whole share, as agent for the accounts of all holders of shares otherwise entitled to receive a fractional share. The exchange agent will sell the certificates as soon as practicable at prices based on the prevailing market prices of our common shares at the time of sale. The transfer agent will then pay to shareholders entitled to receive a fractional share their pro rata share of the net proceeds derived from the sale of the certificates representing all of the fractional shares.


     The reverse stock split will not:

     - reduce the authorized number of common shares;

     - affect your percentage ownership interest or proportional voting power, except for minor differences if you receive cash instead of a fractional share;

     - substantially affect your voting rights or other privileges, unless you hold less than ten common shares before the reverse stock split; or

     - reduce the number of shareholders so as to jeopardize our ability to list our common shares on the Nasdaq National Market.

     Pursuant to the terms of our employee and director stock and option plans, we will reduce proportionately the total number of shares that we have reserved for grants and options granted or to be granted under these plans, and we will increase proportionately the cash consideration payable per share upon exercise of the options pursuant to these plans.

     The following table shows the principal effects of the reverse stock split if the split were accomplished as of the record date:

                                                              BEFORE REVERSE   AFTER REVERSE
                  NUMBER OF COMMON SHARES:                     STOCK SPLIT      STOCK SPLIT
                  ------------------------                    --------------   -------------
Authorized..................................................     75,000,000      75,000,000
Outstanding on record date..................................     24,484,823       2,448,482
Outstanding after completion of Exchange Offer..............            N/A       8,161,613
Reserved for issuance upon exercise of options granted or to be granted under our employee and director stock and
  option plans (including the new 2000 Stock Incentive Plan
  -- See "Proposal 3")......................................      9,068,453         906,845

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after we file the amendment to our charter, we will send you a letter of transmittal for use in exchanging the certificates representing your common shares for new certificates representing your new common shares. In the letter, we will instruct you on, among other things, how and when to deliver the certificates to the exchange agent. You should not send the certificates representing your common shares to the exchange agent until you receive the letter of transmittal. Once the exchange agent receives your properly completed and executed letter of transmittal and the certificates representing your common shares, the exchange agent will send you new certificates representing your new common shares and, if you are entitled to a fractional share, a check representing your pro rata share of the net proceeds from the sale by the exchange agent of the certificates representing all of the fractional common shares. The exchange agent will not issue any new certificates to you until you have delivered to it all of your old certificates together with a properly completed and executed letter of transmittal.

     Until the exchange agent receives the certificates representing your common shares, we will deem those certificates for all purposes to represent the number of whole common shares to which you are entitled as a result of the reverse stock split. If you do not send the certificates representing your shares to the exchange agent with a properly completed and executed letter of transmittal, we will exchange the certificates representing your common shares for a new certificate representing the appropriate number of common shares the first time you present the old certificates to us for transfer.

     We will pay all expenses related to the exchange of certificates.

FEDERAL INCOME TAX CONSEQUENCES

     Below we have summarized the material anticipated Federal income tax consequences of the reverse stock split. We are providing this summary only for your general information and we do not intend for this summary to serve as tax advice to any person or entity. We based this summary on the Federal income tax laws now in effect and as currently interpreted. We did not take into account possible changes in those laws or interpretations, some of which may have retroactive effect. We did not address all aspects of the possible Federal income tax consequences of the reverse stock split. In particular, we did not consider the Federal income tax consequences to shareholders in light of individual investment circumstances or to shareholders subject to special treatment under the Federal income tax laws. Nor do we discuss any consequence of the reverse stock split under any state, local or foreign tax laws. We will not obtain any ruling from the Internal Revenue Service or any opinion of counsel regarding the Federal income tax consequences to you as a result of the reverse stock split. Accordingly, each of you is encouraged to consult your tax adviser regarding the specific tax consequences of the reverse stock split to you, including the application and effect of state, local and foreign income and other tax laws.

     We believe that the reverse stock split should be a "tax-free recapitalization" to us and you. If the reverse stock split qualifies as a recapitalization described in section 368(a)(1)(E) of the Code:

     - no gain or loss will be recognized by you if you exchange your common shares for new common shares, provided, however, that if you receive cash proceeds from the sale of fractional shares, you will recognize gain which will either (i) be taxed as a dividend to the extent of the cash you receive or (ii) be taxed as a sale of fractional shares, in which event you will recognize capital gain or loss;

     - the tax basis of the new common shares you receive will be the same as the tax basis of the shares that you exchange, increased by your tax basis in any fractional shares sold if the sale of such shares is taxed as a dividend; and

     - your holding period for the new common shares will include your holding period for the shares that you exchanged, provided that those shares were held as a capital asset immediately prior to the exchange.

EFFECT OF FAILURE TO OBTAIN SHAREHOLDER APPROVAL

     In the event that shareholder approval is not obtained, we will be unable to proceed with the exchange offer and therefore unable to obtain the new senior debt and thereby finance the completion of the new mill. In addition, if the shareholders do not approve the reverse stock split we will be unable to renew the listing of our common stock on the Nasdaq National Market unless market conditions significantly change so that the minimum bid price of our common shares equals or exceeds the minimum listing requirement of $4.00 per share.

BOARD OF DIRECTORS RECOMMENDATION

     The board has determined that the reverse stock split is in our best interests and the best interests of our shareholders, has approved the proposed amendment and recommends that our shareholders vote "FOR" the proposal.

                                   PROPOSAL 2
                        ISSUANCE OF SHARES IN CONNECTION
                     WITH THE PROPOSED SENIOR NOTE EXCHANGE

GENERAL

     Because of competitive conditions in our industry and the age of our facilities, we believe that we need to materially enhance our production facilities and restructure our operations and debt service requirements to remain competitive. As discussed below, our management team has prepared a strategic plan to address these challenges. One of the steps in the strategic plan described below is already in place, since the United Steel Workers of America have ratified the new collective bargaining agreement.


     In order to realize the benefits of the new collective bargaining agreement and proceed with the restructuring, we must refinance the 9 1/2% senior notes due 2001 so that we can secure the financing needed for our new structural mill. To refinance the senior notes, we negotiated the terms of the exchange offer described in this proxy statement with an informal committee of substantial holders of the senior notes representing approximately 53% of all senior note holders. As of the date of this proxy statement, approximately 75.4% of the outstanding principal amount of senior notes held by all note holders had been validly tendered. We are continuing to solicit support for the exchange. We have attached certain documents presented or supplied to the committee members or all the senior noteholders which may assist you in deciding how to vote. These documents are the Presentation to Noteholders presented to the members of the informal committee on September 30, 1999, attached as Exhibit A; the Liquidation Analysis provided to all the holders of the senior notes on December 14, 1999, attached as Exhibit B; and the Projected Financial Information provided to all the holders of the senior notes on December 14, 1999, attached as Exhibit C.



     If the exchange offer is approved by a sufficient number of the senior note holders and all the other conditions to the exchange offer are satisfied, we will be required to issue up to 57,131,310 common shares (on a pre stock split basis) to the senior note holders. We need your authorization to issue these common shares in order to refinance the senior notes. If the senior notes are not refinanced, it is unlikely that we will be able to proceed with the restructuring, and we may not have funds available to pay off the amount due on the senior notes in June 2001.


STRATEGIC PLAN

     To address the challenges we face, we have developed and begun to implement a strategic plan designed to reposition our product line, modernize our production facilities, lower our operating costs and result in a business that is capable of sustaining our proposed capital structure. In November 1998, we hired Frederick J. Rocchio, Jr. as President and Chief Executive Officer to lead the continued development and implementation of the strategic plan. Prior to becoming our Chief Executive Officer, Mr. Rocchio was instrumental in guiding Birmingham Steel and Inland Steel through capital expansion and plant modernization programs and in implementing a successful maintenance program at Inland Steel.

     The strategic plan consists of the following key components:

     - repositioning our product line by focusing on light to medium structural products to capitalize on higher margin products in our core geographic market;

     - improving our cost structure through a $130 million plant modernization plan that includes: (i) constructing a new, cost-efficient structural mill to replace existing capacity and (ii) installing a new single electric arc furnace to replace two existing electric arc furnaces;

     - increasing our labor productivity through a new collective bargaining agreement with the USWA, which has been ratified by the United Steel Workers of America but is contingent upon receiving financing for the new mill project; and

     - implementing certain management initiatives, including (i) a new safety plan, (ii) a structured maintenance plan, and (iii) a total quality management ("TQM") system.

     The goal of the strategic plan is to position Northwestern Steel and Wire as a low-cost producer in our core and chosen markets by modernizing facilities and improving operating efficiency. The strategic plan does not rely on capacity increases or incremental sales to achieve its goals. Management estimates that the improved quality and production efficiency expected to result from the strategic plan will translate into significant net annual cost savings.

     Product Line. The first key component of our strategic plan is the repositioning of our product line, which began in 1997 when we ceased production of heavy wide flange beams by closing our Houston facility. In the fall of 1998, we decided to devote our resources to light to medium structural products, merchant bars and wire rods. Consequently, we ceased production of our agricultural, nail and lawn and garden wire product lines last year, and in April 1999, we sold our concrete reinforcing mesh plant in Hickman, Kentucky. All of these actions were intended to better position our products in our core Midwestern geographic market and to improve our cash position, thereby helping to fund our plant modernization plan.

     We intend to continue to emphasize production of light to medium structural products for customers in our core geographic market in the Midwest. These products are used primarily in low-rise, non-residential construction, which we believe is less cyclical than the industries (such as high-rise office construction) that use heavier structural products. We believe that we have a strong competitive position in this market, due in part to our ability to offer customers a full line of these products. Our location also gives us significant freight cost advantages over most of our significant competitors for customers located in the Midwest.

     New Structural Mill Project. The primary objective of the new structural mill project is to construct a new, more efficient, low cost mill designed to produce the light to medium structural products that we intend to emphasize. The new mill facility will be constructed in the open bay at the Company's existing 24" mill and will replace our existing 14" and 24" mills. The new mill will have an anticipated annual production capacity of approximately 810,000 tons and is designed to roll both 14" and 24" product with minimal change-over time between the products. Construction of the new structural mill is expected to take approximately 14-16 months, but will not begin until construction financing is in place. We also expect the new structural mill to show improvements in yield and throughput related to the more efficient modern equipment. We expect the new structural mill to result in cost benefits through substantial reductions in manpower and reductions in semi-finished stock keeping units from 8 to 4 resulting in significant reductions of both unfinished and finished inventories.


     Furnace Project. The goals of the furnace project, which management anticipates completing by February of 2000, are to install a single electric arc furnace with the capacity to produce 1.7 million liquid steel tons and to decommission two existing operational furnaces. Benefits of the furnace project include significantly reduced energy consumption, reduction in manpower and improved yield. The installation of the new furnace will reduce tap to tap time in the melt shop from approximately 3 hours for each of the existing two furnaces to 100 minutes for the new single furnace, thereby significantly reducing energy costs. The new furnace also will have eccentric bottom tapping, which should improve steel cleanliness and quality. Management also expect the furnace project to result in a significant reduction of inventory for semi-finished steel.


     New Collective Bargaining Agreement. On February 19, 1999, our board of directors approved a new negotiated labor agreement with the United Steel Workers. This agreement was ratified on March 22, 1999, by the United Steel Workers Local 63 membership, which covers approximately 1,200 of our employees.

     The new agreement is subject to our securing the financing necessary for the new mill project. See "Financing Plan" below for a discussion on our effort to obtain the financing for the new structural mill project. Once effective, the new agreement will replace the existing labor agreement and will extend to October 31, 2003 and for a period of three additional years thereafter be subject to interest arbitration with no permitted work stoppage allowed. The agreement provides significant manpower utilization methods that will enable us to staff and schedule our operations more efficiently. The new agreement anticipates gradually reducing the number of employees by 400 by the time the new mill is fully operational. It also includes annual wage increases with additional increases if we meet certain financial performance targets.


     Cost. We currently estimate that implementing the plant modernization plan will cost approximately $130 million. Depending on various factors, of course, this amount could increase. For example, we could experience construction, start-up or operational difficulties as we implement the plant modernization plan. Further, there can be no assurance that we will be able to operate the new mill at optimal capacity or that the modifications to the electric furnace melt shop will be successfully completed, started-up and integrated with our remaining melt shop operations. The cost of the plant modernization plan includes the furnace project which is near completion and it is estimated will cost $10.5 million.


     Management Initiatives and Focus. The fourth key component of our strategic plan consists of our management initiatives, including our new safety plan, a new structured maintenance system and a TQM system. The goal of the new safety plan is to reduce injury rates and position us in the upper quartile of American Iron and Steel Institute reporting companies by the end of fiscal 2000. The structured maintenance system is designed to improve our current plant and equipment maintenance and will be installed and facilitated by Fluor-Daniel, a leader in the maintenance field. The structured maintenance plan has significant cost reduction potential, including more efficient utilization of our maintenance work force, reductions in overtime, increases in production throughput associated with reductions in unplanned outages, and reduced spending for spare parts. The TQM system is intended to make our operations more efficient through strategic planning, benchmarking, eliminating waste, employee, customer and supplier surveys, continuous improvement in all facets of the business and enhancing our partnership with the USWA.


     We believe that implementation of the strategic plan will allow us to defend our existing market position and give us an opportunity to return to profitability. Upon completion of the strategic plan, we believe that we will have more efficient and competitive operations, as well as a more strategically focused product mix that will allow us to fully capitalize on our freight cost advantage in our core geographic market in the Midwest. Our focus on our Midwestern geographic market and the resultant freight cost advantages also will help to insulate us from new, low cost capacity being added in the Southeastern United States. Moreover, management believes that, upon completion of the New Mill we will be able to compete effectively with any potential capacity increases in our core market in the Midwest.


     We do not believe that our current cost structure allows us to compete effectively in this environment. We also have significant future debt service obligations, consisting primarily of the senior notes that mature in June 2001, and significant unfunded employee benefit obligations. Although we believe that we will have sufficient liquidity to meet our financial obligations as they become due for the current fiscal year, we will not have funds available to pay the senior notes at maturity unless there are significant improvements in the credit markets or the import situation.

     Financing Plan. Earlier this year, with the assistance of our financial advisors, we developed a financial plan to secure the capital necessary to implement the strategic plan. This financial plan consists of three components:

     - a new revolving credit facility;

     - the new senior debt; and

     - the proposed exchange of the senior notes.

Satisfaction of all conditions to the closing of the new senior debt is a condition to the completion of the exchange offer. It is anticipated that satisfaction of all conditions to the closing of the exchange offer will be a condition to the closing of the new senior debt. Execution of all three components of the financial plan is crucial to the successful implementation of the strategic plan.

     We have entered into a $65 million senior secured revolving credit facility with Fleet Capital Corporation and a syndicate of other lenders, which facility includes a letter of credit sub-facility in an amount of $25 million. We will be able to draw down this facility only to the extent of the value of our "Borrowing Base."

Borrowing Base is defined in the Agreement as the sum of (i) 85% of certain accounts receivable, (ii) 65% of the lower of cost or market value of eligible raw materials and finished goods inventory, and (iii) 25% of eligible supplies and rolling stock.


     On February 3, 2000, we submitted an application for a guarantee under the Steel Loan Guarantee Act that would allow us to raise approximately $170 million in new senior debt to finance the construction of the new structural mill. While the terms of the senior debt have not yet been finalized, we currently anticipate that the financing will be in the form of a senior secured term loan with a final maturity no later than December 31, 2005. If we are unable to obtain a guarantee in an acceptable amount upon acceptable terms, we do not believe we will be able to finance the new mill.


     A condition to the closing of the new senior debt will be that we have received all approvals necessary in order for 85% of the funds extended as part of the new senior debt to be guaranteed by the federal government pursuant to the Steel Loan Guarantee Act of 1999.

     The Steel Loan Guarantee Act. Motivated by concern that the U.S. steel industry had been unfairly harmed by a flood of imports, in August of 1999 Congress passed the Steel Loan Guarantee Act. The president signed the Act shortly thereafter and it is now in effect. The Steel Loan Guarantee Act provides that a qualified steel company can apply to the Loan Guarantee Board for a guarantee of up to 85% of the principal amount of a loan made to the steel company by a private bank or investment company. The Loan Guarantee Board may issue a guarantee if it determines, among other things, that

     - the company experienced layoffs, production losses or financial losses as a result of increased imports,

     - credit is not otherwise available to the company under reasonable terms or conditions sufficient to meet its financing needs,

     - the prospective earning power of the company along with the value of security pledged provides reasonable assurance to the Loan Guarantee Board that the loan will be repaid, and

     - the loan to be guaranteed bears an interest rate deemed reasonable by the Loan Guarantee Board.

The aggregate amount of loans guaranteed under the program established by the Steel Loan Guarantee Act at any one time may not exceed $1 billion and the aggregate amount of loans guaranteed and outstanding to any one qualified applicant may not exceed $250 million.


     While we believe that we are a prime candidate for a guarantee under the Steel Loan Guarantee Act, we cannot be assured that we will be awarded a guarantee.


EFFECTS OF FAILURE TO OBTAIN SHAREHOLDER APPROVAL


     In the event that shareholder approval is not obtained for the issuance of our common shares in the exchange offer and provided shareholder approval, to the extent otherwise necessary, is not obtained to accomplish the exchange through a prepackaged bankruptcy plan, we will be unable to secure the new senior debt without which we will be unable to complete the strategic plan including the modernization and construction of the new mill. If we are unable to implement the strategic plan, we will not have funds available to pay the senior notes at maturity in June 2001, unless there are significant improvements in the credit markets or the import situation, and therefore will have to consider other alternatives, including a bankruptcy that would not involve a prenegotiated or "prepackaged" plan.

EXCHANGE OFFER


     We have proposed an exchange of cash and common shares for the $115 million in outstanding principal of our 9 1/2% senior notes due June 2001. If the exchange is consummated for 100% of the senior notes in accordance with the terms of the exchange offer we have proposed, we will


     - pay to senior note holders in the aggregate $52.5 million;

     - issue to senior note holders in the aggregate common shares equal to 70% of our outstanding common shares immediately after the consummation of the exchange offer;


     - cause four (4) out of a possible seven (7) seats on our board of directors to be filled by individuals selected by the holders of the senior notes; and


     - implement a new employee incentive plan which together with existing plans will be allocated up to 10% of the outstanding common shares after the exchange offer is completed.


     We may implement the exchange either by completing the exchange outside of bankruptcy or by proceeding in bankruptcy with a prepackaged plan of reorganization that provides for the senior notes to be exchanged for the same consideration as in the exchange offer. If we obtain a guarantee under the Steel Loan Guarantee Act, receive the approval of the holders of our common shares for the reverse stock split, the issuance of the common shares in the exchange and the adoption of the 2000 Stock Incentive Plan, procure the tender from holders of 95% of the senior notes pursuant to the terms of the exchange offer, and satisfy all other conditions to the exchange offer, then we will consummate the exchange offer outside of bankruptcy. If we obtain a guarantee, the approval of the holders of our common shares for the reverse stock split, the issuance of the shares in the exchange and the adoption of the 2000 Stock Incentive Plan, procure acceptances of a prepackaged plan from holders of at least two-thirds of the principal amount and more than one-half in number of the senior notes that vote on the exchange and if necessary, receive the approval of the shareholders for the prepackaged bankruptcy plan, we may implement the exchange through a prepackaged bankruptcy filing. In approving the matters described in this proxy statement for which your vote is solicited, including the issuance of common shares in connection with the exchange offer, we are also asking that you agree that these matters, including the issuance of common shares, may, if necessary, be effected as part of a prepackaged bankruptcy plan of reorganization.


DESCRIPTION OF THE OFFER

     We have agreed to exchange each $1,000 principal amount of senior notes for:

     - $456.52 in cash; and

     - 496.794 common shares (based on our present capital structure)

     There is currently $115 million outstanding in principal amount of the senior notes. Accrued interest is due and payable on the 15th of every December and June. We expect to pay all accrued interest on the senior notes due through the effective date of the exchange.

     If the exchange offer is consummated for 100% of the senior notes on the terms in our proposed offer, our pre- and post-exchange common share capitalization (based on the number of pre-stock split common shares outstanding on the record date), will be as follows:

                          SENIOR NOTE HOLDERS         OTHER SHAREHOLDERS                TOTAL
                          -------------------         ------------------                -----
Pre-exchange.........             NA              24,484,823 shares (100%)    24,484,823 shares (100%)
Post-exchange........  57,131,310 shares (70%)    24,484,823 shares (30%)     81,616,133 shares (100%)

     Assuming that the shareholders approve the reverse stock split, the reverse stock split will precede the issuance of common shares pursuant to the exchange offer. Accordingly, if no additional shares are issued between the record date and the date the exchange offer is consummated, then 5,713,131 shares will be issued if 100% of the senior notes are tendered and there will be a total of 8,161,613 common shares outstanding.

     In connection with the proposed exchange offer, we have agreed to limit the number of common shares that can be issued pursuant to incentive compensation plans to the employees, directors and officers to 10% of the common shares outstanding after the exchange offer is completed (on a fully diluted basis). As of the record date, there were 1,434,153 shares subject to options outstanding. We have adopted a new plan (the 2000 Incentive Stock Plan for which we are seeking shareholder approval -- see "Proposal 3") which provides for an additional 9,068,453 common shares to be made available for grant, less, on any given date, that number of common shares that are subject to options which have been granted pursuant to our existing plans and outstanding on such date and that number of common shares acquired upon the exercise of an option granted pursuant to our existing plans, which exercise was subsequent to the date of adoption of the new plan by the board.


     In connection with the proposed exchange offer, we are also soliciting the consent of the holders of senior notes to certain amendments to the indenture for the senior notes. These amendments would eliminate substantially all of the restrictive covenants and many of the events of default in the indenture. We have received the consent of record holders of a majority in aggregate principal amount of the senior notes to the proposed amendments and will, together with the trustee for the indenture, execute an amended and restated indenture that reflects the proposed amendments which will become effective if we complete the exchange outside of bankruptcy.


CONDITIONS TO OFFER

     Conditions to completion of the exchange offer outside of bankruptcy include, among other things:

     - the valid tender of at least 95% of the principal amount of the senior notes;

     - we shall have been granted a guarantee under the Steel Loan Guarantee Act on terms and conditions acceptable to us, in our sole discretion, and all conditions (other than the closing of the exchange offer) to the closing of the new senior debt to finance the new mill project shall have been satisfied;


     - the resignation of three of our directors and appointment to our board of four persons designated by the holders of a majority of principal amount of senior notes held by the members of the unofficial committee of senior note holders;


     - approval by our shareholders of the amendment to our articles of incorporation to effectuate the reverse stock split and the issuance of common stock in the exchange offer; and

     - the absence of any legal proceedings that challenge or otherwise adversely affect the exchange offer.

     We cannot waive the conditions relating to the appointment of new directors or shareholder approval. We must obtain the consent of supporting committee members holding at least a majority of the principal amount of the senior notes held by them to waive the 95% tender requirements. All other conditions may be waived by us in our sole discretion.

CONSIDERATIONS OF THE BOARD OF DIRECTORS

     The board of directors believes that the exchange offer is fair and in the best interests of our shareholders because, as discussed under "General" and "Strategic Plan" above, and as set forth below, our ability to continue as a viable competitor in the steel industry requires implementation of our strategic plan which will require us to obtain the new senior debt financing and to implement the new collective bargaining agreement which cannot occur until we have retired the senior notes through the exchange offer. Additionally, the proposed terms of the exchange offer are the result of careful negotiations with an informal committee of the holders of the senior notes.

     In reaching its decision to approve the exchange offer, the board consulted with our senior management and our financial and legal advisers and considered many factors, including but not limited to, those listed above and the following:


     - confidence in our ability to achieve projected savings and efficiencies if the strategic plan is implemented;

     - the belief that we can meet the debt service requirements created by consummation of the strategic plan and its accompanying financing plan;

     - the current economic and competitive operating environment and concerns that without implementing the exchange offer and strategic plan we will not be able to continue to compete in the steel industry;

     - the opportunity presented for our shareholders, based on expectations that implementation of the strategic plan will offer greater potential for profits and growth and future increase in shareholder value than we currently have;

     - the unique opportunity presented by the Steel Loan Guarantee Act to obtain financing for our strategic plan;

     - the dilution of the ownership interest of our existing common shareholders from 100% to 30%; and

     - the ability of the informal committee of senior noteholders to select a majority of the board.

     After due consideration over many meetings, and asking questions of our management and legal and financial advisers, the board decided that the strategic plan, and the exchange offer in the context of the strategic plan, was in our best interests and the best interests of our shareholders. All but the last two factors listed above (dilution and board control) supported the board's decision. Both the percentage dilution to common shareholders and the ability of the informal committee to select a majority of the board were the result of extensive negotiations. Our initial proposal to the informal committee would have resulted in less than 50% dilution and would have allowed the informal committee to select two out of seven members of the board. It became apparent during negotiations that we would have to issue more common stock and allow the informal committee to select a majority of the board in order to gain the support of its members. Accordingly, the board decided that the factors that supported its decision to approve the exchange offer were sufficient to justify the resulting dilution and loss of board control.

     The foregoing discussion of the information and factors considered by the board in determining that the exchange offer is fair and in the best interests of the shareholders is not intended to be exhaustive, but is believed to include the material factors the board considered in connection with its evaluation of the exchange offer. In view of the wide variety of factors considered and the complexity of such matters, the board did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision.

EFFECT OF THE EXCHANGE OFFER ON COMMON SHAREHOLDERS

     After consummation of the exchange offer the ownership interest of existing holders of the common shares will be diluted from 100% to 30%. That ownership interest will be subject to further dilution under the new management option plan. In addition, three of the six directors that shareholders elect at this meeting will resign and be replaced by four persons designated by the informal committee. At the next annual meeting, directors will be elected by the vote of a majority of the common shares present in person or represented by proxy and who actually vote.

DESCRIPTION OF NORTHWESTERN STEEL AND WIRE COMPANY'S CAPITAL STOCK

     Our authorized capital stock consists of 75,000,000 common shares, par value $0.01 per share and 1,000,000 preferred shares, par value $1.00 per share.

     Common Stock. As of the record date, there were 24,484,823 common shares issued and outstanding. Shareholders are entitled to one vote per share on all matters requiring shareholder action. Shareholders participate ratably in liquidation, subject to the payment to the holders of any outstanding class of preferred stock of the preferential amounts to which they are entitled.

     Dividends on the common shares may be declared and paid only out of surplus or net profits legally available for the payment of dividends. We have not paid cash dividends during the past two fiscal years and do not presently anticipate paying any cash dividends in the future. Our existing credit facility precludes the payment of cash dividends.

     Preferred Stock. We are authorized to issue 1,000,000 shares of preferred stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the board of directors prior to the issuance of any shares thereof. Each series may differ from each other series already outstanding as may be declared from time to time by the board of directors in the following respects: (i) the rate of dividend; (ii) the amount per share, if any, which the preferred stock shall be entitled to receive upon redemption, liquidation, distribution or sale of assets, dissolution or winding up of Northwestern Steel and Wire Company; (iii) terms and conditions of conversions, if any; and (iv) terms of sinking fund, redemption or purchase account, if any. As of the record date, we had no preferred stock outstanding.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information is based on the historical financial statements of Northwestern Steel and Wire Company as of October 31, 1999, for the year ended July 31, 1999 and for the three months ended October 31, 1999, adjusted to give effect to the disposition of the Hickman, Kentucky concrete reinforcing mesh facility, the proposed exchange and other matters, collectively referred to as the "Pro Forma Adjustments". The exchange is contingent upon several conditions, which are more fully described elsewhere in this proxy statement, including achieving an acceptable level of tenders from the holders of the senior notes and on obtaining acceptable financing for the new mill project.


     We have applied for a guarantee under the Steel Loan Guarantee Act that would allow us to raise approximately $170 million in new senior debt to finance the construction of the new structural mill. While the terms of the senior debt have not yet been finalized, we currently anticipate that the financing will be in the form of a senior secured term loan with a final maturity of no later than December 31, 2005, bearing an interest rate of approximately 13%. If we are unable to obtain a guarantee in an acceptable amount upon acceptable terms, we do not believe that we will be able to finance the new mill. The proposed new senior debt and the related interest expense have not been included in the following unaudited pro forma consolidated financial information. The estimated additional interest expense that would be incurred on the $170 million of new senior debt is $22.1 million and $5.5 million for the year ended July 31, 1999 and the three months ended October 31, 1999, respectively.


     The unaudited pro forma consolidated statements of operations for the year ended July 31, 1999 and the three months ended October 31, 1999 give effect to the Pro Forma Adjustments as if they each had occurred at the beginning of that period. The unaudited pro forma consolidated balance sheet as of October 31, 1999 gives effect to the Pro Forma Adjustments as if they each had occurred on that date. The Pro Forma Adjustments are described in the accompanying notes.

     The unaudited pro forma consolidated financial information does not purport to represent what our results of operations would actually have been had the Pro Forma Adjustments in fact occurred on such date or to project our results of operations for any future period. The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements contained in our Form 10-K for the year ended 1999 and in our Form 10-Q for the three months ended October 31, 1999, which financial statements are incorporated by reference into this proxy statement.

                      NORTHWESTERN STEEL AND WIRE COMPANY

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 BALANCE SHEET
                             AS OF OCTOBER 31, 1999
                       (in thousands, except share data)

                                     ASSETS

                                                                   PRO FORMA ADJUSTMENTS
                                                                   ---------------------
                                                                   INCREASES/(DECREASES)
                                                                   ---------------------
                                                      HISTORICAL         EXCHANGE          PRO FORMA
                                                      ----------   ---------------------   ---------
CURRENT ASSETS:
  Cash and cash equivalents.........................   $ 10,356          $  42,144A        $     --
                                                                           (52,500)A
  Receivables, less allowances of $420..............     34,252                              34,252
  Inventories.......................................     55,275                              55,275
  Income tax receivable.............................      4,806                               4,806
  Other assets......................................      2,964                               2,964
                                                       --------          ---------         --------
          TOTAL CURRENT ASSETS......................    107,653            (10,356)          97,297
PLANT AND EQUIPMENT, at cost, less accumulated
  depreciation of $176,442..........................    125,641                             125,641
DEFERRED INCOME TAXES...............................     47,585             (9,327)B         38,258
DEFERRED FINANCING COSTS............................      1,505                               1,505
OTHER ASSETS........................................     20,437                              20,437
                                                       --------          ---------         --------
          TOTAL ASSETS..............................   $302,821          $ (19,683)        $283,138
                                                       ========          =========         ========

                                LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..................................   $ 26,121                            $ 26,121
  Accrued expenses..................................     29,935                              29,935
  Current portion of long term debt.................        609          $  42,144A          42,753
                                                       --------          ---------         --------
          TOTAL CURRENT LIABILITIES.................     56,665             42,144           98,809
LONG TERM DEBT......................................    115,626           (115,000)A            712
                                                                                86C
OTHER LONG TERM LIABILITIES.........................     91,816                              91,816
                                                       --------          ---------         --------
          TOTAL LIABILITIES.........................    264,107            (72,770)         191,337
SHAREHOLDERS' EQUITY
  Preferred stock, par value $1.00 per share:
     Authorized -- 1,000,000 shares; Issued - none
  Common stock, par value $0.01 per share:
     Authorized -- 75,000,000 shares; Issued -
       24,905,424 shares (82,036,734 shares on a pro
       forma basis).................................    123,973             16,500A         140,473
  Retained (deficit)................................    (79,934)               (86)C        (43,347)
                                                                            46,000A
                                                                            (9,327)B
  Treasury shares, at cost; 420,601 shares..........     (5,325)                             (5,325)
                                                       --------          ---------         --------
          TOTAL SHAREHOLDERS' EQUITY................     38,714             53,087           91,801
                                                       --------          ---------         --------
          TOTAL LIABILITIES AND SHAREHOLDERS'
            EQUITY..................................   $302,821          $ (19,683)        $283,138
                                                       ========          =========         ========

                      NORTHWESTERN STEEL AND WIRE COMPANY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 31, 1999
                       (in thousands, except share data)

                                                              PRO FORMA ADJUSTMENTS
                                                              ----------------------
                                                               INCREASE/(DECREASE)
                                                              ----------------------
                                              JULY 31, 1999     HICKMAN                  JULY 31, 1999
                                               HISTORICAL     DISPOSITION   EXCHANGE       PRO FORMA
                                              -------------   -----------   --------     -------------  I
Net sales...................................    $349,345        $(6,731)                   $342,614
Cost and operating expenses:
  Cost of goods sold (excluding
     depreciation)..........................     337,013         (6,219)    $  2,514D       333,808
  Depreciation..............................      14,476           (801)                     13,675
  Selling and administrative................      11,350           (236)                     11,114
  Non-recurring items.......................      46,291L                     (2,514)D       43,777
                                                --------        -------     --------       --------
          TOTAL COST AND OPERATING
            EXPENSES........................     409,130         (7,256)                    401,874
                                                --------        -------     --------       --------
  Operating loss............................     (59,785)          (525)                    (59,260)
                                                --------        -------     --------       --------
Other income and expenses:
  Interest expense..........................      12,846           (228)     (12,726)E        2,935
                                                                               3,043F
  Interest and other income.................      (1,327)                      1,288G           (39)
                                                --------        -------     --------       --------
          TOTAL OTHER INCOME AND EXPENSES...      11,519           (228)      (8,395)         2,896
                                                --------        -------     --------       --------
Loss income before income taxes.............     (71,304)          (753)                    (62,156)
Benefit for income taxes....................     (25,957)           297        3,274H       (22,386)
                                                --------        -------     --------       --------
NET LOSS....................................    $(45,347)       $  (456)    $ (5,121)      $(39,770)J
                                                ========        =======     ========       ========
Net loss per share..........................    $  (1.85)                                  $  (0.49)K
                                                ========                                   ========

                      NORTHWESTERN STEEL AND WIRE COMPANY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE 3 MONTHS ENDED OCTOBER 31, 1999
                       (in thousands, except share data)

                                                                 PRO FORMA ADJUSTMENTS
                                                                 ---------------------
                                                                  INCREASE/(DECREASE)
                                              OCTOBER 31, 1999   ---------------------   OCTOBER 31, 1999
                                                 HISTORICAL            EXCHANGE            PRO FORMA I
                                              ----------------   ---------------------   ----------------
Net sales...................................      $87,131                                    $87,131
Cost and operating expenses:
  Cost of goods sold (excluding
     depreciation)..........................       86,545                                     86,545
  Depreciation..............................        3,264                                      3,264
  Selling and administrative................        3,408                                      3,408
  Non-recurring items.......................           --                                         --
                                                  -------                                    -------
          TOTAL COST AND OPERATING
            EXPENSES........................       93,217                                     93,217
                                                  -------                                    -------
  Operating loss............................       (6,086)                                    (6,086)
                                                  -------                                    -------
Other income and expenses:
  Interest expense..........................        3,308               $(3,114)E              1,313
                                                                          1,119F
  Interest and other income.................       (1,282)                  385G                (897)
                                                  -------               -------              -------
          TOTAL OTHER INCOME AND EXPENSES...        2,026                (1,610)                 416
                                                  -------               -------              -------
Loss income before income taxes.............       (8,112)                                    (6,502)
Benefit for income taxes....................           --                                         --
                                                  -------               -------              -------
NET LOSS....................................      $(8,112)              $(1,610)             $(6,502)  J
                                                  =======               =======              =======
Net loss per share..........................      $ (0.33)                                   $ (0.08)  K
                                                  =======                                    =======

FOOTNOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

A To reflect the execution of the exchange; including the payment of cash ($52,500), increased borrowings under the company's new revolving credit facility ($42,144), the extinguishment of the senior notes ($115,000), the estimated fair value of the newly issued common stock representing 70% of the outstanding common stock ($16,500), and the estimated gain on troubled debt restructuring ($46,000). The estimated fair value of the newly issued common stock is subject to finalization of the exchange and the related valuation of such stock. The issuance of new senior debt may reduce the amount of increased borrowings needed under the revolving credit facility to finance the payment of cash in the exchange.

B To record the tax impacts of the Pro Forma Adjustments. The tax impact related to the gain on troubled debt restructuring was based on an estimated tax gain due to the cancellation of debt of approximately $24,000. After consummation of the exchange, the remaining deferred tax asset will include net operating losses, the utilization of which will be limited by application of Section 382 due to the change of control. At that point the Company will reassess the realizability of its net deferred tax asset.

C To reflect the remaining unamortized discount associated with the senior notes.

D To reflect the reclassification of the inventory write-down associated with the 1999 non-recurring item as cost of goods sold. This adjustment is a correction in classification which will be reflected as such in all future periods.

E To reflect the reduction of interest expense associated with the senior notes.

F To reflect interest expense for borrowings under the new revolving credit facility necessary to effect the exchange.

G To reflect the reduction in interest income related to excess cash used in the exchange.

H To record the tax impacts of the Pro Forma Adjustments utilizing a 39% effective rate.

I The unaudited pro forma consolidated statements of operations do not include non-recurring items related to the exchange, including the write-off of the remaining unamortized discount associated with the senior notes, the estimated gain on troubled debt restructuring, and the related income tax impacts of these exchange related adjustments.

J The proposed new senior debt and the related interest expense have not been included in the unaudited pro forma consolidated financial information. The estimated additional interest expense that would be incurred on the $170,000 of new senior debt is $22,100 and $5,500 for the year ended July 31, 1999 and the three months ended October 31, 1999, respectively.

K Pro forma net loss per share was computed based on 81,616,133 shares assumed outstanding after consummation of the exchange. We intend to effect a reverse stock split prior to the completion of the exchange that would reduce the number of shares outstanding. This reverse stock split has not been reflected in the historical or pro forma net loss per share amounts.

L During the first quarter of fiscal 1999, we announced the closure of our unprofitable wire fabricating operation. As a result, we recorded a one-time, non-recurring pre-tax charge of approximately $41,600. The charge was primarily non-cash and included the write-down to estimated fair market value of the facility and equipment related to the wire operations, closure costs, and employee termination expenses for approximately 330 people as follows:

        Asset impairment....................................  $ 3,889
        Inventory write-down................................    2,514
        Employee termination expense, including pension and
          post-retirement impacts...........................   33,100
        Other...............................................    2,094
                                                              -------
                                                              $41,597
                                                              =======

       The last affected production departments ceased operations in November 1998 and shipments ceased in March 1999.

       As of the closure of the wire fabricating operations, we identified approximately $9,900 in related fixed assets. A significant amount of the identified fixed assets were reconfigured to be utilized in our on-going operations. The asset impairment charge for the wire operations includes primarily machinery and equipment utilized in the wire operations that cannot be utilized elsewhere in our on-going production process. The net book value of the impaired fixed assets was $4,100. Due to the age of these wire fabricating fixed assets, we did not believe it was likely that they would recover a significant portion of the remaining net book value. In the fourth quarter of 1999, we amended our original asset impairment estimate based on actual proceeds received on the sale of the wire operations fixed assets of $1,900. This reduced the non-recurring charge by $1,700.

       We attempted to utilize as much of the raw materials in the wire facility as possible during the wind-down of operations as the materials are not utilized elsewhere in our production process. As a result, a significant amount of finished goods inventory beyond the normal capacity requirements existed. We began to "fire sale" the finished goods inventory to reduce the remaining balance and have estimated the write-down based upon discussions with third parties regarding the current market price third parties are willing to pay given the current situation.

       The closure of the wire mill resulted in the termination or forced retirement of employees, consisting primarily of hourly wire mill workers covered under our current collective bargaining agreement with our union as well as certain salary administrative personnel affiliated with the wire mill. The employee termination charge consists of a pension curtailment charge, a post-retirement curtailment charge, special termination benefits required pursuant to the existing collective bargaining agreement, severance, vacation pay and WARN pay. Approximately 100 hourly employees included in the original estimate of terminations were able to find employment elsewhere within our steel operations, resulting in lower employee termination expense than originally estimated (primarily WARN pay, severance and vacation pay). Approximately 150 employees elected the retirement option (as opposed to approximately 135 included in the original estimate) pursuant to the collective bargaining agreement resulting in higher employee retirements than originally estimated. The net impact of lower employee terminations and higher employee retirements resulted in our reducing our employee termination charge by approximately $2,700 in the third quarter of fiscal 1999. As of October 31, 1999, we had remaining reserves of approximately $1,700 for unpaid employee termination expenses, which are expected to be spent during the next one to three fiscal years. The number of employees terminated through October 31, 1999 was 226.

       The "Other" charge associated with the closure of the wire fabricating operation includes the write-off of wire mill deferred expenses as of the closure date and an estimate of expenses related to the clean up of the facility. As of October 31, 1999, approximately $700 of the "Other" charge remains and is expected to be expended in fiscal 2000.

       The estimated annual revenue and net operating income related to the wire operations that will not be continued are $72,600 and $108, respectively. These amounts have been estimated by utilizing the 1998 results for the wire operations.

       During the third fiscal quarter of 1999, we sold our Hickman facility for approximately $8,300. The sale included all of the assets at the facility including the real estate, equipment, inventory and operating supplies on site as of April 30, 1999. The sale resulted in a one-time charge of approximately $8,200, which was primarily non-cash and included the write-down of the land, buildings, equipment and inventory to the contract price.

       During fiscal 1997, we closed our Houston rolling mill, incurring a one-time, non-recurring charge of approximately $92,900. The charge was primarily for the write-down of facilities and equipment to estimated fair market value. The property has been marketed since that time and in the fourth fiscal quarter of 1999, the facility was sold for cash of approximately $9,900. As a result of the sale of the Houston facility in the fourth quarter of 1999, and the sale of remaining equipment subsequent to year end, we recorded an additional non-recurring charge of approximately $900 in the fourth quarter of fiscal 1999 to write-down these assets to their realized value. At July 31, 1999 no reserves remain related to the Houston mill closure.

       The on-going annual revenue and net operating (losses) related to the Houston mill that have been eliminated from our annual operating results in fiscal 1998 were $133,910 and $(9,443), respectively. These amounts have been estimated by utilizing the 1997 results of operations for the Houston mill, excluding the non-recurring charge.

RECOMMENDATION OF THE BOARD

     The board has determined that the issuance of shares in connection with the exchange is in our best interests and the best interests of our shareholders, has approved the issuance and recommends that our shareholders vote "FOR" the proposal.

                                   PROPOSAL 3
              ADOPTION OF THE NORTHWESTERN STEEL AND WIRE COMPANY
                           2000 STOCK INCENTIVE PLAN

BACKGROUND


     Effective November 18, 1999, we adopted the 2000 Stock Incentive Plan. Our officers, employees, directors, consultants and advisors are eligible to participate in this plan. The approximate number of people eligible to participate in the plan is 260. Of the 260 people eligible to participate ten are classified as officers and/or directors and 250 are classified as employees. There are no consultants or advisors currently eligible to participate in the plan. The purpose of the plan is to attract and retain persons eligible to participate in the plan, motivate participants to achieve our long-term goals and further align the interest of participants with those of our shareholders through compensation that is directly linked to the profitability of our business and increases in shareholder value. There are 9,068,453 common shares, subject to adjustment for stock splits and similar transactions, available for issuance under the plan which number shall be reduced, on any given date, by the number of common shares that are subject to options which have been granted pursuant to our existing stock option plans and are outstanding on such date and by the number of common shares acquired upon the exercise of options granted pursuant to our existing plans, which exercise was subsequent to the date of adoption of the new plan by our board of directors.


     Assuming the shareholders adopt this proposal, if options for 9,068,453 shares of common stock available under the plan were issued, such shares would constitute 10% of the issued and outstanding common stock after the consummation of the exchange offer. The plan will not be implemented if it is not approved by a majority of the votes cast, in person or by proxy, at the annual meeting. The board believes that the size of the plan, as amended, is appropriate.


     The board of directors believes implementing an incentive stock plan is necessary to hire and retain experienced management in the steel industry and outweighs any burden on, or dilution of, the common stock as a result of the award of stock options. A number of our executive officers have recently retired and the board of directors believes it to be in our best interests to have an incentive compensation plan in order to attract qualified management personnel. The board also believes that the plan will provide the following benefits: (i) the encouragement of the acquisition by key employees of a proprietary interest in Northwestern Steel and Wire Company; (ii) the ability to fashion attractive incentive awards based upon our performance and the price of our common shares; and (iii) better alignment of the interests of officers, employees, directors and consultants with the interests of our shareholders. In adopting the plan, the board of directors noted that many other companies have adopted equity plans to compensate their officers, employees, directors and consultants.


     The following brief summary of all material provisions of the plan is qualified in its entirety by reference to the full text of the plan which is attached as Exhibit D.

SUMMARY OF PROVISIONS


     The board of directors approved the adoption of the 2000 Stock Incentive Plan effective as of November 18, 1999, subject to shareholder approval. The purpose of the plan is to promote the overall financial objectives of Northwestern Steel and Wire Company and its shareholders by motivating the persons selected to participate in the plan to achieve long-term growth in our shareholder equity and by retaining the association of those individuals who are instrumental in achieving this growth. The plan is currently administered by the compensation committee of the board of directors.


     The plan provides for the award of up to 9,068,453 common shares, subject to adjustment for stock splits and similar transactions, for issuance under the plan which number shall be reduced, on any given date, for each common share subject to option which is granted pursuant to one of our existing stock option plans and outstanding on such date or exercised on or before such date. No more than 400,000 shares of common stock reserved under the plan may be granted to any participant during any fiscal year. The plan's major provisions include:



     Stock Options may be either "incentive stock options" (within the meaning of Section 422 of the Code) or nonstatutory options. The exercise price per share purchasable under an option shall be determined at the time of grant by the compensation committee. If the stock option is intended to qualify as an incentive stock option, the exercise price per share may not be less than the fair market value of the common stock on the date of grant. The closing price of the common shares on February 8, 2000 was $0.562. Participants will be given up to ten years in which to exercise their stock option, or a shorter period for vested options once a participant terminates employment. Payment may be made in cash or in the form of unrestricted shares the participant already owns or by other means. At our option, we may provide a participant with a loan or guarantee of a loan for the exercise price of an option. The right to exercise an option may be conditioned upon the completion of a period of service or other conditions.



     Stock Appreciation Rights entitle a participant to receive an amount in cash, shares or both, equal to (i) the excess of the fair market value of one share over the exercise price per share specified in the related stock option (or by the compensation committee in the absence of a related stock option) multiplied by (ii) the number of shares to which the stock appreciation right relates. The right to exercise a stock appreciation right may be conditioned upon the completion of a period of service or other conditions. Stock appreciation rights shall be exercisable at such time and to the extent the related stock option is exercisable (or, as determined by the compensation committee in the absence of a related stock option), or for a shorter period once a participant terminates employment.


     Other Stock Awards may be directly issued under the plan (without any intervening options), subject to such terms, conditions, performance requirements, restrictions, forfeiture provisions, contingencies and limitations as the compensation committee shall determine. Stock awards may be issued which are fully and immediately vested upon issuance or which vest in one or more installments over the participant's period of employment or other service to Northwestern Steel and Wire Company or upon the attainment of specified performance objectives, or we may issue stock awards which entitle the participant to receive a specified number of vested shares of common stock upon the attainment of one or more performance goals or service requirements established by the compensation committee.


     Amendments and Modifications. The plan, as adopted, is not limited as to its duration. The board of directors may amend, alter, or discontinue the plan, provided that no such amendment shall be made without the approval of the Company's shareholders to the extent such approval is required by law, agreement or rules of any stock exchange or market where the common shares are listed.


     Change in Control. In the event of a change in control (as defined in the plan):

     - any stock options and stock appreciation rights outstanding on the date the change in control occurs which are not exercisable and vested shall be fully exercisable and vested;

     - the restrictions on any outstanding stock award shall lapse, and the stock relating to such award shall be free of all restrictions and be fully vested and transferable;

     - all outstanding repurchase rights with respect to any outstanding awards shall terminate;

     - if there is any agreement of merger or reorganization effecting a change in control, outstanding awards may be subject to that agreement in the following ways:

               (i)
               the awards may be continued if we are a surviving corporation;

              (ii)
               the awards may be assumed by the surviving corporation or its parent or subsidiary;

             (iii)
               the outstanding awards may be substituted for equivalent awards by the surviving corporation or its parent or subsidiary; or

              (iv)
               each share of stock subject to an outstanding award may be exchanged for the change in control price (as defined in the plan) less, to the extent applicable, the per share exercise price or, if the per share exercise price equals or exceeds the change in control price, the outstanding awards shall terminate and be cancelled.


     - if the agreement of merger or reorganization effectuating the change in control does not provide for the disposition of awards or there is no agreement effectuating the change in control, then each share of stock subject to an outstanding award will be settled for the change in control price less, to the extent applicable, the per share exercise price, or if the per share exercise price is greater than the change in control price, the outstanding award shall terminate and be canceled.

EFFECT OF FEDERAL INCOME TAXATION


     The following summary of tax consequences with respect to the awards granted under the Plan is based upon laws and regulations in effect on January 1, 2000, and summarizes in all material respects the tax consequences for those individuals subject to the tax laws of the United States of America. Such laws and regulations are subject to change. The summary is intended for the information of shareholders considering how to vote and not as tax guidance to participants in the plan. Participants in the plan should consult their own tax advisors due to their particular situation or circumstances.


     Stock options granted under the plan may be either incentive stock options qualified under Section 422 of the Code ("ISOs") or options that are not ISOs, referred to herein as "NQSOs". There are generally no Federal income tax consequences either to the option holder or to us upon the grant of a stock option. On exercise of an ISO, the option holder will not recognize any income and we will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the option holder under the alternative minimum tax provisions of the tax code. Generally, if the option holder disposes of shares acquired upon exercise of an ISO within two years of the date of grant or one year of the date of exercise, the option holder will recognize compensation income and we will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares on the date of exercise over the option exercise price (or the gain on sale, if less). Otherwise, we will not be entitled to any deduction for tax purposes upon disposition of such shares, and the entire gain for the option holder will be treated as a capital gain. On exercise of an NQSO, the amount by which the fair market value of the shares on the date of exercise exceeds the option exercise price will generally be taxable to the option holder as compensation, subject to income and payroll taxes, and will generally be deductible for tax purposes by us. The dispositions of shares acquired upon exercise of an NQSO will generally result in a capital gain or loss for the option holder with the holding period commencing on the date of the exercise, but will have no consequences for us.

     Stock Appreciation Rights -- Upon the grant of stock appreciation rights, the participant will not recognize any taxable income and we will not be entitled to a deduction. Upon the exercise of a stock appreciation right, the consideration paid to the participant upon exercise of the stock appreciation right will constitute compensation taxable to the participant as ordinary income. In determining the amount of the consideration paid to the participant upon the exercise of a stock appreciation right for common shares, the fair market value of the shares on the date of exercise is used. We, in computing our Federal income tax, generally will be entitled to a deduction in an amount equal to the compensation taxable to the participant (including payroll taxes thereon).

     Other Awards -- With respect to awards granted under the plan that result in the payment or issuance of cash or common shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of common shares or other property received on the date any such restrictions lapse. Thus, deferral of the time of payment or issuance will generally result in the deferral of the time the participant will be liable for income taxes with respect to such payment or issuance. We generally will be entitled to a deduction in an amount equal to the ordinary income received by the participant. With respect to awards involving the issuance of our common shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received as of the first time the common shares or other property becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. We will be entitled to a deduction in an amount equal to ordinary income received by the participant. A participant may elect to be taxed at the time of receipt of common shares or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property he would not be entitled to any tax deduction, including as a capital loss, for the value of the common shares or property on which he previously paid tax. The participant must file such election with the Internal Revenue Service within 30 days of the receipt of the common shares or other restricted property.

     Section 162(m) of the Code -- Section 162(m) to the tax code generally disallows a public company's tax deduction for compensation to certain named officers in excess of $1,000,000 in any tax year. Compensation that qualifies as "performance-based compensation" is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the company that pays it.

     We intend that options, stock appreciation rights granted with an exercise price or grant price equal to at least 100% of fair market value of the underlying shares at the date of grant, and other stock awards granted under the plan to employees whom the compensation committee expects to be named officers at the time a deduction arises in connection with such awards, qualify as "performance-based compensation." Such awards will qualify as "performance based compensation" if the plan is approved by the shareholders. Other awards may be granted under the plan which will not so qualify, so that compensation paid to persons who are named officers in connection with such awards will, to the extent such compensation and other compensation subject to the Section 162(m) deductibility cap in a given year exceeds $1,000,000, be subject to the Section 162(m) deductibility cap. A principal objective of our board of directors in recommending the plan for shareholder approval is to secure corporate tax deductions under Section 162(m) while preserving the flexibility to approve, when appropriate, compensation arrangements which the compensation committee deems in our best interest and our shareholders, but which may not always qualify for tax deductibility under Section 162(m) or other sections of the tax code.

     Parachute Payments -- In the event any payments or rights accruing to a participant upon a change in control, or any other payments awarded under the plan, constitute "parachute payments" under Section 280G of the tax code, depending upon the amount of such payments accruing and the other income of the participant from Northwestern Steel and Wire Company, the participant may be subject to an excise tax (in addition to ordinary income tax) and we may be disallowed a deduction for the amount of the actual payment.

BOARD OF DIRECTORS RECOMMENDATION


     The board has determined that the adoption of the 2000 Stock Incentive Plan is in our best interests and the best interests of our shareholders and recommends that our shareholders vote "FOR" the proposal.

                                   PROPOSAL 4
                          PREPACKAGED BANKRUPTCY PLAN

     If necessary -- that is, if we do not receive a sufficient number of tenders from holders of our senior notes to effect the exchange offer outside of bankruptcy but we do receive acceptances from holders of over 1/2 in number and at least 2/3 in amount of our notes that are actually voted -- we may seek to complete our exchange offer through a "pre-packaged" (pre-solicited) reorganization plan under chapter 11 (the reorganization chapter) of the Bankruptcy Code. In that event we may file a bankruptcy case, but we would anticipate that the duration of any such filing would be very brief and would be undertaken solely for the purpose of completing our exchange offer.

     The reorganization plan will provide the same treatment to our shareholders and to the holders of our notes as will be provided if the exchange offer occurs outside of bankruptcy (and as described in this proxy statement), except that in a bankruptcy plan 100% of the senior notes would be exchanged for the cash and stock consideration described herein; that is, there would be no senior notes left outstanding, even if less than 100% of the senior notes were voted in favor of the plan. All payments under the plan, including the exchange transaction costs, professional fees and bankruptcy expenses (which could approximate $8-10 million in the aggregate), will be funded through cash on hand, the new senior debt and our revolving credit facility. The plan will divide our creditors into classes and provide for their treatment. All classes of creditors, other than the holders of senior notes, will remain unimpaired by the plan, in that their legal, equitable and contractual rights will not be adversely affected. Thus, the only creditor votes being solicited are those of our senior note holders. Likewise our material contracts will remain in place and will be assumed as part of the plan, and our existing customer and supplier relationships, as well as our employee relationships, will not be modified. Other relevant terms are described elsewhere in this proxy statement, including the appointment of bondholder representatives to our board of directors; a reverse stock split; the senior financing for which a government guarantee will be sought; and the stock incentive plan. Finally, the plan will permit holders of senior notes who have consented to the exchange offer (and to the reorganization plan) to withdraw their consent if the plan has not become effective within 75 days after we have been notified by the federal government that our application for a guarantee under the Steel Loan Guarantee Act has been approved. If it becomes necessary to implement our exchange offer through a prepackaged bankruptcy, we believe it likely that court approval of our plan would occur in the second calendar quarter of 2000, or at the end of the first calendar quarter. We recommend that you read a copy of the proposed plan which is attached hereto as Exhibit E.

     We believe that the prepackaged plan, if necessary to effect the exchange, will satisfy the requirements of the bankruptcy code, including the requirement that holders of claims or equity interests whose rights are affected by the plan receive at least as much under the plan as they would receive in a straight liquidation. In such a hypothetical liquidation, we believe that the holders of our senior notes would recover no more than about 25% of their claims and that our equity holders would therefore receive nothing. For the reasons set forth elsewhere herein, we also believe that our strategic plan, if implemented, will enhance our competitive position and help ensure our future viability, thereby making any further financial reorganization unlikely. For further information or a copy of the exchange offer documents submitted to the holders of our senior notes, including additional valuation information, please contact Thomas M. Vercillo, our Vice President -- Finance, at (815) 625-2500.

     We are seeking your vote for the prepackaged plan in the event that it becomes necessary to use a bankruptcy proceeding to conclude the exchange offer and in the event that your interests would be determined to be impaired in such bankruptcy. If our shareholders approve the Prepackaged Bankruptcy Plan attached to this proxy statement, we shall, if necessary, through a bankruptcy proceeding, effectuate the exchange offer and proposals 1, 2 and 3.

BOARD OF DIRECTORS RECOMMENDATION

     The board has determined that the approval of the prepackaged bankruptcy plan, if it is necessary in order to conclude the exchange and implement the strategic plan, is in our best interests and the best interests of our shareholders and recommends that our shareholders vote "FOR" the proposal.

                                   PROPOSAL 5
                             ELECTION OF DIRECTORS

NOMINEES

     Prior to the Annual Meeting, the Company's Board of Directors consisted of two classes of directors, each elected for a period of two years. The Board has amended the Company's By-laws to provide for only one class of directors to be elected annually.

     The Board of Directors has nominated the following persons, who if elected at the Annual Meeting, will serve as directors until the earlier of the Annual Meeting of the Company's shareholders following fiscal 1999 or until their successors are duly elected and qualified.

NAME                                                          AGE   SERVED AS DIRECTOR SINCE
----                                                          ---   ------------------------
William F. Andrews(1)(2)....................................  68              1994
Frederick J. Rocchio, Jr.(2)................................  52              1998
Darius W. Gaskins, Jr.(3)(4)................................  60              1994
Thomas A. Gildehaus(1)......................................  59              1997
David L. Gore(1)(3).........................................  61              1997
Christopher Lacovara(2)(3)(4)...............................  35              1992

---------------

(1) Member of Audit Committee.

(2) Member of Executive Committee.

(3) Member of Pension Committee.

(4) Member of Compensation Committee.

     William F. Andrews has been Chairman of Northwestern Steel and Wire Company since November 1998 and is Chairman of Scovill Fasteners, Inc., a designer, manufacturer and distributor of apparel fasteners and specialty industrial fasteners. From 1995 to 1998 Mr. Andrews was also Chairman of Schrader-Bridgeport International Inc., a manufacturer of tire valves and pressure control devices. From 1993 to 1995, Mr. Andrews was Chairman, Chief Executive Officer, and President of Amdura Corporation, a manufacturer of hardware and industrial equipment. Mr. Andrews is also a Director of Black Box Corporation, Dayton Superior Corp., Johnson Controls, Inc., Katy Industries, Navistar, Inc. and Trex Corporation.

     Frederick J. Rocchio, Jr. has been the President and Chief Executive Officer since November 1998 and a Director since December 1998. From 1997 to November 1998, Mr. Rocchio was the Executive Vice President, Development and Technology for Birmingham Steel Corporation ("Birmingham") and from 1995 to 1997 was President, Steel Services Business Unit for Birmingham. From 1991 to 1995, Mr. Rocchio was the Vice President, Integrated Steelmaking and Hot Rolling Operations for Inland Steel Company.

     Darius W. Gaskins, Jr. has been a Partner of Norbridge (formerly CFG&W), a management consulting firm, since 1993, and a Partner of High Street Associates, Inc., an investment partnership, since 1991. From 1994 to 1995, Mr. Gaskins was Chairman of Leaseway Transportation Corporation, a distribution services provider. Mr. Gaskins is also a Director of Anacomp, Inc., and Sapient Corporation.

     Thomas A. Gildehaus has been a Director of the Company from January 1997 until the present. From April 1997 to November 1998, Mr. Gildehaus was Chairman and Chief Executive Officer of the Company. From 1992 to April 1997, Mr. Gildehaus was President, Chief Executive Officer and a Director of UNR, a manufacturer of infrastructure products used in the wireless communication industry. Mr. Gildehaus is also an advisory director of Bank of America Illinois.

     David L. Gore has been an attorney in private practice regarding labor law since 1994. From 1982 to 1994, Mr. Gore was a member of the firm of Kleiman, Whitney, Wolfe & Gore, handling a variety of legal matters for the United Steelworkers of America (the "Union").

     Christopher Lacovara has been a Principal of Kohlberg & Co., L.L.C., a private merchant banking firm, since 1995 and an associate of Kohlberg & Co., L.L.C. from 1988 to 1994 and is a director of Holley Performance Products, Inc.

     Pursuant to the Company's current agreement with the Union, the International President of the Union may designate an individual for appointment to the Board of Directors. Subject to the approval of, and then recommendation by, the Chief Executive Officer, the Board shall consider such designee. In accordance with this procedure, Mr. Gore was appointed to the Board of Directors effective June 5, 1997.

     If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board as the Board recommends. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

EFFECT OF EXCHANGE OFFER ON EXISTING BOARD

     If the exchange offer is approved and consummated, the former holders of the senior notes will have the right to appoint four members to the board of directors. It is expected that Messrs. Andrews, Gaskins and Gildehaus shall resign from the board and that the remaining directors will appoint James N. Chapman, James Dondero, Michael E. Lewitt and Frank E. Williams, Jr. on behalf of the former senior note holders.

     James N. Chapman has been involved in the investment banking industry since 1984. He is currently the Vice President of Investment Banking for The Renco Group, Inc., a private equity manager in New York, where he was responsible for, among other things, arranging approximately $1.1 billion of high yield financings for Renco portfolio companies between 1996 and 1998. Prior to joining Renco, Mr. Chapman was a founding Principal of Fieldstone Private Capital Group where he headed the Corporate Finance & High Yield Finance Groups from 1990 until 1996. While at Fieldstone, Mr. Chapman originated and structured approximately $1.9 billion of new issues in the high yield and equity markets, as well as numerous private placements. Prior to founding Fieldstone, Mr. Chapman worked for Bankers Trust Company as a Managing Director in the capital markets area, principally involved in private and public high yield securities as well as increasing rate notes and bridge financings.

     James Dondero has been President and Chief Investment Officer of Highland Capital since March 1993. Formerly, Mr. Dondero served as the President of Strand Advisors, Inc. from April 1993 through July 1997 and Chief Investment Officer of Protective Life's GIC subsidiary from December 1989 to April 1993. His portfolio management experience includes mortgage-backed securities, leverage bank loans, emerging markets, derivatives, preferred stocks and common stock.

     Michael E. Lewitt has been Executive Vice President and General Counsel of Harch Capital Management, Inc. since 1991. Mr. Lewitt serves as an analyst and portfolio manager for fixed income and equity funds and separate accounts managed by Harch Capital. In addition, Mr. Lewitt has substantial experience and knowledge of the legal, tax and financial issues involved in complex corporate transactions and corporate securities, and extensive experience in negotiating the structure of such transactions and terms of such securities. Mr. Lewitt is a member of the New York State Bar. Mr. Lewitt serves on the Board of Directors of Premier Holdings, Ltd., the holding company of Premier Cruise Lines.

     Frank E. Williams, Jr. has been the Chairman of the Board of Directors and Chief Executive Officer of Williams and Beasley, a steel construction company, since 1994 and Chairman of the Board of Directors of Williams Enterprises of Georgia, Inc., a diversified steel fabrication and construction company, since 1967.

SECURITY OWNERSHIP OF NEW BOARD MEMBERS

     The table below sets forth certain information regarding beneficial ownership of common shares as of January 26, 2000, by those individuals who would be appointed to the board upon the consummation of the exchange offer.

                                                                                   PERCENTAGE OF
                                                              NUMBER OF SHARES      OUTSTANDING
NAME                                                         OF COMMON STOCK(1)   COMMON STOCK(2)
----                                                         ------------------   ---------------
James N. Chapman(3)........................................              0                *
James Dondero(4)...........................................      4,967,940             6.1%
Michael E. Lewitt(5).......................................      5,164,174             6.3%
Frank E. Williams(6).......................................        130,000                *

---------------

 *  Signifies less than 1%.

(1) Assumes that the exchange has been consummated prior to January 26, 2000 but does not reflect the Reverse Stock Split.

(2) Assumes 81,616,133 shares outstanding after the exchange offer is consummated.

(3) The address for Mr. Chapman is 14 Alpine Rd., Greenwich, Connecticut 06830.

(4) Highland Capital, for which Mr. Dondero is President and Chief Investment Officer, is the portfolio manager of three funds which own senior notes and upon the consummation of the exchange offer will own 4,967,940 common shares of Northwestern Steel and Wire Company. Mr. Dondero disclaim beneficial ownership with respect to such shares. The address for Mr. Dondero is 3800 Shenandoah, Highland Park, Texas 75205.

(5) Mr. Lewitt is the Executive Vice President of Harch Capital Management, Inc. which owns senior notes and upon the consummation of the exchange offer will own 5,164,174 common shares of Northwestern Steel and Wire Company. Mr. Lewitt disclaim beneficial ownership with respect to such shares. The address for Mr. Lewitt is 8600 Twin Lake Dr., Boca Raton, Florida 33496.

(6) The address for Mr. Williams is 2789 S Hartland RD., Falls Church, Virginia 22043.

BOARD OF DIRECTORS RECOMMENDATION

     The board has nominated Messrs. Andrews, Rocchio, Gaskins, Gildehaus, Gore, Kohlberg and Lacovara for election to the board and recommends that our shareholders vote "FOR" all of the nominees.

                                   DIRECTORS

DIRECTOR MEETINGS AND COMMITTEES


     The board of directors held eight meetings during the fiscal year ended July 31, 1999, and each director, other than James A. Kohlberg (who resigned as a director effective as of February 8, 2000), attended at least 75% of the board meetings and committee meetings on which he served that were held during the period. The board of directors has established an executive committee, an audit committee, a compensation committee and a pension committee. The board does not currently have a formal nominating committee but nominations will be considered by the entire board. The executive committee oversees our operations and reports to the board of directors. The audit committee oversees actions taken by our independent auditors, recommends the engagement of auditors and reviews our financial policies. The compensation committee approves the compensation of our executives, makes recommendations to the board of directors with respect to standards for setting compensation levels and administers our incentive plans. The pension committee administers our pension plans. During the fiscal ended year July 31, 1999, the compensation committee met two times, the audit committee met two times and the executive committee and pension committee conferred on a number of occasions informally.

DIRECTOR COMPENSATION

     Pursuant to our Director Stock Option Plan, directors who are not employees of Northwestern Steel and Wire Company or affiliates of KNSW Acquisition Company, L.P. ("KNSW"), receive 2,500 Options on an annual basis during their tenure as directors and are paid a quarterly fee of $5,000. During the fiscal year ended July 31, 1999, Messrs. Andrews, Frazier, Gaskins, Gildehaus and Gore each received 2,500 options to purchase shares of Common Stock at $0.90625 per share. In addition, the compensation committee approved an annual payment of $50,000 to Mr. Andrews for his contributions and efforts as Chairman of the Board.

                                   MANAGEMENT

     Set forth below is a table identifying the executive officers of the Company.

NAME                                   AGE                          POSITION
----                                   ---                          --------
William F. Andrews...................  68    Chairman of the Board
Frederick J. Rocchio, Jr. ...........  52    Chief Executive Officer and President
Daniel J. Brisson....................  41    Vice President -- Quality and Planning
Christopher R. Fiora.................  42    Vice President/General Manager -- Primary Operations
Andrew R. Moore......................  46    Vice President -- Human Resources
Louis Pisani.........................  47    Vice President/General Manager -- Structural Operations
Michael S. Venie.....................  51    Senior Vice President -- Sales and Marketing
Thomas M. Vercillo...................  44    Vice President -- Finance, Chief Financial Officer,
                                             Secretary and Treasurer

     William F. Andrews has been Chairman of Northwestern Steel and Wire Company since November 1998 and is Chairman of Scovill Fasteners, Inc., a designer, manufacturer and distributor of apparel fasteners and specialty industrial fasteners. From 1995 to 1998 Mr. Andrews was also Chairman of Schrader-Bridgeport International Inc., a manufacturer of tire valves and pressure control devices. From 1993 to 1995, Mr. Andrews was Chairman, Chief Executive Officer, and President of Amdura Corporation, a manufacturer of hardware and industrial equipment. Mr. Andrews is also a Director of Black Box Corporation, Dayton Superior Corp., Johnson Controls, Inc., Katy Industries, Navistar, Inc. and Trex Corporation.

     Frederick J. Rocchio, Jr., has been the President and Chief Executive Officer since November 1998 and a Director since December 1998. From 1997 to November 1998, Mr. Rocchio was the Executive Vice President, Development and Technology for Birmingham Steel Corporation ("Birmingham") and from 1995 to 1997 was President, Steel Services Business Unit for Birmingham. From 1991 to 1995, Mr. Rocchio was the Vice President, Integrated Steelmaking and Hot Rolling Operations for Inland Steel Company.

     Daniel J. Brisson has been Vice President -- Quality and Planning since October 1999. Prior to this he was Vice President of Quality and Development since March 1999. From 1996 to March 1999, Mr. Brisson was Caster Manager and Division Quality Manager at Birmingham Steel Company. From 1980 to 1996, he held various management positions at Inland Steel Company.

     Christopher R. Fiora has been Vice President/General Manager -- Primary Operations since October 1999. Prior to this he was General Manager of Primary Operations since July 1999. From 1996 to July 1999 he was Plant Manager for Birmingham Steel, Inc. From 1990 to 1996 he was Superintendent Slab Caster and Processing at WCI, Steel, Inc.

     Andrew R. Moore has been Vice President -- Human Resources since October 1996. Mr. Moore was previously the Manager of Employee Benefits for the Company from November 1992.

     Louis L. Pisani has been Vice President/General Manager -- Structural Operations since October 1999. Prior to this he was Vice President of Engineering and Maintenance since April 1999. From 1994 to 1998, Mr. Pisani held the positions of Manager, Construction Coordination and Manager, Material Handling Services at Ispat Inland and Birmingham Steel Company.

     Michael S. Venie has been Senior Vice President -- Sales and Marketing since January 1999. Prior to this he was Vice President -- Sales and Marketing since September 1995. From 1991 through 1995 Mr. Venie was Vice
President -- Automotive Marketing of Kaiser Aluminum & Chemical Corporation, a subsidiary of Kaiser Aluminum Corporation, a producer of aluminum and aluminum products.

     Thomas M. Vercillo has been Vice President -- Finance since May 1999. He has also been Chief Financial Officer, Secretary and Treasurer since August 1998. Prior to his current position he was Corporate Controller. From 1992 through 1996, Mr. Vercillo was Manager of Corporate Accounting for the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table discloses, for the fiscal years indicated, individual compensation information on the Company's Chief Executive Officer and the next four most highly compensated executive officers in fiscal 1999. Such information is also provided for the former Vice President -- Wire Operations and Materials Management who would have been one of the four most highly compensated executive officers in fiscal 1999 had he stayed through the end of the fiscal year (such six individuals, the "Named Officers").

                                                                              LONG-TERM
                                                       ANNUAL COMPENSATION   COMPENSATION
                                                       -------------------   ------------
                                              FISCAL                           # OPTION      ALL OTHER
NAME AND TITLE                                 YEAR     SALARY    BONUS(1)      AWARDS      COMPENSATION
--------------                                ------   --------   --------   ------------   ------------
Frederick J. Rocchio........................   1999    $262,503   $ 63,125     400,000        $102,766(2)
  President and Chief Executive Officer
  (since November 18, 1998)
Thomas A. Gildehaus(3)......................   1999    $131,253         --          --        $114,418(4)
  Chairman of the Board and                    1998    $390,000   $400,900     500,000        $  7,086
  Chief Executive Officer                      1997    $116,750         --     500,000
  (until November 9, 1999)
Richard D. Way(5)...........................   1999    $145,559         --          --        $ 64,855(6)
  Executive Vice President --                  1998    $275,000   $200,450      80,000              --
  Administration                               1997    $270,125         --          --        $  6,475
  (until January 1, 1999)
Michael S. Venie............................   1999    $182,504   $  8,800      70,000              --
  Senior Vice President --                     1998    $169,375   $104,234      60,000        $  1,693
  Sales and Marketing                          1997    $165,000         --          --        $  4,650
Birchel S. Brown(7).........................   1999    $171,998         --      75,000              --
  Vice President,                              1998    $146,121   $120,270      23,000        $ 17,412
  Sterling Steel Operations                    1997    $ 38,920         --          --        $ 50,000
Thomas M. Vercillo..........................   1999    $123,075   $  3,900      52,000              --
  Vice President, Chief Financial Officer      1998    $109,615   $ 77,540      18,500              --
  Secretary and Treasurer                      1997    $106,000         --          --              --
Andrew R. Moore.............................   1999    $122,504   $  2,200      50,000              --
  Vice President -- Human                      1998    $108,749   $ 80,180      23,500              --
  Resources                                    1997    $ 95,516   $ 10,000          --              --

---------------

(1) All of the fiscal 1999 bonuses were accrued in fiscal 1999 and paid in fiscal 2000.

(2) Includes $2,766 relocation expenses and $100,000 one time signing bonus.

(3) Mr. Gildehaus was Chairman of the Board and Chief Executive Officer from April 14, 1997 until he retired as Chief Executive Officer on November 9, 1998.

(4) Includes $8,046 for supplemental life and $106,372 for payout of Supplemental Executive Retirement Plan.

(5) Mr. Way was named President and Chief Operating Officer in September 1996 and retired effective January 1, 1999.

(6) Supplemental Executive Retirement Plan payout.

(7) Mr. Brown resigned effective August 9, 1999.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                                    ASSUMED ANNUAL RATE OF STOCK
                                                                                    PRICE APPRECIATION FOR OPTION
                                            INDIVIDUAL GRANTS                                  TERM(2)
                            --------------------------------------------------   -----------------------------------
                                                                                        5%                10%
                            ----------   -----------   ----------   ----------   ----------------   ----------------
                                         % OF TOTAL
                            NUMBER OF      OPTIONS      EXERCISE                    AGGREGATE          AGGREGATE
                             OPTIONS     GRANTED TO    PRICE (PER   EXPIRATION      POTENTIAL          POTENTIAL
NAME                        GRANTED(1)    EMPLOYEES      SHARE)        DATE      REALIZABLE VALUE   REALIZABLE VALUE
----                        ----------   -----------   ----------   ----------   ----------------   ----------------
Frederick J. Rocchio,
  Jr. ....................   400,000        42.0%      $    1.50    11/18/2003       $165,769           $366,306
Thomas A. Gildehaus(3)....     2,500         N/A       $ 0.90625      2/8/2009       $  1,425           $  3,611
Richard D. Way............         0         0.0%             --            --             --                 --
Michael S. Venie..........    20,000         2.1%      $    1.94     9/24/2003       $ 10,720           $ 23,688
                              50,000         5.2%      $1.078125     5/11/2009       $ 33,901           $ 85,913
Birchel S. Brown(4).......    25,000        2.69%      $    1.94     11/9/1999       $  2,425           $  4,850
                              50,000         5.2%      $1.078125     11/9/1999       $  2,695           $  5,391
Thomas M. Vercillo........    12,000         1.3%      $    1.94     9/24/2003       $  6,432           $ 14,213
                              40,000         4.2%      $1.078125     5/11/2009       $ 27,121           $ 68,730
Andrew R. Moore...........    20,000         2.1%      $    1.94     9/24/2003       $ 10,720           $ 23,688
                              40,000         4.2%      $1.078125     5/11/2009       $ 27,121           $ 68,730

---------------

(1) With the exception of shares granted to Mr. Gildehaus, 25% of the options become vested and exercisable upon the grant date, September 24, 1998 and May 11, 1999, respectively and 25% vest on each of the next three anniversaries of that date, commencing one year after the date of grant, subject to acceleration in the event of a "change in control" of the Company (defined the same as in the agreements described below under the heading "Change in Control Agreements"). All 2,500 shares granted to Mr. Gildehaus became exercisable on August 18, 1999.

(2) Potential realizable value is presented net of the option exercise price but before any federal or state income taxes associated with exercise. These amounts reflect certain assumed rates of appreciation set forth in the Securities and Exchange Commission's execution compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall market conditions.

(3) The grant of options to Mr. Gildehaus, who retired effective November 9, 1999 as CEO and President of the Company, were made pursuant to the 1998 Non-Employee Directors Stock Option Plan for his continuing contributions as a director of the Company. These options have not been included in the total number of options granted to employees for purposes of calculating the percentage granted to each named officer.

(4) Mr. Brown resigned effective August 9, 1999 and pursuant to the option plans such options expire 90 days from date of resignation.

OPTION EXERCISES AND FISCAL YEAR END VALUES FOR THE YEAR ENDED JULY 31, 1998

                                                                                           VALUE OF UNEXERCISED
                                         SHARES                 NUMBER OF UNEXERCISED          IN-THE-MONEY
                                        ACQUIRED      VALUE        OPTIONS/SARS AT           OPTIONS/SARS AT
                                       ON EXERCISE   REALIZED   FY-END (#) EXERCISABLE    FY-END ($) EXERCISABLE
                NAME                       (#)         ($)          /UNEXERCISABLE          /UNEXERCISABLE(1)
                ----                   -----------   --------   ----------------------   ------------------------
Frederick J. Rocchio, Jr. ...........       0           0          100,000/300,000                 0/0
Thomas A. Gildehaus..................       0           0                  2,500/0                 0/0
Richard D. Way.......................       0           0                 37,500/0                 0/0
Michael S. Venie.....................       0           0            47,500/82,500                 0/0
Birchel S. Brown.....................       0           0            30,250/67,750                 0/0
Thomas M. Vercillo...................       0           0            62,250/48,250                 0/0
Andrew R. Moore......................       0           0            26,750/56,750                 0/0

---------------

(1) The closing price of the common shares on July 31, 1999 was $0.813.

EMPLOYMENT AGREEMENTS

     On October 22, 1998, we, upon the approval of our compensation committee and the board, entered into an employment agreement with Frederick J. Rocchio, Jr. in connection with his becoming employed by us as President and Chief Executive Officer. At that time, we granted options to Mr. Rocchio as described above under the heading "Options/SAR Grants in Last Fiscal Year". The employment agreement provides for a minimum base salary of $350,000 per year, participation in our annual short term incentive plan, with a guaranteed bonus of $50,000 during the first fiscal year, and in our non-qualified Supplemental Executive Retirement Plan, life insurance, disability income policy and other typical benefit programs. The employment agreement also includes a $100,000 sign-on bonus and severance benefits in the event of termination for any reason other than "for cause" equal to one year of base compensation if termination occurs during the first year of employment and two years of base compensation thereafter.

CHANGE OF CONTROL AGREEMENTS

     We are party to agreements with Messrs. Rocchio, Moore, Vercillo, Venie, Brisson and Pisani, and until their resignations were party to agreements with Messrs. Way and Brown, which provide that in the event that we terminated such executive's employment for a reason other than "cause" as defined in the agreement or the executive quits his employment with us for "good reason" as defined in the agreement, after a "change of control" of Northwestern Steel and Wire Company, he will be entitled to receive payment for (i) up to twelve months of base salary, and (ii) bonus payout under any bonus plan or program covering the executive as of the change of control, prorated for that portion of the year prior to separation from service. In addition, during the period under (i) above, we will provide the executive with benefit plans and programs no less favorable than those in effect at any time during the 120 days prior to the change of control or to the extent more favorable, no less favorable than those provided to senior executives of similar capacity preceding or after the change of control.

     For purposes of the agreements, a "change of control" of Northwestern Steel and Wire Company occurs if (i) a person or entity becomes the beneficial owner, directly or indirectly, of our securities representing 30% or more of the combined voting power of our then outstanding securities entitled to vote in the election of our board of directors; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors and any new directors who were approved by a vote of at least three quarters of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease for any reason to constitute at least a majority thereof; or
(iii) all or substantially all of our assets are liquidated or distributed.

     We do not believe that the consummation of the exchange agreement or the replacement of four of the existing members of the board will trigger a change of control as it is defined in these agreements. This belief is premised on two factors. First, based on the present ownership of our senior notes, no one entity or individual will acquire more than 30% of our outstanding voting securities upon the consummation of the exchange offer. Second, the four new directors will be appointed by the present directors. In return for the benefits provided by the agreements, each executive agrees to continue to perform the regular duties of his current office (and/or such duties of such other positions to which he may be assigned).

PENSION PLAN

     We maintain a pension plan for all eligible employees. A participant who retires on or after turning 65 and has completed at least five years of service will qualify for an annual pension equal to 1.155% of the participant's average earnings for each year of service not in excess of 30 years and 1.26% of the participant's final average earnings for each year of service in excess of 30 years. Final average earnings are based on total compensation (exclusive of certain cost-of-living adjustments) during the participant's highest five consecutive years in the participant's last 15 years of service. A deferred vested pension benefit normally commencing at age 65 is provided for any employee who does not qualify for retirement under the plan but has completed at least five years of service.

     As of July 31, 1999 years of service for purposes of the plan with respect to our officers named in the "Summary Compensation Table" are as follows: Mr. Rocchio, 1 year; Mr. Venie, 4 years; Mr. Brown, 2 years; and Mr. Vercillo, 14 years and Mr. Moore 20 years. Upon Mr. Way's resignation, he was vested in the pension plan with 5 years of service. Mr. Gildehaus did not become vested in the pension plan prior to his resignation and was therefore not entitled to any benefits thereunder.

     The following table shows the projected annual pension benefits payable, under the pension plan at the normal retirement age of 65:

                         ANNUAL NORMAL PENSION BENEFITS
                         FOR YEARS OF SERVICE SHOWN(1)

AVERAGE ANNUAL
PENSION EARNINGS                       5 YEARS   10 YEARS   20 YEARS   30 YEARS   40 YEARS   50 YEARS
----------------                       -------   --------   --------   --------   --------   --------
$ 50,000.............................  $2,888    $ 5,775    $11,550    $17,325    $23,625    $29,925
 100,000.............................   5,775     11,550     23,100     34,650     47,250     59,850
 150,000.............................   8,663     17,325     34,650     51,975     70,875     89,775
 200,000.............................   9,240     18,480     36,960     55,440     75,600     95,760
 250,000.............................   9,240     18,480     36,960     55,440     75,600     95,760
 300,000.............................   9,240     18,480     36,960     55,440     75,600     95,760
 350,000.............................   9,240     18,480     36,960     55,440     75,600     95,760
 400,000.............................   9,240     18,480     36,960     55,440     75,600     95,760

---------------

(1) Normal pension benefits are formula based and are not subject to a social security offset. With exceptions not applicable to any of the officers named in the above compensation table, Sections 401(a)(17) and 415 of the Internal Revenue Code limit the annual pension earnings that can be considered under the plan to $160,000 and the annual benefits to $125,000.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN FOR COVERED EXECUTIVES

     Effective August 1, 1997, we adopted a Supplemental Executive Retirement Plan for Covered Executives (the "Plan"). Participation in the Plan is limited to key employees of the Company, designated by the compensation committee of our board, whose benefits under the Pension Plan B of Northwestern Steel and Wire Company (the "Pension Plan") and the Northwestern Steel and Wire Company 401(k) Salary Deferral Plan (the "401(k) Plan") are limited under applicable provisions of the Internal Revenue Code (the "Code"). The Plan is a nonqualified, unfunded plan.

     For each Plan participant, benefits under the Plan have two components. First component: With respect to the Pension Plan, benefits under the Plan are provided in amounts equal to the reduction of the participant's accrued benefits under the Pension Plan as a result of applicable Code limitations, and are paid based on the participant's election for benefit distribution under the Pension Plan. Second component: With respect to the 401(k) Plan, each Plan participant is credited with (i) an amount equal to two percent (2%) of the portion of such participant's compensation in excess of applicable Code limitations, and (ii) an amount equal to the reduction our non-elective contributions under the 401(k) Plan pursuant to applicable Code limitations. The second component of a participant's benefit under the Plan is paid in a lump sum.

     In the event of a change in control, benefits accrued under the Plan as of the date of such change in control are payable to Plan participants within sixty
(60) days following such change in control.

     As of July 31, 1999, the designated Plan participants consisted of Frederick J. Rocchio, Jr. and Michael S. Venie. The Company has estimated and reserved $116,000 to cover the benefits which the Plan participants are eligible to receive pursuant to the Plan. A lump sum payment of $106,372, $64,855 and $28,737 for Plan benefits was made to Thomas A. Gildehaus, Richard D. Way and other covered executives, respectively, upon their retirement during the prior fiscal year.

RULE 16(b) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Our executive officers, directors and 10% shareholders are required under the Securities Exchange Act of 1934, as amended, to file reports of ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished us. Based solely upon a review of copies of such reports, or written representations that no reports were required, we believe that all filing requirements applicable to its executive officers, directors and 10% shareholders were complied with by such persons.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     This Report outlines the Company's management compensation philosophy and reviews the compensation decisions made in fiscal 1999 regarding Mr. Rocchio and the other executive officers.

MANAGEMENT COMPENSATION PHILOSOPHY

     To advance the interests of its shareholders, the Company has based its management compensation decision on three principles.

     - First, base salaries should be sufficient to attract and retain qualified management talent, without exceeding competitive practice at similar companies in the steelmaking and related industries.

     - Second, annual incentive programs should provide opportunity for significant increases in compensation, based on meeting or exceeding pre-determined performance targets.

     - Third, a substantial portion of total compensation opportunity should reflect increased shareholder value, as measured by increases in the Company's stock price.

CRITERIA USED FOR MAKING COMPENSATION DECISIONS IN FISCAL 1999

     This section describes the criteria used by the Compensation Committee regarding compensation decisions affecting Mr. Rocchio and the other executive officers.

  Base Salary

     In April 1996, based on an independent compensation consulting firm's study of competitive compensation levels for the Company's key executives, the Compensation Committee approved salary midpoints for each executive position, which were based on the executive positions' size adjusted median competitive base salaries. Mr. Rocchio's compensation, including the award of 400,000 options, was set pursuant to his negotiated employment agreement.

  Annual Incentive Program

     In September 1997, the Compensation Committee approved the fiscal 1998 incentive program for the key executives of the Company (including the Named Officers). Target awards ranged from 13% to 31% of base salary. Awards were calculated by formula, based exclusively on the Company's adjusted operating income performance and cash flow as compared to the Company's business plan. In fiscal 1998, the Company achieved 336% of its adjusted operating income plan and 165% of its cash flow plan. As a result, the executive officers of the Company earned $1,153,790 in annual incentive awards for fiscal 1998.

  Long-Term Incentive Program

     In an effort to further increase the alignment of interests between key employees and shareholders, the 1998 Northwestern Steel and Wire Company Employee Incentive Compensation Plan was approved at the Annual Meeting of Shareholders on January 20, 1999. The following awards were made under the Plan in fiscal 1999 to the Named Officers: an award of 70,000 options to Mr. Venie, an award of 75,000 options to Mr. Brown, an award of 52,000 options to Mr. Vercillo and an award of 50,000 options to Mr. Moore, each of which are exercisable at the fair market value of the common shares on the date of the grant ranging from $1.078 to $1.94 per share. 25% of the options vest on the date of grant and the remaining options vest in 25% increments on each of the first three anniversaries date of grant.

               COMPENSATION COMMITTEE MEMBERS AS OF JULY 31, 1999


    James A. Kohlberg(1)(2)         Darius W. Gaskins, Jr.           Christopher Lacovara


---------------

(1) Chairman of Compensation Committee


(2) Mr. Kohlberg resigned as a director of Northwestern Steel and Wire Company effective as of February 8, 2000

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on $100 invested on July 29, 1994 in the Common Stock of the Company, the S&P 400 Index and the S&P Steel Index. The return of the Standard & Poor's indices is calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends. The stock price performance on the graph below is not necessarily indicative of future price performance.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG NORTHWESTERN STEEL AND WIRE COMPANY, S&P STEEL INDEX AND S&P 400 INDEX
[GRAPH]

                                                NORTHWESTERN STEEL & WIRE        S&P STEEL INDEX              S&P 400 INDEX
                                                -------------------------        ---------------              -------------
7/29/94                                                  100.00                      100.00                      100.00
7/31/95                                                  108.11                       83.52                      128.52
7/31/96                                                   55.41                       66.40                      148.22
7/31/97                                                   20.95                       90.54                      222.82
7/31/98                                                   31.76                       68.36                      264.13
7/30/99                                                    8.78                       70.74                      330.27

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The table below sets forth certain information regarding beneficial ownership of common shares as of February 14, 2000, by each person or entity known to us who owns of record or beneficially five percent or more of our common shares, certain specifically named officers and directors and all executive officers and directors as a group.



                                                                                   PERCENTAGE OF
                                                               NUMBER OF SHARES     OUTSTANDING
NAME                                                          OF COMMON STOCK(1)   COMMON STOCK
----                                                          ------------------   -------------
KNSW Acquisition Company, L.P.(2)...........................      8,687,000            34.8%
Dimensional Fund Advisors, Inc.(3)..........................      1,419,500             5.7%
William F. Andrews(4).......................................         18,020               *
Birchel S. Brown (4)(5).....................................              0               *
Darius W. Gaskins, Jr(4)....................................         20,500               *
Thomas A. Gildehaus(4)......................................         15,000               *
David L. Gore(4)............................................          5,400               *
James A. Kohlberg(6)........................................      8,687,000            34.8%
Christopher Lacovara(6).....................................      8,687,000            34.8%
Andrew R. Moore(4)..........................................         48,024               *
Frederick J. Rocchio, Jr(4).................................        251,184             1.0%
Michael S. Venie(4).........................................         67,500               *
Thomas M. Vercillo(4).......................................         73,638               *
Richard D. Way (4)(7).......................................              0               *
All executive officers and directors and director nominee as
  a group (15 persons)(6)...................................      9,236,266            37.7%


---------------

 *  Signifies less than 1%.

(1) Includes shares issuable pursuant to options which may be exercised within 60 days after January 26, 2000.


(2) KNSW Acquisition Company, L.P. ("KNSW") owns directly 8,687,000 common shares. Kohlberg Associates, L.P., a Delaware limited partnership ("Associates"), is the general partner of KNSW. Kohlberg & Kohlberg, L.L.C., is the general partner of Associates. Messrs. Kohlberg and Lacovara may be deemed to share voting and dispositive power as to all common shares owned by KNSW. Messrs. Kohlberg and Lacovara disclaim beneficial ownership with respect to such shares. The address for KNSW is c/o Kohlberg & Co., 111 Radio Circle, Mt. Kisco, NY 10549.


(3) As reported on a Schedule 13G filed February 11, 1999 with the Securities Exchange Commission ("the Commission") by Dimensional Fund Advisors, Inc. According to such Schedule 13G, DFA has sole voting power and sole dispositive power over 1,419,500 shares. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(4) The address for the individuals listed above is 121 Wallace Street, Sterling, IL 61081.

(5) Mr. Brown resigned from the Company effective August 9, 1999 and is no longer an officer of the Company.


(6) Includes the 8,687,000 common shares owned by KNSW. (See Note 2). The address for Messrs. Kohlberg and Lacovara is 171 Radio Circle, Mt. Kisco, WY 10549. Mr. Kohlberg resigned as a director of Northwestern Steel and Wire Company effective as of February 8, 2000.


(7) Mr. Way resigned from the Company effective January 1, 1999 and is no longer an officer of the Company.

                            INDEPENDENT ACCOUNTANTS

     Our consolidated financial statements incorporated in this proxy statement by reference to our Annual Report on Form 10-K for the year ended July 31, 1999, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is also incorporated herein by reference. We anticipate that the representatives of PricewaterhouseCoopers LLP will attend the meeting, may make a statement if they desire to do so and also will be available to respond to appropriate questions.

                              CERTAIN TRANSACTIONS

     In August 1992, the Company underwent a reorganization which included the sale of 8,687,000 shares of Common Stock to KNSW (the "1992 Investment"), which represented at such time approximately 52% of the outstanding Common Stock. KNSW is an affiliate of Kohlberg & Co. At the time of the 1992 Investment, the Company and Kohlberg & Co. entered into a fee agreement (the "Fee Agreement") pursuant to which Kohlberg & Co. agreed to provide such advisory and management services to the Company and its subsidiaries as the Board of Directors reasonably requests in consideration for which the Company pays Kohlberg & Co. a fee of $43,435 per fiscal quarter at the beginning of each quarter. The Fee Agreement provides that Kohlberg & Co., but not the Company, may terminate the Fee Agreement at any time. The Fee Agreement will terminate automatically on the earlier of the end of the fiscal year in which KNSW's percentage interest in the outstanding Common Stock is less than 25% and the tenth anniversary of the Fee Agreement. Fees may not be increased through July 31, 2000. The Fee Agreement also provides that the Company will indemnify Kohlberg & Co. and its affiliates and their respective partners, officers, directors, stockholders, agents and employees against any third party claims arising from the Fee Agreement and the services provided thereunder, the 1992 Investment or their equity interest in the Company.

                    INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     Frank E. Williams, Jr. was an executive officer and director of the John F. Beasley Construction Company prior to the time the firm filed for bankruptcy (Chapter 11) on July 1, 1995. Mr. Williams resigned from his position in June 1995, and had no further involvement with the firm which was subsequently liquidated. That firm was a wholly owned subsidiary of Williams Industries, Inc. where Mr. Williams is currently serving as a director.

          SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING


     Proposals of Shareholders intended to be presented by such Shareholders at next year's Annual Meeting must be received by the Company at its principal office no later than October 20, 2000 and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.


                                 OTHER BUSINESS

     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting, other than those mentioned in the Company's Notice of Annual Meeting of Shareholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, it is intended that the persons named in the proxy will vote as the Board of Directors directs.

                           INCORPORATION BY REFERENCE

     We are incorporating by reference into this proxy statement the following sections of our Annual Report on Form 10-K for the year ended July 31, 1999:

     - Item 7 -- Management's Discussion and Analysis of Financial Condition

     - Item 8 -- Financial Statements and Supplemental Data

     We are incorporating by reference into this proxy statement the following sections of our Quarterly Report on Form 10-Q for the three months ended October 31, 1999:

     - Item 1 -- Financial Statements

     - Item 2 -- Managements Discussion and Analysis of Financial Condition

     Our Annual Report on Form 10-K for the year ended July 31, 1999 and Quarterly Report on Form 10-Q for the three months ended October 31, 1999 have been mailed to you concurrently with this proxy statement.

                                            By Order of the Board of Directors


                                            /s/ THOMAS M. VERCILLO

                                            ------------------------------------

                                            Thomas M. Vercillo
                                            Secretary

Sterling, Illinois

February 17, 2000

                                                                       EXHIBIT A

                      NORTHWESTERN STEEL AND WIRE COMPANY

                       PRESENTATION TO COMMITTEE MEMBERS
                                       ON
                               SEPTEMBER 30, 1999

                                  NORTHWESTERN
                             STEEL AND WIRE COMPANY


                      Northwestern Steel and Wire Company
                           Presentation to Noteholders
                               September 30, 1999

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                                     AGENDA

I.     Executive Overview

II.    Industry Overview

III.   Company Overview

IV.    Historical Financial Overview

V.     Strategic Plan

VI.    Business Plan

VII.   Transaction Overview

-------------------------------------------------------------------------------
Confidential                                                                 1
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------


                               EXECUTIVE OVERVIEW

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                               EXECUTIVE OVERVIEW
SUMMARY STRATEGIC PLAN

o Northwestern Steel and Wire Company ("NWSW" or the "Company") has developed a plan to improve its competitiveness and create and maximize long-term value for all of its stakeholders. The plan consists primarily of the following:

         o Construction of a new, more efficient, low cost mill to replace certain of the Company's existing 14" and 24" rolling mill capacity at a cost of $120 million;

         o Workforce efficiencies through a new collective bargaining agreement (the "Collective Bargaining Agreement") with the Company's union;

         o Modernizing the Company's existing melting capabilities with the construction of a new furnace to replace the Company's existing three furnaces; and

         o In connection with the modernization the Company will require the restructuring of the existing $115 million bond debt as described in Tuesday's press release.

o It is anticipated that the facility modernization component of the strategic plan will cost $130 million and result in $55 million of annual savings.

o NWSW's plan is dependent on successfully obtaining sufficient funding under the Emergency Steel Loan Guarantee Act of 1999 (the "Byrd Bill").


-------------------------------------------------------------------------------
Confidential                                                                 3
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                                INDUSTRY OVERVIEW

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                                INDUSTRY OVERVIEW

The following are some of the major industry factors which face the Company:

o Beginning in early 1998, despite continued strong demand, steel prices began to plummet as foreign competition began "dumping" product on the marketplace.

o Since mid 1998, NWSW has seen prices of its products decline by approximately 25% to 30%, primarily due to imports. Though scrap prices have declined, the decline has been insufficient to offset the large decreases in selling prices.


                                  [BAR CHART]



o Supply of structural products is expected to exceed demand throughout the forecast period. Imports will be replaced by new domestic capacity recently added or under construction.


-------------------------------------------------------------------------------
                                                                             5
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                   EMERGENCY STEEL LOAN GUARANTEE ACT OF 1999/
                EMERGENCY OIL AND GAS GUARANTEED LOAN PROGRAM ACT


o The U.S. Senate passed legislation creating a $1.0 billion loan guarantee program for the steel industry, a bill designed to provide relief to the steel industry that has lost thousands of jobs despite a decade of economic prosperity.

o Application procedures have not been finalized and will not be until the Board issues its regulations, expected to be no later than October 18, 1999.

o   The lender, joined by the borrower, will apply for the guarantee.

o The aggregate amount of loans that can be guaranteed under this program at any one time is $1 billion, with no one company eligible for more than $250 million.

o To be eligible for a guaranteed loan, a steel company must meet three criteria:

    o    be incorporated under the laws of any State;

    o be engaged in the production and manufacture of a product defined by the American Iron and Steel Institute as a basic steel mill product; and

    o have experienced layoffs, production losses, or financial losses since January of 1998 due to imports.

o For an eligible steel company to receive a guaranteed loan, the Loan Board must determine:

    o credit is not otherwise available to the company under reasonable terms or conditions;

    o    there is reasonable assurance of repayment of the loan; and

    o    the loan bears interest at a rate deemed reasonable by the Board.


-------------------------------------------------------------------------------
                                                                             6
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                   EMERGENCY STEEL LOAN GUARANTEE ACT OF 1999/
                EMERGENCY OIL AND GAS GUARANTEED LOAN PROGRAM ACT


o The Company expects the Board to approve or deny each application for a guarantee as soon as possible after receipt of such application.

o Up to 85 percent of the amount of the principal of the loan can be guaranteed.

o   All guaranteed loans must be paid in full no later than December 31, 2005.

o A charge of no more than 0.5 percent of the outstanding principal balance of the guaranteed loan shall be paid to cover the costs of the program.

o It is anticipated from the hearings which were held in Washington that the loans under the program will carry a requirement to be used for plant modernization and not used to refinance existing indebtedness.


-------------------------------------------------------------------------------
                                                                             7
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                                COMPANY OVERVIEW

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                                COMPANY OVERVIEW


o Founded in 1879, NWSW pioneered the use of electric arc furnaces for steelmaking, making it the first mini-mill.

o Today, NWSW is focussed on production of light to medium structural forms, a market where it has a leading position in the Midwest and which tends to be less cyclical than the heavy steel structural market.

o The Company sells its products to a variety of customers, including Original Equipment Manufacturers ("OEMs"), service centers, and directly into consumer markets, as follows:

PRODUCTS                            END USE MARKETS                              CUSTOMERS
--------                            ---------------                              ---------

STRUCTURAL:
Wide Flange Beams                   Non Residential Construction                 SVC Centers
                                    Bridges                                      Fabricators
                                    Truck Trailers                               Export
                                    Manufactured Housing
Other Structurals                   Non Residential Construction                 SVC Centers
                                    Pre Engineered Metal Buildings               Fabricators
                                    Machinery and Equipment                      Railroad Equipment
                                    Rail Cars                                    Export
                                    Manufacturing                                AG
                                                                                 Machinery and Equipment

BARS:
MBQ Flats                           Pre Engineered Metal Buildings               SVC Centers
                                    Machinery and Equipment                      Metal Building Manufacturers
                                             - Industrial                        OEMs
                                             - Agricultural
                                    Rail Cars and Equipment

RODS:
Carbon Steel Rod                    Drawn and Fabricated Wire Products           Wire Drawers
                                    Nails                                        OEMs
                                    Fencing
                                    Shelving
                                    Hangers
                                    Brushes
                                    Furniture
                                    Automotive
                                    Mesh Products


-------------------------------------------------------------------------------
                                                                             9
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------
                                COMPANY OVERVIEW

o NWSW's production focus is on the $2.0 billion light to medium structural steel market.

o Management estimates that the Company has a 12% and 8% share of the total domestic light to medium and total structural steel market, respectively.


                     [1998 DOMESTIC STRUCTURAL STEEL MARKET]
                                   [PIE CHART]


-------------------------------------------------------------------------------
                                                                             10
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                                COMPANY OVERVIEW

o The Company enjoys a significant freight advantage in its core markets over almost all of its competitors.

(dollars per ton)(1)
---------------------  -----------------  -----------------  ----------------- -----------------  ----------------- ----------------
                           Chaparral            Nucor(2)     Birmingham Steel(2)      SMI             Bayou             Bayou(2)
Shipped From:            MIDLOTHIAN, TX       HUGER, SC      CARTERSVILLE, GA    BIRMINGHAM, AL    LA PLACE, LA       CHICAGO, IL
---------------------  -----------------  -----------------  ----------------- -----------------  ----------------- ----------------

Freight Cost Variance:      $26.69              $38.44            $26.81             $25.74            $38.42          ($ 1.67)

---------------------  -----------------  -----------------  ----------------- -----------------  ----------------- ----------------
                            Bayou             Northstar         Northstar            Lasco(3)          Nucor             Nucor
Shipped From:             CATOOSA, OK      CALVERT CITY, KY     WILTON, IA         WHITBY, ON        JEWETT, TX       NORFOLK, NE
---------------------  -----------------  -----------------  ----------------- -----------------  ----------------- ----------------

Freight Cost Variance:      $19.14              $10.97            $ 2.41             $33.04            $36.74           $16.84

---------------------  -----------------  -----------------  ----------------- -----------------  ----------------- ----------------
                            Nucor               Nucor              SDI(3)          Ameristeel     KY Electric Steel   Chaparral(3)
Shipped From:            DARLINGTON, SC    BLYTHEVILLE, AR     FT WAYNE, IN       JACKSON, TN        ASHLAND, KY     PETERSBURG,VA
---------------------  -----------------  -----------------  ----------------- -----------------  ----------------- ----------------

Freight Cost Variance:      $32.49              $13.41            $ 2.52             $16.76            $15.65           $29.04

(1)      Using NWSW shipped tonnage.
(2) Freight from depot, which does not include freight and additional handling costs associated with transferring the product from the actual mill to the depot.
(3)      Represents new capacity.


-------------------------------------------------------------------------------
                                                                            11
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                                COMPANY OVERVIEW

                              [UNITED STATES MAP]


-------------------------------------------------------------------------------
                                                                             12
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                       [LOGO]
--------------------------------------------------------------------------------

                                COMPANY OVERVIEW

     o In November 1998, the Company brought in Mr. Frederick Rocchio and a significant part of the management team to formulate and initiate a new strategic plan. From his background at Birmingham Steel and Inland Steel, Mr. Rocchio has extensive experience in overseeing the design and build-out of major new mill facilities. In total, the key NWSW executives have over 150 years of experience, which is summarized briefly below:

Manager                 Position                                      Experience
-------                 --------                                      ----------
Frederick Rocchio       CEO and President                             Birmingham Steel, Inland Steel

Michael Venie           Senior Vice President, Sales & Marketing      Kaiser Aluminum

Thomas Vercillo         CFO, Secretary & Treasurer                    Northwestern since 1985

Daniel Brisson          Vice President, Quality and Planning          Birmingham Steel, Inland Steel

Chris Fiora             Vice President/General Manager Primary        Birmingham Steel, WCI
                        Operations

Andrew Moore            Vice President, Human Resources               Northwestern since 1979

Louis Pisani            Vice President/General Manager Structural     Inland Steel
                        Operations

--------------------------------------------------------------------------------
                                                                              13
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------


                                COMPANY OVERVIEW

  COMPETITIVE CHALLENGE

o Proliferation of "Greenfield Mills" and extensive refurbishment of other mills have continuously driven production costs lower, and many producers benefit from higher labor productivity.

o NWSW needs to make material enhancements to its production facilities and processes to remain competitive.


                     [NWSW/COMPETITOR COMPARISON BAR CHART]

-------------------------------------------------------------------------------
                                                                             14
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------


                          HISTORICAL FINANCIAL OVERVIEW

--------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                       [LOGO]
--------------------------------------------------------------------------------

                         HISTORICAL FINANCIAL OVERVIEW

SELECTED INCOME STATEMENT INFORMATION
(Audited, $000,000s Omitted)
(1999 figures are unaudited)

                                                                                                 Fourth Quarter
                                                Fiscal Year Ended July 31,                Ended July 31, (Unaudited)
                                       ---------------------------------------------      --------------------------
                                         1999         1998       1997         1996           1999            1998
                                       ---------   ---------   ---------   ---------      ---------        ---------
Revenues, Net                          $ 349.345   $ 596.437   $ 640.980   $ 661.069      $  77.546        $ 148.818

Cost of Sales (Goods Sold)               351.489     514.454     613.072     613.562         84.187          124.525
                                       ---------   ---------   ---------   ---------      ---------        ---------
Gross Profit                              (2.144)     81.983      27.908      47.507         (6.641)          24.293
                                       ---------   ---------   ---------   ---------      ---------        ---------
Gross Profit %                              -0.6%       13.7%        4.4%        7.2%          -8.5%            16.3%

Nonrecurring Gain (Loss)                 (46.291)      0.000     (92.943)      0.000          0.704            0.000
                                       ---------   ---------   ---------   ---------      ---------        ---------

Total Operating Expenses                  11.350      13.017      13.546      11.920          2.650            3.105
                                       ---------   ---------   ---------   ---------      ---------        ---------

Operating Income                         (59.785)     68.966      14.362      35.587         (8.587)          21.188

Interest Expense                          12.846      16.372      20.031      18.583          3.322            3.961

Other Income (Expense)                     1.325      16.324       0.192       0.163          0.428           10.481

Pretax Income (Loss)                     (71.306)     68.918     (98.420)     17.167        (11.481)          27.708

Income Taxes (Credit)                    (25.957)     27.222     (35.300)     (3.503)        (4.505)          10.766

Net Income (Loss)                      $ (45.349)  $  41.696   $ (63.120)  $  20.670      $  (6.976)       $  16.942
                                       =========   =========   =========   =========      =========        =========

Depreciation/Amortization              $  14.476   $  17.548   $  25.827   $  24.788      $   3.434        $   4.174
                                       =========   =========   =========   =========      =========        =========

Capital Expenditures                   $   8.057   $  12.069   $  17.435   $  36.269      $  (3.125)       $   4.831
                                       =========   =========   =========   =========      =========        =========

EBITDA (Excluding Nonrecurring)        $   0.982   $  86.514   $  40.189   $  60.375      $  (5.857)       $  25.362
                                       =========   =========   =========   =========      =========        =========
EBITDA %                                     0.3%       14.5%        6.3%        9.1%          -7.5%            17.0%

EBIT (Excluding Nonrecurring)          $ (13.494)  $  68.966   $  14.362   $  35.587      $  (9.291)       $  21.188
                                       =========   =========   =========   =========      =========        =========
EBIT %                                      -3.9%       11.6%        2.2%        5.4%         -11.9%            14.2%


--------------------------------------------------------------------------------
                                                                              16
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                       [LOGO]
--------------------------------------------------------------------------------


                         HISTORICAL FINANCIAL OVERVIEW


SELECTED BALANCE SHEET INFORMATION

(Audited, $000,000s Omitted)
(1999 figures are unaudited)

                                                                As Of July 31,
                                              ----------------------------------------------
ASSETS                                           1999         1998        1997        1996
                                              ---------    ---------   ---------   ---------
Current Assets:
  Cash & Equivalents                          $  41.475    $  36.930   $   4.078   $   5.558
  Accounts Receivable                            29.585       52.057      67.228      68.004
  Inventories                                    51.485       84.022      86.708      98.401
  Income Tax Receivable                           0.013        0.013       8.158       0.000
  Deferred Tax Assets                             1.764       14.147      13.442      11.517
  Other Current Assets                            3.967       14.085       4.596       6.799
                                              ---------    ---------   ---------   ---------

Total Current Assets                            128.289      201.254     184.210     190.279
                                              ---------    ---------   ---------   ---------

Fixed Assets:
  Land                                            2.828        5.952       5.952       5.952
  Buildings                                      27.979       38.249      38.132      38.958
  Machinery and Equipment                       264.381      274.455     262.579     362.485
  Less: Accum. Depreciation                     173.175      166.196     148.659     166.206
                                              ---------    ---------   ---------   ---------
Net Fixed Assets                                122.013      152.460     158.004     241.189
                                              ---------    ---------   ---------   ---------

Deferred Income Taxes                            50.744       12.287      31.886       6.616
Deferred Financing Costs                          0.869        1.990       3.212       4.434
Other Assets                                     16.625       15.208       5.968       0.000
                                              ---------    ---------   ---------   ---------

Total Assets                                  $ 318.540    $ 383.199   $ 383.280   $ 442.518
                                              =========    =========   =========   =========


--------------------------------------------------------------------------------
                                                                              17
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                       [LOGO]
--------------------------------------------------------------------------------

                         HISTORICAL FINANCIAL OVERVIEW



SELECTED BALANCE SHEET INFORMATION

(Audited, $000,000s Omitted)
(1999 figures are unaudited)

                                                                            As of July 31,
                                                  ------------------------------------------------------------------
LIABILITIES & STOCKHOLDERS' EQUITY                    1999              1998              1997              1996
                                                  ------------      ------------      ------------      ------------
Current Liabilities:
     Accounts Payable                             $     17.471      $     42.953      $     43.405      $     75.470
     Current Maturities                                  0.609             0.609             8.018             7.504
     Accrued Expenses                                   27.064            34.897            35.084            22.768
                                                  ------------      ------------      ------------      ------------

Total Current Liabilities                               45.144            78.459            86.507           105.742

Long-Term Debt                                         135.228           116.141           163.450           153.646
Other Liabilities                                       91.342           101.899            82.852            77.114
                                                  ------------      ------------      ------------      ------------

Total Liabilities                                      271.714           296.499           332.809           336.502

Stockholders' Equity:
     Common Stock                                      123.973           123.973           123.966           123.786
     Retained Earnings                                 (71.822)          (26.475)          (68.171)           (5.051)
     Minimum Pension Liability                           0.000            (5.473)            0.000            (7.395)
     Less: Treasury Stock                               (5.325)           (5.325)           (5.324)           (5.324)
                                                  ------------      ------------      ------------      ------------

Net Stockholders' Equity                                46.826            86.700            50.471           106.016
                                                  ------------      ------------      ------------      ------------

Total Liabilities & Stockholders' Equity          $    318.540      $    383.199      $    383.280      $    442.518
                                                  ============      ============      ============      ============

Net Working Capital                               $     83.145      $    122.795      $     97.703      $     84.537
                                                  ============      ============      ============      ============


--------------------------------------------------------------------------------
                                                                              18
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                          HISTORICAL FINANCIAL OVERVIEW

REVOLVING CREDIT FACILITY DISCUSSION

o On April 23, 1999, the Company's Senior Credit Facility was amended to revise certain provisions and terms of the credit agreement through October 30, 1999. The principal amendment is the determination of compliance with the fixed charge coverage ratio, limiting the total revolving credit exposure to be no greater than $30 million and permitting the sale of the Hickman, Kentucky facility. At the option of the Company, any borrowings of Revolving Credit Loans bear interest at (a) the prime rate plus applicable margin, or (b) the LIBOR rate plus applicable margin.

o The Company is about to close on a new $65 million revolving credit facility which will provide maximum borrowing of $60 million and expires in September 2002. The new revolving facility is not dependent on reaching agreement with the Company's noteholders.


-------------------------------------------------------------------------------
                                                                             19
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                                 STRATEGIC PLAN

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                                 STRATEGIC PLAN

MODERNIZATION PROJECT

o A major component of NWSW's Strategic Plan is its $130 million Modernization Project.

o   The main initiatives of the Modernization Project are:

    o    Construction of the new mill (the "New Mill");

    o Conversion to one electric arc furnace operation (the "Single EAF Project"); and

    o Initiating improved control and maintenance programs designed by Fluor-Daniels.


o The Modernization Project will provide the Company with significant benefits:

    o    $55 million annual cost savings;

    o    Increased capacity;

    o    Improved quality; and

    o    Reduced inventories.

o The economic feasibility and market analysis have been verified by independent third parties.


-------------------------------------------------------------------------------
                                                                             21
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                                 STRATEGIC PLAN

NEW MILL PROJECT


GOALS
-----
o Design a new mill facility in the open bay at the Company's existing 24" mill.

o Provide maximum flexibility to adjust product mix to changing market conditions.

o The New Mill is equipped to provide quick change capability to 30 minute change-overs, increasing productivity while reducing inventory.

o Installation and construction of the New Mill is expected to be completed in 14 to 16 months.

o The New Mill will show improvements in yield and throughput related to the more efficient, modern equipment.

o   Reduction in semi-finished SKUs from eight to four.


SCOPE
-----
o   New state of the art multi-product structural mill.

o   Cartridge type quick change rougher and finishing stands.

o   State of the art cut-to-length and stacking system.

o   Profile monitoring of the finished product.

o   Performance guarantees.



-------------------------------------------------------------------------------
                                                                             22
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                                 STRATEGIC PLAN


FACILITIES OVERVIEW

----------------------------------------------------------------------------
Quantity       Current Facilities                           Capacity
                                                            (in tons)
----------------------------------------------------------------------------
   3           Electric Arc Furnaces                        2,400,000
   2           Ladle Met. Furnaces (LMF)                    2,400,000
   3           Casters                                      2,400,000
   1           12" Rod mill                                   432,000
   1           14" Structural/Bar Mill                        432,000
   1           24" Structural Mill                            432,000

                                                                       [GRAPHIC]

----------------------------------------------------------------------------
Quantity       Proposed Facilities                          Capacity
                                                            (in tons)
----------------------------------------------------------------------------
   1           Electric Arc Furnace (one as backup)         1,720,000
   2           Ladle Met. Furnaces (LMF)                    2,400,000
   2           Casters                                      2,000,000
   1           12" Rod mill                                   522,000
   1           22" Structural Mill                            900,000


-------------------------------------------------------------------------------
                                                                             23
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                                 STRATEGIC PLAN
SINGLE EAF PROJECT

GOALS
-----

o Engineer a single EAF operation with the capacity to produce 1.7 million liquid steel tons and decommission the other two existing furnaces.

o   A tap to tap time of 100 minutes.

o   Management anticipates completing the Single EAF Project in January of 2000.

BENEFITS
--------

o Streamline the melt process by installing one new high production steelmaking unit.

o Reduce tap to tap time in the melt shop from approximately three hours for each of the existing three furnaces to 100 minutes for the single Ultra-High Powered furnace.

o   Improve steel cleanliness and quality with eccentric bottom tapping.

o Single EAF Project will result in inventory reduction of 20,000 tons, representing a savings of $4.5 million.


-------------------------------------------------------------------------------
                                                                             24
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                                 STRATEGIC PLAN

COLLECTIVE BARGAINING AGREEMENT

o   Provide a workable partnership environment.

o Provides significant manpower utilization methods that will enable the Company to more efficiently staff and schedule its operations.

o Includes annual wage increases, some of which are based upon meeting certain Company financial performance targets.

o   Eliminates numerous jurisdictional issues.

o   Extends the term of the Agreement to October 31, 2003.

o The Strategic Plan anticipates reducing the number of workers required for operations by 443.

o THE COLLECTIVE BARGAINING AGREEMENT IS CONTINGENT UPON THE COMPANY OBTAINING FINANCING FOR THE NEW MILL.


BAR/STRUCTURAL PRODUCTS PRODUCT COST/TON EFFECT

o Management estimates that the Strategic Plan will reduce total product cost per ton by 17 percent over the period 1998 to 2003.


-------------------------------------------------------------------------------
                                                                             25
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                                  BUSINESS PLAN

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                                  BUSINESS PLAN

MAJOR MODEL ASSUMPTIONS

o   New mill to replace both the 14" and 24" mill.

o Cost of the new mill is $120 million (including $10 million training expense).

o   Installation of the new mill will require approximately 14 to 16 months.

o   Sales volume from the new mill of 810,000 tons.

o   $10 million investment made over one year for one furnace operation.

o   Senior financing of $150.0 million.


BASE CASE MODEL RESULTS

o   EBITDA in fiscal 2003 is projected to reach $75.3 million.

o Projected debt at year end fiscal 2003 is expected to be $101.4 million (net of cash).

o During the next five years the minimum revolver availability is $32.3 million at peak borrowing periods.


-------------------------------------------------------------------------------
                                                                             27
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
--------------------------------------------------------------------------------

                                 BUSINESS PLAN

PROJECTED FINANCIAL STATISTIC
($000,000s Omitted)

                                                           Projected Fiscal Year Ending July 31,
                                             ---------------------------------------------------------------
                                                2000              2001              2002              2003
                                             ---------         ---------         ---------         ---------

Revenues, Net                                $ 385.494         $ 419.117         $ 421.737         $ 429.462
                                             =========         =========         =========         =========

Gross Profit                                 $   8.281         $  53.010         $  63.065         $  66.271
                                             =========         =========         =========         =========
   Margin                                          2.1%             12.6%             15.0%             15.4%

EBIT (Before Non-Recurring Charges)          $  (5.825)        $  42.222         $  51.677         $  54.283
                                             =========         =========         =========         =========
EBIT Margin                                        1.5%             10.1%             12.3%             12.6%

EBITDA (Before Non-Recurring Charges)        $   6.287         $  60.884         $  71.850         $  75.252
                                             =========         =========         =========         =========
EBITDA Margin                                      1.6%             14.5%             17.0%             17.5%

Capital Expenditures                         $ 100.664         $  46.570         $  15.700         $  13.500
                                             =========         =========         =========         =========

Minimum Revolver Availability                   2000              2001              2002              2003
                                             ---------         ---------         ---------         ---------
Quarter 1                                    $  36.603         $  37.749         $  47.944         $  49.085
Quarter 2                                    $  33.055         $  39.029         $  45.047         $  46.132
Quarter 3                                    $  32.262         $  48.304         $  50.931         $  52.128
Quarter 4                                    $  36.037         $  47.444         $  48.031         $  49.172

Note: The Company continues to refine the projections, in particular the transitional period during construction of the new mill where there remains certain unresolved issues.

--------------------------------------------------------------------------------
                                                                             28
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                                  BUSINESS PLAN

DOWNSIDE CASE MODEL ASSUMPTIONS

o The recession begins in the second quarter of fiscal 2001 and lasts through the second quarter of fiscal 2002.

o Volume is down 10 percent at the new 22" mill and continues to remain down through the out years.

o   There is no volume decrease at the 12" mill.

o   Pricing has decreased 10 percent for all products.

o   Scrap prices have been decreased 15 percent.

o There are no semi-finished sales during the second quarter of fiscal 2001 and last through the second quarter of fiscal 2002.


DOWNSIDE CASE MODEL RESULTS

o   EBITDA in fiscal 2002 is projected to be $40.2 million.

o   EBITDA in fiscal 2003 is projected to be $55.2 million.

o Projected debt at year end fiscal 2003 is expected to be $172.7 million (net of cash).

o During the next five years the minimum revolver availability is $13.3 million at peak borrowing periods.


-------------------------------------------------------------------------------
                                                                             29
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                                  BUSINESS PLAN
STATUS QUO MODEL ASSUMPTIONS

o The same assumptions for pricing and market conditions were used to develop a base case model if the new mill was not produced.

o This model has not taken into consideration the effects of competitor or customer reaction to business as usual, which has major downside implications.

o The single furnace project and the other strategic initiatives have been assumed to have occurred.

o   Union reaction has also been assumed to be neutral.


STATUS QUO MODEL RESULTS

o   EBITDA in fiscal 2002 is projected to be $13.6 million.

o   EBITDA in fiscal 2003 is projected to be $14.7 million.

o   Projected debt at year end fiscal 2003 is expected to be $166.7 million.

o During the next five years the minimum revolver availability is $2.7 million at peak borrowing periods.

o The Company believes it is unlikely that its operating cash flow will be sufficient to repay or refinance its future obligations as they become due, assuming no other operational improvements or significant changes in market conditions other than those noted above.



-------------------------------------------------------------------------------
                                                                             30
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                             RESTRUCTURING OVERVIEW

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------
                             RESTRUCTURING OVERVIEW
 OBJECTIVES

o   Enhance the Company's ability to compete in the marketplace.

    o Dramatically improve manpower efficiency which will make the Company fundamentally more competitive.

    o Modernize facilities to improve overall competitive position and profitability.


o   Restructure Capital Structure.

    o Capital structure consistent with cash flow generating capabilities of business.

    o Capital structure which can sustain periods of volatile earnings associated with steel price fluctuations.



-------------------------------------------------------------------------------
                                                                             32
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                             RESTRUCTURING OVERVIEW
 ATTEMPTED M&A EFFORTS

o Beginning in early 1998, the Company began aggressively pursuing M&A alternatives and Chase Securities was retained to assist in this effort.

o   Ultimately, only one offer materialized and a letter of intent was executed.

o After substantial due diligence was completed, an additional condition to the letter of intent effectively rescinded the offer.

o Given the current steel industry condition and the challenges facing NWSW, an M&A alternative does not appear viable.



-------------------------------------------------------------------------------
                                                                             33
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                             RESTRUCTURING OVERVIEW


ATTEMPTED REFINANCING EFFORTS

o BT/Alex Brown ("BT") and CIBC Oppenheimer ("CIBC") were retained to secure new financing for the Company.

    o CIBC attempted to raise mezzanine/preferred financing which, together with existing cash and the BT $125 million offering would have been sufficient to refinance the existing bond debt. No commitments materialized in connection with these efforts.

    o BT attempted to obtain $125 million of new senior mortgage notes to finance construction of the mill. Due to market conditions, and the inability to raise the mezzanine/preferred financing, the new senior mortgage note financing was unavailable.

NOTEHOLDER RESTRUCTURING

o With no currently viable options to sell the Company or refinance the notes commercially, the Company must now complete a restructuring transaction which will enable the Company to present the U.S. Government via The Emergency Steel Loan Guarantee Act of 1999 with a viable application.


-------------------------------------------------------------------------------
                                                                             34
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------

                              TRANSACTION OVERVIEW

-------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                      [LOGO]
-------------------------------------------------------------------------------
                               TRANSACTION SUMMARY
NOTEHOLDERS


o   $50 million in cash (funded from existing cash and revolver availability).

o Issuance of common stock representing 70 percent interest in Company on a fully diluted basis.

o   Payment of all accrued interest at closing.

o   Noteholders will be given the right to elect 4 of 7 directors.

o   95 percent of Noteholders must accept the offer.


SENIOR NOTES

o $150 million new Senior Notes guaranteed by the US Government as provided in The Emergency Steel Loan Guarantee Act of 1999 (application to be submitted).

o   Expected rate of 9 percent.

o   Six year balloon maturity.

o   Standard Covenants.


REVOLVER

o   $65 Million facility.

o   Appropriate market spread.

o   Estimated three-year evergreen maturity.


-------------------------------------------------------------------------------
                                                                             36
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Northwestern Steel and Wire Company                                       [LOGO]
--------------------------------------------------------------------------------


                              TRANSACTION OVERVIEW


The following is a summary of the transaction structure:

($000,000 Omitted)

SOURCES                              USES
-------                              ----
Cash (a)               $  33,800     Cash for New Mill (c)           $ 120,000
Revolver (b)              13,800     Fees (d)                            8,000
New Senior Note          150,000     Repayment of Revolver              19,600
                       ---------     Cash to Noteholders                50,000
                                                                     ---------
                       $ 197,600                                     $ 197,600
                       =========                                     =========






(a) Reflects estimated current cash balance.

(b) Revolver will be used to fund any cash shortfalls during new mill construction period.

(c) Cash needed for the new mill construction.

(d) Estimated fees could be several million dollars higher.


--------------------------------------------------------------------------------
                                                                              37
--------------------------------------------------------------------------------

                                                                       EXHIBIT B

                      NORTHWESTERN STEEL AND WIRE COMPANY

                              LIQUIDATION ANALYSIS
                    SUPPLIED TO HOLDERS OF THE SENIOR NOTES
                                       ON
                               DECEMBER 14, 1999

                              LIQUIDATION ANALYSIS

                                                                   EXPECTED
                                                     10/31/99(A)   RECOVERY              10/31/99
                                                     -----------   --------              --------
GROSS ASSET RECOVERIES
Unrestricted Cash..................................   $ 10.356       100.0%              $ 10.356
Accounts Receivable (Valued by aged category)......   $ 34.252        78.5%              $ 26.888
Inventory
  Raw Scrap (90 percent of Scrap Value)............   $  4.143                 $ 3.872
  Raw Materials....................................   $  3.156        45.0%    $ 1.420
  Work In Process..................................   $ 23.894        55.0%    $13.142
  Finished.........................................   $ 24.082        65.0%    $15.654
                                                      --------                 -------
          Total Inventory..........................   $ 55.275                           $ 34.088
Furnace
  #6...............................................                            $ 0.125
  #7...............................................                            $ 2.250
  #8...............................................                            $ 2.250
Caster
  #6 Strand........................................                            $ 2.000
  #3 Strand Jumbo..................................                            $ 3.000
  #8 Strand........................................                            $ 2.000
Mill
  24" 16 Stand.....................................                            $ 3.000
  14" 16 Stand.....................................                            $ 2.700
  12" 15 Stand.....................................                            $ 2.350
Other Mill Equipment...............................   $  9.300                 $ 0.000
Land...............................................   $  2.991        25.0%    $ 0.748
Buildings..........................................   $ 28.078        45.0%    $12.635
Other PP&E.........................................   $  2.500        15.0%    $ 0.375
                                                      --------                 -------
          Total PP&E...............................   $125.641                           $ 33.433
Other Assets.......................................   $ 20.437         0.0%              $  0.000
                                                      --------                           --------
          Total Assets.............................   $245.962                           $104.765
LIQUIDATION EXPENSES/CLAIMS
Expenses of Liquidation............................                                      $ (6.000)
Projected Cash Flow Losses from 10/31/99 to
  3/31/00..........................................                                      $ (7.300)
Operating Costs During Liquidation.................                                      $(10.000)
                                                                                         --------
          Total Available for Distribution.........                                      $ 81.465
Secured Claims (including L/Cs)....................                                      $(11.951)
Employee Related Priority Claims...................                                      $ (6.400)
                                                                                         --------
          Total Available for Distribution After
            Secured Claims(b)......................                                      $ 63.114
General Unsecured Claims
  Trade Payables...................................   $ 26.120      24.246%    $ 6.333
  Accrued Expenses (less Worker Comp covered by
     L/Cs).........................................   $ 26.944      24.246%    $ 6.533
  Senior Debt and other notes......................   $115.626      24.246%    $28.035
  Post Retirement Benefit Obligation...............   $ 85.020      24.246%    $20.614
  Long Term Liabilities (including Pension
     Obligation)...................................   $  6.594      24.246%    $ 1.599
                                                      --------                 -------
          Total Indebtedness.......................   $260.306                           $ 63.114
General Claims Recovery............................                                        24.246%
Equity Recovery....................................                                           0.0%

---------------

(a) Figures as reported on the Company's Consolidated Balance Sheet as of 10/31/99.

(b) Total available for distribution does not take into consideration an $8.9 tax dispute with the IRS which could further reduce the $63.114 available for unsecured claims.

     Source: Interviews with International Machinery Marketing, Inc. and Company management.

                            LIQUIDATION ASSUMPTIONS

     The following sets forth the basic assumptions used in the liquidation analysis. We assumed a pro forma liquidation as of March 2000 utilizing the available information as of October 31, 1999.

     Unrestricted Cash -- Total available cash was $10.356 million as of October 31, 1999 and cash is assumed to be 100 percent recoverable.

     Accounts Receivable -- Expected recovery percentage of accounts receivable is based on the credit quality of the Company's customers, discounts to be taken in a liquidation scenario and historical payment history. The collection rates are assumed at 90 percent for accounts under 30 days from invoice; 60 percent for accounts from 31 to 60 days from invoice; 40 percent for accounts from 61 to 90 days from invoice; and 20 percent for accounts to receivables over 90 days from invoice.

     Inventory (Raw Material) -- Raw material inventory is comprised primarily of purchased scrap steel (which would be readily salable), materials and supplies. Expected recovery for the raw materials inventory is 90 percent of scrap value and 45 percent of material inventory.

     Inventory (Work in Process) -- Work in process inventory represents cast billets, blooms, and H-Beams that currently are sold to other steel mills on a limited basis. Due to the different nature of competitor equipment all work in process would have to be further processed or sold for scrap. Expected recovery for the work in process inventory is 55 percent.

     Inventory (Finished Goods) -- The expected recovery for finished goods inventory takes into consideration the discount that would be needed to entice customers to purchase steel without performance guarantees ensuring complete shipments of the quality and grade which the Company now provides. The expected recovery is 65 percent of book value.

     Furnace -- Furnace equipment values were estimated based upon discussions with industry machinery dealers and management. The Company's number six furnace will be decommissioned by the end of 1999 and therefore is ascribed only scrap value.

     Mill and Caster -- Caster equipment values were estimated based upon discussions with industry machinery dealers and management.

     Other Mill Equipment -- Other mill equipment includes the reheat furnace and other pieces of critical equipment for the operation of the mill. Wire mill equipment values were based on discussions with management as well as actual recoveries in the liquidation of the Company's Houston facility. Much of this equipment would be usable by competitors and is ascribed a recovery value of 25 percent.

     Land -- The Company owns approximately 600 acres of land in Sterling, Illinois. Land includes farmland acreage in Illinois and assumes no environmental situations, which may render liquidation non-viable. The Company's site has a non-hazardous and a hazardous land fill. Realization percentages were calculated based on comparable land values in the area.

     Buildings -- Expected recovery percentages take into consideration the location of the facility and the size of the facility. There are very few, if any, alternative uses for the buildings. Removal of the buildings may reveal environmental situations that may render liquidation non-viable. Expected recovery for the buildings is estimated at 45 percent of the book value. This recovery is approximately $3.70 per square foot.

     Other Plant Property and Equipment -- Other Plant Property and Equipment represent all other depreciable assets such as hand tools, forklifts, repair equipment, etc. In a liquidation, this type of asset suffers shrinkage and does not bring much in an auction. Total recovery is estimated at 15 percent of book value.

     Other Assets -- Other assets include principally prepaid pension assets and intangible pension assets and are ascribed no value. Due to the shut down it is anticipated that the prepaid pension asset would be seized by the Pension Benefit Guaranty Corporation and used to offset potential pension obligations.

     Expenses of Liquidation -- Expenses of liquidation include brokerage and liquidator costs necessary to dispose of the assets. These costs are estimated at approximately six percent of total asset value.

     Projected Cash Flow Losses -- Projected cash flow losses were estimated for the six months prior to the beginning of liquidation and is included to adjust the October 31, 1999 cash balance to an expected balance at the beginning of a liquidation. This estimate does not include negative impact from customer response to the Company's uncertain future.

     Operating Costs during Liquidation -- Operating costs during liquidation were estimated for the six to nine months that the Company would operate during liquidation. They include professional fees, administrative expenses, costs to maintain staff during a wind down, security and other costs.

     Employee Related Claims -- Employee related claims were set at the legal limit pursuant to the Bankruptcy Code, or approximately $4,000 (actual) per employee.

     Accrued Expenses -- Accrued expenses were analyzed and represent only the expected cash payable expenses in liquidation. Accrued expenses were also reduced by the amount of worker compensation obligations covered by letters of credits and employee-related claims covered above.

     Post Retirement Benefit Obligation -- Post retirement benefit obligations were assumed payable as accrued on the most recent balance sheet. The assumptions for this accrual were audited by PricewaterhouseCoopers as of July 31, 1999 for financial statement reporting.

     Long Term Liabilities (including Pension Obligation) -- Pension obligations are approximately $5 million, which represents the estimated underfunded amount in the event of liquidation.

                                                                       EXHIBIT C

                      NORTHWESTERN STEEL AND WIRE COMPANY

                        PROJECTED FINANCIAL INFORMATION
                  SUPPLIED TO THE HOLDERS OF THE SENIOR NOTES
                                       ON
                               DECEMBER 14, 1999

                        PROJECTED FINANCIAL INFORMATION

INTRODUCTION

     The following financial projections (the "Projections") were prepared by Northwestern Steel and Wire Company (hereafter "NWSW" or "Company") for use solely in connection with the Offering Memorandum and Solicitation Document to which these Projections are attached (the "Offering Memorandum"). All capitalized terms not defined herein are used with the meanings set forth in the Offering Memorandum.

     The Projections consist of projected balance sheets as of the end of fiscal years 2000-2003 and summary income statements for the fiscal years then ended. The Projections were prepared by the Company and were not prepared with a view toward compliance with published guidelines of the SEC, the American Institute of Certified Public Accountants or any other regulatory or professional agency or body, generally accepted accounting principles or consistency with our audited financial statements. In addition, PricewaterhouseCoopers LLP, the independent auditors for the Company, has neither compiled nor examined the Projections and, accordingly, does not express any opinion or any other form of assurance with respect to, assumes no responsibility for, and disclaims any association with, the Projections. These estimates and projections should be read together with the information contained under the heading "Risk Factors" in the Offering Memorandum and the information and financial statements and related notes thereto included in our Annual Report on Form 10-K attached as Annex A thereto.

     The Projections are based upon a number of assumptions and estimates regarding industry performance, steel prices, general economic conditions and other matters that, while presented with numerical specificity and considered reasonable by the Company when taken as a whole, inherently are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control, and are based upon specific assumptions with respect to future business decisions, some or all of which will change. The Projections are necessarily speculative in nature and it can be expected that some or all of the assumptions may not be realized. Additionally, there are numerous risks related to the Company's businesses. A number of factors, including but not limited to adverse competitive developments, could negatively impact the attainability of the financial performance as set forth herein. See "Risk Factors" in the Offering Memorandum.

     Projections included herein should not be regarded as a representation by the Company, the Company's advisors or any other person that the projected results will be achieved. NWSW does not generally publish its business plan and strategies or make external projections of its anticipated financial position or results of operations and assumes no responsibility to update or otherwise revise the Projections.

STRATEGY

     The Company is planning to upgrade or replace major portions of its steel facilities in Sterling, Illinois. The New Mill will replace the existing 14" rolling mill and the 24" rolling mill. The Company anticipates the New Mill will generate significant savings in production costs through the use of more efficient equipment and a reduction in employee levels. The Company's strategy will also focus on its customers within a 500-mile radius. This emphasis on shipments in the Company's core and chosen markets is expected to create additional freight cost advantages for products produced by the New Mill.

     In addition to the cost savings generated by the New Mill, the Company has also identified several other sources of significant savings, including:

     - the installation of a single electric arc furnace to replace two existing electric arc furnaces;

     - a new maintenance program that will reduce maintenance costs and improve productivity; and

     -  the impact of the new collective bargaining agreement.

     The strategic plan does not rely on capacity increases or incremental sales to achieve its goals.

GENERAL ASSUMPTIONS

     The Projections generally assume that no material change in general economic conditions will occur during the projected period. The Projections do, however, take into consideration the effects of current capacity in the industry, recent capacity increases going to full production and announced capacity increases that are expected to come on line.

     The Projections assume that (i) the new rolling mill will come on line by the end of the quarter ending July 31, 2001 and be fully operational by the end of the quarter ending January 31, 2002, (ii) the 14" rolling mill will be phased out of production in the quarter ending July 31, 2001 and (iii) the 24" rolling mill will be phased out of production in the quarter ending October 31, 2001.

INCOME STATEMENT ASSUMPTIONS

  Net Revenues

     The Company's revenue projections are driven primarily by product mix by mill type, tons shipped, and the selling price per net ton by product. Projected product mix and tons shipped were based upon rolling mill capabilities and management estimates of demand. Projected selling prices were estimated based upon the projected spread of finished product selling prices over scrap prices, taking into account projected supply/demand balances resulting from expected increases in industry capacity. All volume and price estimates were based upon historic market levels in the Company's core markets, current backlog, customer contact, and management experience. Estimated tons shipped also take into account the expected positive effect of the New Mill Project on customers' perceptions of NWSW.

     Net revenues for the Company are expected to increase from $349.3 million in fiscal 1999 to $388.2 million in fiscal 2000, representing an increase of 11.1%, and from $388.2 million in fiscal 2000 to $406.1 million in fiscal 2001, representing an increase of 4.6 percent. These increases are largely due to anticipated firming of prices and increases in volume from a continued reduction in imports of structural products and anticipated continued strength of the economy. Net revenues from fiscal 2001 to fiscal 2002 are expected to decrease by 1.2% from $406.1 million to $401.2 million primarily due to a forecast reduction in the average selling price of the products resulting from anticipated increases in domestic industry capacity. Net revenues from fiscal 2002 to fiscal 2003 are projected to increase by $10.2 million, or 2.6 percent, to $411.5 million primarily due to expected general inflationary price increases coupled with additional price increases for the Company's rod and wire products.

  Gross Profit

     Gross profit/loss is projected to increase from a $2.1 million loss in fiscal 1999 to a $13.5 million profit in fiscal 2000 and a $42.8 million profit in fiscal 2001. The principal reasons for these projected improvements are (i) anticipated increases in the current spread between selling and scrap prices for structural products due to declining pressure from imports, and (ii) lower costs of production resulting from anticipated increases in efficiency and productivity resulting from the collective bargaining agreement and the EAF Project. Gross profits are expected to improve from $42.8 million in fiscal 2001 to $51.7 million in fiscal 2002 and $56.3 million in fiscal 2003. These increases are due primarily to the significant cost benefits expected from the New Mill, offset in part by expected decreases in spreads between selling and scrap prices for structural products due to expected increases in domestic capacity and increased depreciation as a result of the completion of the New Mill.

     The cost of sales projections are driven by scrap steel prices (the major component of the cost of goods sold), labor costs associated with the various production steps including the furnace operation, caster operation, and the various rolling mills, the energy costs and the yield and efficiency of the operation. Expected production costs are based upon historic costs per ton with consideration given to forecast volume and projected savings from the EAF Project and the phase-in of the New Mill Project and the structured maintenance plan.

  Selling, Administrative and Other Expenses

     Selling expenses have been estimated by management based upon historic levels. Administrative expenses are also based upon historic levels and are then increased to reflect the estimated costs of implementing the maintenance program and increased to reflect administrative salary/benefit changes. Other expenses were estimated by management. Other expenses also include anticipated pension costs associated with the change in staffing levels and general overhead including plant and corporate expense, selling and marketing expense and the estimated interest costs associated with the New Senior Debt.

     Selling, administrative and other expenses are projected to increase from approximately $11.3 million in fiscal 1999 to $13.6 million in fiscal 2000 (reflecting a 20.3 percent increase) and then decrease to approximately $10.8 million in 2001 (reflecting a 20.6 percent decline). These changes are primarily due to the inclusion of significant professional fees associated with the proposed Exchange in fiscal 2000. Selling, administrative and other expenses are expected to increase approximately 5.6 percent and 5.3 percent in 2002 and 2003, respectively. Inflation and higher selling expenses associated with increased sales volumes are projected to be the principal contributors to the 2002 and 2003 increases.

  Income Taxes

     Book taxes are based upon 40% of the pretax income level. Cash taxes also assume a 40% rate, but also consider loss carryforwards, accelerated depreciation and future projected losses. The Company currently has approximately $17 million in restricted Net Operating Loss ("NOL") carryforwards and anticipates generating additional NOLs in fiscal 2000, which would allow the Company to recover approximately $5 million in past taxes paid.

BALANCE SHEET ASSUMPTIONS

  Accounts Receivable

     Accounts Receivable are based upon management estimates, taking into consideration the past payment history of the Company's customers and are estimated to average approximately 34 days.

  Inventories

     Inventories are based upon management estimates, which specifically examine historic levels and anticipated reductions as a result of changes in product mix and rolling schedules. Raw material inventory is estimated at 55,000 tons, semi-finished at 80,000 tons and finished at 65,000 tons, and are adjusted for seasonal differences. Final balance sheet amounts are based on the anticipated scrap cost.

  Fixed Assets

     The Fixed Assets are projected to increase as the Company makes investment in the new rolling mill and upgrades the furnace operations.

  Accounts Payable

     Accounts Payable are estimated by management based upon historic levels of days payable and are expected to be 26 to 28 days outstanding, which represents a slight increase over current days payable.

  Accrued Expenses

     Accrued Expenses have been estimated based upon 8 percent of Cost of Sales.

  Long-Term Debt

     The various components of long-term debt (as well as cash and the amounts borrowed under the Revolving Credit Facility) are based upon terms of the proposed Exchange and anticipated levels immediately prior to and immediately after the Exchange with an anticipated closing at the end of April, 2000.

  Capital Expenditures

     Management has identified and quantified the major capital expenditures anticipated to occur during the projected period, which include the New Mill Project of approximately $120 million, the EAF Project of approximately $10 million, the maintenance program and continued discretionary capital expenditures supported by appropriate returns. The projections assume that the New Mill will supply over 85 percent of the same products as the two existing 14" and 24" mills and add additional production capabilities and that the EAF Project will increase efficiency and reduce power consumption by using a bottom tapping mechanism.

     Capital expenditures for the New Mill are expected to be made over a 13 to 14 month period as the New Mill is installed. The New Mill is expected to come on line in the quarter ending July 31, 2001 and be fully operational by the end of the quarter ending January 31, 2002.

  Liquidity

     After obtaining the New Senior Debt, the Company expects to generate sufficient cash flow from operations on an annual basis to fund its projected operating expenses, interest payments, capital expenditures and other cash needs. Thus, although we do anticipate making draws on our Revolving Credit Facility from time to time during each fiscal year, the Projections do not show any significant draws on the Revolving Credit Facility at the end of fiscal 2000, 2001, 2002 or 2003.

                      NORTHWESTERN STEEL AND WIRE COMPANY
                      PROJECTED INCOME STATEMENT (SUMMARY)
                                   2000-2003

                                  ACTUAL        ACTUAL                           PROJECTED
                                   FYE           FYE         --------------------------------------------------
     ($000,000 OMITTED)            1998          1999          2000          2001          2002          2003
     ------------------          --------      --------      --------      --------      --------      --------
Revenues, Net................    $596.437      $349.345      $388.157      $406.096      $401.215      $411.462
Cost of Sales (Goods Sold)...     496.906       337.012       361.337       347.517       327.060       327.475
Depreciation.................      17.548        14.476        13.299        15.735        22.421        27.689
                                 --------      --------      --------      --------      --------      --------
Gross Profit.................      81.983         2.144        13.521        42.843        51.734        56.297
  Margin.....................        13.7%         -0.6%          3.5%         10.5%         12.9%         13.7%
Selling, Administrative and
  Other Expenses.............      13.017        11.350        13.676        10.788        11.388        11.988
                                 --------      --------      --------      --------      --------      --------
EBIT (Before Non-recurring
  Charges)...................      68.966       (13.494)       (0.155)       32.055        40.346        44.309
Non-recurring Charges........                    46.291        (0.895)           --        19.000            --
                                 --------      --------      --------      --------      --------      --------
EBIT (After Non-recurring
  Charges)...................      68.966       (59.785)        0.740        32.055        21.346        44.309
Total Interest Expense and
  Other Income...............       0.048        11.519         7.800        (0.230)       16.957        22.224
                                 --------      --------      --------      --------      --------      --------
Pre-Tax Income...............      68.918       (71.304)       (7.059)       32.285         4.389        22.086
Book Taxes...................      27.222       (25.957)       (2.823)       11.300         1.536         7.730
                                 --------      --------      --------      --------      --------      --------
Net Income...................    $ 41.696      $(45.347)     $ (4.236)     $ 20.985      $  2.853      $ 14.356
                                 ========      ========      ========      ========      ========      ========
EBITDA.......................    $ 86.514      $  0.982      $ 13.144      $ 47.790      $ 62.767      $ 71.999
                                 ========      ========      ========      ========      ========      ========
EBITDA Margin................        14.5%          0.3%          3.4%         11.8%         15.6%         17.5%

                      NORTHWESTERN STEEL AND WIRE COMPANY
                            PROJECTED BALANCE SHEET
                                   2000-2003

                                               ACTUAL      PROJECTED FISCAL YEAR ENDING JULY, 31
                                                FYE      -----------------------------------------
($000,000 OMITTED)                             JUL-99     2000P      2001P      2002P      2003P
------------------                            --------   --------   --------   --------   --------
ASSETS
Current Assets:
  Cash & Equivalents........................  $ 39.415   $  2.598   $  6.769   $  9.456   $ 33.360
  Cash Escrow for 22" Mill..................     0.000    100.720     23.842      0.000      0.000
  Cash Escrow for pollution control bonds...     0.000      2.094      1.469      1.000      1.000
  Accounts Receivable.......................    29.585     37.446     38.125     37.184     37.892
  Inventories...............................    51.485     49.241     41.110     40.727     41.601
  Deferred Tax Asset........................     0.000      0.000      0.000      0.000      0.000
  Other Current Assets......................     8.773     11.673      9.944      9.944      9.944
                                              --------   --------   --------   --------   --------
Total Current Assets........................   129.258    203.772    121.260     98.312    123.798
                                              --------   --------   --------   --------   --------
Fixed Assets:
  Land......................................     2.796      2.991      2.991      2.991      2.991
  Buildings.................................    27.966     28.078     28.078     28.078     28.078
  22" Mill..................................     4.036     13.082     89.960    113.802    113.802
  Machinery and Equipment...................   260.390    276.227    294.627    292.727    306.227
  Capitalized Interest......................     0.000      5.525     27.625     33.150     33.150
  Less: Accum. Depreciation.................   173.175    185.243    199.022    219.758    245.762
                                              --------   --------   --------   --------   --------
Net Fixed Assets............................   122.013    140.660    244.259    250.990    238.486
                                              --------   --------   --------   --------   --------
Deferred Financing and Transaction Fees.....     0.869     10.771      8.815      7.130      5.445
Deferred Tax Asset..........................    47.585     50.409     36.487     45.585     46.128
Other.......................................    18.685     22.497     22.497     22.497     22.497
                                              --------   --------   --------   --------   --------
Total Assets................................  $318.409   $428.109   $433.319   $424.514   $436.354
                                              ========   ========   ========   ========   ========
LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable..........................  $ 17.482   $ 29.541   $ 27.156   $ 24.535   $ 24.800
  Income Taxes Payable......................     0.000      0.100      0.100      0.100      0.100
  Revolver..................................     0.000      0.000      0.000      0.000      0.000
  Revolver Draw Down until Transaction......    19.600      0.000      0.000      0.000      0.000
  Current Portion Long-Term Debt............     0.609      0.108      0.108      0.108      0.108
  Accrued Expenses..........................    27.064     30.807     29.923     28.095     28.399
                                              --------   --------   --------   --------   --------
Total Current Liabilities...................    64.755     60.555     57.287     52.837     53.407
Existing Long Term Debt due 2001............   114.813         --         --         --         --
New Senior Debt.............................        --    170.000    170.000    170.000    170.000
Pollution Control Bonds.....................        --     10.000     10.000     10.000      9.722
Other Debt..................................      .817      0.706      0.598      0.490      0.382
Deferred Benefit Obligations................    84.592     77.559     65.159     58.059     55.359
Deferred Tax Liability......................     0.000      0.000      0.000      0.000      0.000
Other Liabilities...........................     6.606      7.450      7.450      7.450      7.450
                                              --------   --------   --------   --------   --------
Total Liabilities...........................   271.583    326.270    310.494    298.836    296.320
                                              --------   --------   --------   --------   --------
Stockholders' Equity:
  Common Stock (Paid in Capital)............   123.973    183.223    183.223    183.223    183.223
  Retained Earnings.........................   (71.822)   (76.058)   (55.073)   (52.220)   (37.864)
  Less: Treasury Stock......................    (5.325)    (5.326)    (5.326)    (5.326)    (5.326)
                                              --------   --------   --------   --------   --------
Net Stockholders' Equity....................    46.826    101.839    122.825    125.678    140.033
                                              --------   --------   --------   --------   --------
Total Liabilities & Stockholders' Equity....  $318.409   $428.109   $433.319   $424.514   $436.354
                                              ========   ========   ========   ========   ========

                                                                       EXHIBIT D

                      NORTHWESTERN STEEL AND WIRE COMPANY

                           2000 STOCK INCENTIVE PLAN

                      NORTHWESTERN STEEL AND WIRE COMPANY
                           2000 STOCK INCENTIVE PLAN

1. ESTABLISHMENT AND PURPOSE.

     The Northwestern Steel and Wire Company 2000 Stock Incentive Plan (the "Plan") is established by Northwestern Steel and Wire Company (the "Company") to attract and retain persons eligible to participate in the Plan; motivate Participants to achieve long-term Company goals; and further align Participants' interests with those of the Company's other stockholders. The Plan is adopted as of November 18, 1999, subject to approval by the Company's stockholders within 12 months after such adoption date.

     Certain terms used herein are defined as set forth in SECTION 10.

2. ADMINISTRATION; ELIGIBILITY.

     The Plan shall be administered by a Committee; provided, however, that, if at any time no Committee shall be in office, the Plan shall be administered by the Board. The Plan may be administered by different Committees with respect to different groups of Eligible Individuals. As used herein, the term "Administrator" means the Board or any of its Committees as shall be administering the Plan.

     The Administrator shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Participation shall be limited to such persons as are selected by the Administrator. Awards may be granted as alternatives to, in exchange or substitution for, or replacement of, awards outstanding under the Plan or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). The provisions of Awards need not be the same with respect to each Participant.

     Among other things, the Administrator shall have the authority, subject to the terms of the Plan:

          (a) to select the Eligible Individuals to whom Awards may from time to time be granted;

          (b) to determine whether and to what extent Stock Options, Stock Appreciation Rights, Stock Awards or any combination thereof are to be granted hereunder;

          (c) to determine the number of shares of Stock to be covered by each Award granted hereunder;

          (d) to approve forms of agreement for use under the Plan;

          (e) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, the option price, any vesting restriction or limitation, any vesting acceleration or forfeiture waiver and any right of repurchase, right of first refusal or other transfer restriction regarding any Award and the shares of Stock relating thereto, based on such factors or criteria as the Administrator shall determine);

          (f) subject to SECTION 8(a), to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including, but not limited to, with respect to (i) performance goals and targets applicable to performance-based Awards pursuant to the terms of the Plan and (ii) extension of the post-termination exercisability period of Stock Options;

          (g) to determine to what extent and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred;

          (h) to determine the Fair Market Value; and

          (i) to determine the type and amount of consideration to be received by the Company for any Stock Award issued under SECTION 6.

     The Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

     Except to the extent prohibited by applicable law, the Administrator may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person or persons selected by it. Any such allocation or delegation may be revoked by the Administrator at any time. The Administrator may authorize any one or more of their members or any officer of the Company to execute and deliver documents on behalf of the Administrator.

     Any determination made by the Administrator or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Administrator or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Administrator or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.

     No member of the Administrator, and no officer of the Company, shall be liable for any action taken or omitted to be taken by such individual or by any other member of the Administrator or officer of the Company in connection with the performance of duties under this Plan, except for such individual's own willful misconduct or as expressly provided by law.

3. STOCK SUBJECT TO PLAN.

     Subject to adjustment as provided in this SECTION 3, the aggregate number of shares of Stock which may be delivered under the Plan shall not exceed 9,068,453 shares of stock, which number shall be reduced, on any given date, by the number of common shares that are subject to options which have been granted pursuant to our Existing Stock Option Plans and are outstanding on such date and by the number of common shares acquired upon the exercise of options granted pursuant to our Existing Stock Option Plans, which exercise was subsequent to the date this Plan was adopted.

     To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary thereof because the Award expires, is forfeited, canceled or otherwise terminated, or the shares of Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan. If the exercise price of any Stock Option is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued, net of the shares of Stock tendered, shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan. In the event that shares of Stock issued under the Plan are reacquired by the Company pursuant to any forfeiture provision, right of repurchase or right of first refusal (or other similar right), such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

     Subject to adjustment as provided in this SECTION 3, the maximum number of shares that may be covered by Stock Options, Stock Appreciation Rights and Stock Awards, in the aggregate, granted to any one Participant during any calendar year shall be 400,000 shares.

     In the event of any Company stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, or any other corporate transaction, Company share offering or other event involving the Company and having an effect similar to any of the foregoing, the Administrator may make such substitution or adjustments in the
(A) number and kind of shares that may be delivered under the Plan, (B) additional maximums imposed in the immediately preceding paragraph, (C) number and kind of shares subject to outstanding Awards, (D) exercise price of outstanding Stock Options and Stock Appreciation Rights and (E) other characteristics or terms of the Awards as it may determine appropriate in its sole discretion to equitably reflect such corporate transaction, share offering or other event; provided, however, that the number of shares subject to any Award shall always be a whole number.

4. STOCK OPTIONS.

     Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Non-Qualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

     The Administrator shall have the authority to grant any Participant Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights). Incentive Stock Options may be granted only to employees of the Company and its subsidiaries (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or, even if so designated, does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

     Stock Options shall be evidenced by option agreements, each in a form approved by the Administrator. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Non-Qualified Stock Option. The grant of a Stock Option shall occur as of the date the Administrator determines.

     Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Optionee affected, to disqualify any Incentive Stock Option under Section 422 of the Code.

     Stock Options granted under this SECTION 4 shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Administrator shall deem desirable:

          (a) Exercise Price. The exercise price per share of Stock purchasable under a Stock Option shall be determined by the Administrator. If the Stock Option is intended to qualify as an Incentive Stock Option, the exercise price per share shall be not less than the Fair Market Value per share on the date the Stock Option is granted, or if granted to an individual who is a Ten Percent Holder, not less than 110% of such Fair Market Value per share.

          (b) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Incentive Stock Option shall be exercisable more than 10 years (or five years in the case of an individual who is a Ten Percent Holder) after the date the Incentive Stock Option is granted. No Option which is intended to be an Incentive Stock Option shall be granted more than ten (10) years from the date the Plan is adopted by the Company or the date the Plan is approved by the stockholders of the Company, whichever is earlier.

          (c) Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times, and subject to such terms and conditions, as shall be determined by the Administrator. If the Administrator provides that any Stock Option is exercisable only in installments, the Administrator may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Administrator may determine. In addition, the Administrator may at any time, in whole or in part, accelerate the exercisability of any Stock Option.

          (d) Method of Exercise. Subject to the provisions of this SECTION 4, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares of Stock subject to the Stock Option to be purchased.

     The option price of any Stock Option shall be paid in full in cash (by certified or bank check or such other instrument as the Company may accept) or, unless otherwise provided in the applicable option agreement, by one or more of the following: (i) in the form of unrestricted Stock already owned by the Optionee (or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock subject to a

     Stock Award hereunder) based in any such instance on the Fair Market Value of the Stock on the date the Stock Option is exercised; (ii) by certifying ownership of shares of Stock owned by the Optionee to the satisfaction of the Administrator for later delivery to the Company as specified by the Company; (iii) by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; or (iv) by any combination of cash and/or any one or more of the methods specified in clauses (i), (ii) and (iii). Notwithstanding the foregoing, a form of payment shall not be permitted to the extent it would cause the Company to recognize a compensation expense (or additional compensation expense) with respect to the Stock Option for financial reporting purposes.

     If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock, the number of shares of Stock to be received upon such exercise equal to the number of shares of Restricted Stock used for payment of the option exercise price shall be subject to the same forfeiture restrictions to which such Restricted Stock was subject, unless otherwise determined by the Administrator.

     No shares of Stock shall be issued upon exercise of a Stock Option until full payment therefor has been made. Upon exercise of a Stock Option (or a portion thereof), the Company shall have a reasonable time to issue the Stock for which the Stock Option has been exercised, and the Optionee shall not be treated as a stockholder for any purposes whatsoever prior to such issuance. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such Stock is recorded as issued and transferred in the Company's official stockholder records, except as otherwise provided herein or in the applicable option agreement.

          (e) Transferability of Stock Options. Except as otherwise provided in the applicable option agreement, a Non-Qualified Stock Option (i) shall be transferable by the Optionee to a Family Member of the Optionee, provided that (A) any such transfer shall be by gift with no consideration and (B) no subsequent transfer of such Stock Option shall be permitted other than by will or the laws of descent and distribution, and (ii) shall not otherwise be transferable except by will or the laws of descent and distribution. An Incentive Stock Option shall not be transferable except by will or the laws of descent and distribution. A Stock Option shall be exercisable, during the Optionee's lifetime, only by the Optionee or by the guardian or legal representative of the Optionee, it being understood that the terms "holder" and "Optionee" include the guardian and legal representative of the Optionee named in the applicable option agreement and any person to whom the Stock Option is transferred (X) pursuant to the first sentence of this SECTION 4(E) or pursuant to the applicable option agreement or (Y) by will or the laws of descent and distribution. Notwithstanding the foregoing, references herein to the termination of an Optionee's employment or provision of services shall mean the termination of employment or provision of services of the person to whom the Stock Option was originally granted.

          (f) Termination by Death. Unless otherwise provided in the applicable option agreement, if an Optionee's employment or provision of services terminates by reason of death, any Stock Option held by such Optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Administrator may determine, for a period of one year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter. In the event of termination of employment or provision of services due to death, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

          (g) Termination by Reason of Disability. Unless otherwise provided in the applicable option agreement, if an Optionee's employment or provision of services terminates by reason of Disability, any Stock Option held by such Optionee may thereafter be exercised by the Optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Administrator may determine, for a period of three years from the date of such termination of employment or provision of services or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided, however, that if the Optionee dies within such period, an unexercised Stock Option held by such Optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter. In the event of termination of employment or provision of services by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

          (h) Termination by Reason of Retirement. Unless otherwise provided in the applicable option agreement, if an Optionee's employment or provision of services terminates by reason of Retirement, any Stock Option held by such Optionee may thereafter be exercised by the Optionee, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Administrator may determine, for a period of three years from the date of such termination of employment or provision of services or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided, however, that if the Optionee dies within such period, any unexercised Stock Option held by such Optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter. In the event of termination of employment or provision of services by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

          (i) Other Termination. Unless otherwise provided in the applicable option agreement, if an Optionee's employment or provision of services terminates for any reason other than death, Disability or Retirement, any Stock Option held by such Optionee shall thereupon terminate; provided, however, that, if such termination of employment or provision of services is involuntary on the part of the Optionee and without Cause, such Stock Option, to the extent then exercisable, or on such accelerated basis as the Administrator may determine, may be exercised for the lesser of 90 days from the date of such termination of employment or provision of services or the remainder of such Stock Option's term, and provided, further, that if the Optionee dies within such period, any unexercised Stock Option held by such Optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter. In the event of termination of employment or provision of services for any reason other than death, Disability or Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

          (j) Participant Loans. The Administrator may in its discretion authorize the Company to:

             (i) lend to an Optionee an amount equal to such portion of the exercise price of a Stock Option as the Administrator may determine; or

             (ii) guarantee a loan obtained by an Optionee from a third-party for the purpose of tendering such exercise price.

        The terms and conditions of any loan or guarantee, including the term, interest rate, whether the loan is with recourse against the Optionee and any security interest thereunder, shall be determined by the Administrator, except that no extension of credit or guarantee shall obligate the Company for an amount to exceed the lesser of (i) the aggregate Fair Market Value on the date of exercise, less the par value, of the shares of Stock to be purchased upon the exercise of the Stock Option, and (ii) the amount permitted under applicable laws or the regulations and rules of the Federal Reserve Board and any other governmental agency having jurisdiction.

5. STOCK APPRECIATION RIGHTS.

     Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.

     A Stock Appreciation Right may be exercised by an Optionee in accordance with this SECTION 5 by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Administrator. Upon such exercise and surrender, the Optionee shall be entitled to receive an amount determined in the manner prescribed in this SECTION 5. Stock Options which have been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

     Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Administrator, including the following:

          (i) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of SECTION 4 and this SECTION 5.

          (ii) Upon the exercise of a Stock Appreciation Right, an Optionee shall be entitled to receive an amount in cash, shares of Stock or both equal in value to the excess of the Fair Market Value of one share of Stock over the exercise price per share specified in the related Stock Option, multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Administrator having the right to determine the form of payment.

          (iii) A Stock Appreciation Right shall be transferable only to, and shall be exercisable only by, such persons permitted with respect to the underlying Stock Option in accordance with SECTION 4(E).

6. STOCK AWARDS OTHER THAN OPTIONS.

     Stock Awards may be directly issued under the Plan (without any intervening options), subject to such terms, conditions, performance requirements, restrictions, forfeiture provisions, contingencies and limitations as the Administrator shall determine. Stock Awards may be issued which are fully and immediately vested upon issuance or which vest in one or more installments over the Participant's period of employment or other service to the Company or upon the attainment of specified performance objectives, or the Company may issue Stock Awards which entitle the Participant to receive a specified number of vested shares of Stock upon the attainment of one or more performance goals or service requirements established by the Administrator.

     Shares representing a Stock Award shall be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or issuance of one or more certificates (which may bear appropriate legends referring to the terms, conditions and restrictions applicable to such Award). The Administrator may require that any such certificates be held in custody by the Company until any restrictions thereon shall have lapsed and that the Participant deliver a stock power, endorsed in blank, relating to the Stock covered by such Award.

     A Stock Award may be issued in exchange for any consideration which the Administrator may deem appropriate in each individual instance, including, without limitation:

          (i) cash or cash equivalents;

          (ii) past services rendered to the Company or any Affiliate; or

          (iii) future services to be rendered to the Company or any Affiliate (provided that, in such case, the par value of the stock subject to such Stock Award shall be paid in cash or cash equivalents, unless the Administrator provides otherwise).

     A Stock Award that is subject to restrictions on transfer and/or forfeiture provisions may be referred to as an award of "Restricted Stock" or "Restricted Stock Units."

7. CHANGE IN CONTROL PROVISIONS.

     (a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control:

          (i) Any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested to the full extent of the original grant;

          (ii) The restrictions applicable to any outstanding Stock Award shall lapse, and the Stock relating to such Award shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant;

          (iii) All outstanding repurchase rights of the Company with respect to any outstanding Awards shall terminate; and

          (iv) Outstanding Awards shall be subject to any agreement of merger or reorganization that effects such Change in Control, which agreement shall provide for:

             (a) The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

             (b) The assumption of the outstanding awards by the surviving corporation or its parent or subsidiary;

             (c) The substitution by the surviving corporation or its parent or subsidiary of equivalent awards for the outstanding Awards; or

             (d) Settlement of each share of Stock subject to an outstanding Award for the Change in Control Price (less, to the extent applicable, the per share exercise price), or, if the per share exercise price equals or exceeds the Change in Control Price, the outstanding Award shall terminate and be canceled.

          (v) In the absence of any agreement of merger or reorganization effecting such Change in Control, each share of Stock subject to an outstanding Award shall be settled for the Change in Control Price (less, to the extent applicable, the per share exercise price).

     (b) Definition of Change in Control. For purposes of this Plan, a "Change in Control" shall be deemed to have occurred if:

          (i) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company), including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock representing more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities;

          (ii) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation other than a majority-owned subsidiary of the Company, or to sell or otherwise dispose of all or substantially all of the Company's assets, and the persons who were the members of the Board of Directors of the Company prior to such approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent thereof;

          (iii) the stockholders of the Company approve a plan of liquidation of the Company; or

          (iv) within any period of 24 consecutive months, persons who were members of the Board of Directors of the Company immediately prior to such 24-month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board of Directors of the Company immediately prior to such 24-month period and who constituted a majority of the Board of Directors of the Company at the time of such election, cease to constitute a majority of the Board.

     (c) Change in Control Price. For purposes of the Plan, "Change in Control Price" means the higher of (i) the highest reported sales price, regular way, of a share of Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national securities exchange on which such shares are listed or on Nasdaq, as applicable, during the 60-day period prior to and including the date of a Change in Control, and (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Stock paid in such tender or exchange offer or Corporate Transaction. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the sole discretion of the Board.

8. MISCELLANEOUS.

     (a) Amendment. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would adversely affect the rights of a Participant under an Award theretofore granted without the Participant's consent, except such an amendment (i) made to avoid an expense charge to the Company or an Affiliate, or (ii) made to permit the Company or an Affiliate a deduction under the Code. No such amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by law, agreement or the rules of any stock exchange or market on which the Stock is listed.

     The Administrator may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall adversely affect the rights of the holder thereof without the holder's consent.

     Notwithstanding anything in the Plan to the contrary, if any right under this Plan would cause a transaction to be ineligible for pooling of interests accounting that would, but for the right hereunder, be eligible for such accounting treatment, the Administrator may modify or adjust the right so that pooling of interests accounting shall be available, including the substitution of Common Stock having a Fair Market Value equal to the cash otherwise payable hereunder for the right which caused the transaction to be ineligible for pooling of interests accounting.

     (b) Unfunded Status of Plan. It is intended that this Plan be an "unfunded" plan for incentive and deferred compensation. The Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Common Stock or make payments, provided that, unless the Administrator otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of this Plan.

     (c) General Provisions.

          (i) The Administrator may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.

     All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange or market on which the Stock is then listed and any applicable Federal or state securities law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

          (ii) Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements for its employees.

          (iii) The adoption of the Plan shall not confer upon any employee, director, consultant or advisor any right to continued employment, directorship or service, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment or service of any employee, consultant or advisor at any time.

          (iv) No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Administrator, withholding obligations may be settled with Stock, including Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its Subsidiaries and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Administrator may establish such procedures as it deems appropriate for the settlement of withholding obligations with Stock.

          (v) The Administrator shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant's death are to be paid.

          (vi) Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any shares of Common Stock, cash or other thing of value under this Plan or an Agreement to be transferred to the Participant, and no shares of Common Stock, cash or other thing of value under this Plan or an Agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

          (vii) The grant of an Award shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

          (viii) If any payment or right accruing to a Participant under this Plan (without the application of this SECTION (8)(C)(VIII)), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate ("Total Payments") would constitute a "parachute payment" (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code; provided, however, that the foregoing shall not apply to the extent provided otherwise in an Award or in the event the Participant is party to an agreement with the Company or an Affiliate that explicitly provides for an alternate treatment of payments or rights that would constitute "parachute payments." The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Administrator in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Administrator in making such determination and providing the necessary information for this purpose. The foregoing provisions of this SECTION 8(C)(VIII) shall apply with respect to any person only if, after reduction for any applicable Federal excise tax imposed by Section 4999 of the Code and Federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of this Plan and after reduction for only Federal income taxes.

          (ix) To the extent that the Administrator determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Administrator in its discretion may modify those restrictions as it determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

          (x) The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

          (xi) If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

          (xii) This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant's heirs, legal representatives and successors.

          (xiii) This Plan and each agreement granting an Award constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between this Plan and such agreement, the terms and conditions of the Plan shall control.

          (xiv) In the event there is an effective registration statement under the Securities Act pursuant to which shares of Stock shall be offered for sale in an underwritten offering, a Participant shall not, during the period requested by the underwriters managing the registered public offering, effect any public sale or distribution of shares of Stock received, directly or indirectly, as an Award or pursuant to the exercise or settlement of an Award.

          (xv) None of the Company, an Affiliate or the Administrator shall have any duty or obligation to disclose affirmatively to a record or beneficial holder of Stock or an Award, and such holder shall have no right to be advised of, any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with receipt or the exercise of an Award or the Company's purchase of Stock or an Award from such holder in accordance with the terms hereof.

          (xvi) This Plan, and all Awards, agreements and actions hereunder, shall be governed by, and construed in accordance with, the laws of the state of Delaware (other than its law respecting choice of law).

9. DEFERRAL OF AWARDS.

     The Administrator (in its sole discretion) may permit a Participant to:

          (a) have cash that otherwise would be paid to such Participant as a result of the exercise of a Stock Appreciation Right or the settlement of a Stock Award credited to a deferred compensation account established for such Participant by the Administrator as an entry on the Company's books;

          (b) have Stock that otherwise would be delivered to such Participant as a result of the exercise of a Stock Option or a Stock Appreciation Right converted into an equal number of Stock units; or

          (c) have Stock that otherwise would be delivered to such Participant as a result of the exercise of a Stock Option or Stock Appreciation Right or the settlement of a Stock Award converted into amounts credited to a deferred compensation account established for such Participant by the Administrator as an entry on the Company's books. Such amounts shall be determined by reference to the Fair Market Value of the Stock as of the date on which they otherwise would have been delivered to such Participant.

     A deferred compensation account established under this SECTION 9 may be credited with interest or other forms of investment return, as determined by the Administrator. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of awards is permitted or required, the Administrator (in its sole discretion) may establish rules, procedures and forms pertaining to such awards, including (without limitation) the settlement of deferred compensation accounts established under this SECTION 9.

10. DEFINITIONS.

     For purposes of this Plan, the following terms are defined as set forth below:

          (a) "Affiliate" means a corporation or other entity controlled by the Company and designated by the Administrator as such.

          (b) "Award" means a Stock Appreciation Right, Stock Option or Stock Award.

          (c) "Board" means the Board of Directors of the Company.

          (d) "Cause" means (i) the conviction of the Participant for committing a felony under Federal law or the law of the state in which such action occurred, (ii) dishonesty in the course of fulfilling the Participant's duties as an employee or director of, or consultant or advisor to, the Company or (iii) willful and deliberate failure on the part of the Participant to perform such duties in any material respect. Notwithstanding the foregoing, if the Participant and the Company or the Affiliate have entered into an employment or services agreement which defines the term "Cause" (or a similar term), such definition shall govern for purposes of determining whether such Participant has been terminated for Cause for purposes of this Plan. The determination of Cause shall be made by the Administrator, in its sole discretion.

          (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

          (f) "Commission" means the Securities and Exchange Commission or any successor agency.

          (g) "Committee" means a committee of Directors appointed by the Board to administer this Plan.

          (h) "Company" means Northwestern Steel and Wire Company, a Illinois corporation.

          (i) "Director" means a member of the Company's Board of Directors.

          (j) "Disability" means mental or physical illness that entitles the Participant to receive benefits under the long-term disability plan of the Company or an Affiliate, or if the Participant is not covered by such a plan or the Participant is not an employee of the Company or an Affiliate, a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant's duties for the Company or an Affiliate; provided, however, that a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered or incurred while participating in a criminal offense. Notwithstanding the foregoing, if the Participant and the Company or an Affiliate have entered into an employment or services agreement which defines the term "Disability" (or a similar term), such definition shall govern for purposes of determining whether such Participant suffers a Disability for purposes of this Plan. The determination of Disability shall be made by the Administrator, in its sole discretion. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

          (k) "Eligible Individual" means any officer, employee or director of the Company or a Subsidiary or Affiliate, or any consultant or advisor providing services to the Company or a Subsidiary or Affiliate.

          (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

          (m) "Existing Stock Option Plan" means (i) the 1992 Management Stock Option Plan, (ii) the 1994 Long Term Incentive Plan, (iii) the 1994 Directors' Stock Option Plan, (iv) the 1998 Employee Incentive Compensation Plan, (v) the 1998 Non-Employer Directors' Stock Option Plan and (vi) the Employee Stock Purchase and Option Plan.

          (n) "Fair Market Value" means, as of any given date, the fair market value of the Stock as determined by the Administrator or under procedures established by the Administrator. Unless otherwise determined by the Administrator, the Fair Market Value per share shall be the closing sales price per share of the Stock on Nasdaq (or the principal stock exchange or market on which the Stock is then traded) on the date as of which such value is being determined or the last previous day on which a sale was reported.

          (o) "Family Member" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a Participant (including adoptive relationships); any person sharing the Participant's household (other than a tenant or employee); any trust in which the Participant and any of these persons have substantially all of the beneficial interest; any foundation in which the Participant and any of these persons control the management of the assets; any corporation, partnership, limited liability company or other entity in which the Participant and any of these other persons are the direct and beneficial owners of substantially all of the equity interests (provided the Participant and these other persons agree in writing to remain the direct and beneficial owners of all such equity interests); and any personal representative of the Participant upon the Participant's death for purposes of administration of the Participant's estate or upon the Participant's incompetency for purposes of the protection and management of the assets of the Participant.

          (p) "Incentive Stock Option" means any Stock Option intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Code.

          (q) "Nasdaq" means The Nasdaq Stock Market, including the Nasdaq National Market and the Nasdaq SmallCap Market.

          (r) "Non-Employee Director" means a Director who is not an officer or employee of the Company.

          (s) "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

          (t) "Optionee" means a person who holds a Stock Option.

          (u) "Participant" means a person granted an Award.

          (v) "Representative" means (i) the person or entity acting as the executor or administrator of a Participant's estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had his or her primary residence at the date of the Participant's death; (ii) the person or entity acting as the guardian or temporary guardian of a Participant; (iii) the person or entity which is the beneficiary of the Participant upon or following the Participant's death; or (iv) any person to whom an Option has been transferred with the permission of the Administrator or by operation of law; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Administrator.

          (w) "Retirement" means retirement from active employment under a pension plan of the Company or any subsidiary or Affiliate, or under an employment contract with any of them, or termination of employment or provision of services at or after age 55 under circumstances which the Administrator, in its sole discretion, deems equivalent to retirement.

          (x) "Stock" means the Common Stock, par value $0.01 per share, of the Company.

          (y) "Stock Appreciation Right" means a right granted under SECTION 5.

          (z) "Stock Award" means an Award, other than a Stock Option or Stock Appreciation Right, made in Stock or denominated in shares of Stock.

          (aa) "Stock Option" means an option granted under SECTION 4.

          (bb) "Subsidiary" means any company during any period in which it is a "subsidiary corporation" (as such term is defined in Section 424(f) of the Code) with respect to the Company.

          (bb) "Ten Percent Holder" means an individual who owns, or is deemed to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation of the Company, determined pursuant to the rules applicable to
     Section 422(b)(6) of the Code.

     In addition, certain other terms used herein have the definitions given to them in the first places in which they are used.

                                                                       EXHIBIT E

                                    PROPOSED

                         PREPACKAGED PLAN OF BANKRUPTCY

JANET E. HENDERSON
SIDLEY & AUSTIN
ONE FIRST NATIONAL PLAZA
CHICAGO, ILLINOIS 60603
(312) 853-7000

Attorneys for Debtors and Debtors-in-Possession
NORTHWESTERN STEEL AND WIRE COMPANY, a Delaware Corporation and
NORTHWESTERN STEEL AND WIRE COMPANY, an Illinois Corporation

                         UNITED STATES BANKRUPTCY COURT

                              DISTRICT OF DELAWARE
In re
  NORTHWESTERN STEEL AND WIRE CO.,
    an Illinois Corporation and
  NORTHWESTERN STEEL AND WIRE CO.,
      a Delaware Corporation,
              Debtors

                                               Chapter 11
                                               Case No. ________
                                               JOINT PREPACKAGED PLAN OF
                                               NORTHWESTERN STEEL AND
                                               WIRE COMPANY, an Illinois
                                               Corporation
                                               and NORTHWESTERN STEEL AND
                                               WIRE COMPANY, a Delaware
                                               Corporation

     Northwestern Steel and Wire Company, an Illinois corporation ("Northwestern Illinois" or the "Company") and Northwestern Steel and Wire Company, a Delaware corporation ("Northwestern Delaware"), debtors herein hereby propose this Joint Prepackaged Plan ("Plan") under chapter 11 of the Bankruptcy Code in order to conclude the exchange offer previously solicited to the holders of Northwestern Illinois' 9 1/2% Senior Notes in the aggregate principal amount of $115,000,000. Consummation of the exchange offer is a key component in Northwestern Illinois' implementation of a strategic plan that includes, among other things, a substantial mill modernization project and a new collective bargaining agreement that will strengthen Northwestern Illinois' competitive position in the market.

                                   ARTICLE I

                                  DEFINITIONS

     For purposes of this Plan, all capitalized terms and otherwise defined terms shall have the meanings assigned to them in this Article I. Whenever the context requires, such terms shall include the plural number as well as the singular and the female and/or masculine gender as well as the neuter. Any term used herein that is not defined herein shall have the meaning ascribed to such term, if any, in the Bankruptcy Code and the Bankruptcy Rules. The following definitions apply to each Debtor in its individual capacity and both Debtors collectively, unless the context otherwise requires.

     1.1 "ADMINISTRATIVE CLAIM" means every Claim for a cost or expense of administration, asserted or arising under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and shall include, without limitation, (a) any Claim for compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331 or 503(b) of the Bankruptcy Code in connection with an application made to the Bankruptcy Court, (b) cure claims arising from the assumption of executory contracts or leases, (c) any fees or charges assessed under Section 1930 of Title 28 of the United States Code, (d) any claim granted administrative priority by the Bankruptcy Court, including claims under any Debtor-in-Possession Credit Agreement, and (e) Claims which arise in the ordinary course of business of the Debtor.

     1.2 "ALLOWED" means as to any Claim, to the extent to which such Claim (a) has been timely filed with the Bankruptcy Court, or has been scheduled by the Debtor as liquidated in amount and not disputed or contingent and, in either case, as to which no objection to the allowance thereof has been filed by the Objection Deadline, or as to which any objection has been determined by a Final Order allowing such Claim; (b) is allowed (i) by a Final Order or (ii) under this Plan, or (c) is an Administrative Claim requiring payment in the ordinary course of the Debtor's business which is not disputed by the Debtor, or as to which there is an order of the Bankruptcy Court requiring such payment.

     1.3 "ALLOWED EQUITY INTEREST" means an Equity Interest to which no objection to allowance thereof has been filed on or before the Objection Deadline or, if an objection has been filed, the Equity Interest has been allowed by a Final Order.

     1.4 "BANKRUPTCY CODE" means Title 11 of the United States Code, including any amendments thereto.

     1.5 "BANKRUPTCY COURT" means the United States District Court for the District of Delaware (including the United States Bankruptcy Court for the District of Delaware as a unit thereof and to which the Reorganization Case has been referred) or any successor court which has jurisdiction over the Reorganization Case.

     1.6 "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure, as amended, promulgated under 28 U.S.C. Section 2075.

     1.7 "BUSINESS DAY" means any day other than a Saturday, Sunday or "legal holiday" as defined in Bankruptcy Rule 9006(a).

     1.8 "CLAIM" means a claim, as such term is defined in Section 101(5) of the Bankruptcy Code, against the Debtors.

     1.9  "CLAIMANT" means the holder of a Claim.

     1.10 "CLASS" means each class of Claims and Equity Interests established under Article III of the Plan pursuant to Section 1122 of the Bankruptcy Code.

     1.11 "COLLECTIVE BARGAINING AGREEMENT" means the collective bargaining agreement between Northwestern Illinois and the United Steel Workers of America approved by Northwestern Illinois on February 19, 1999, and ratified by the United Steel Workers of America on March 22, 1999.

     1.12 "COMMITTEE" means any official committee appointed and functioning in the Reorganization Case, as it or they may be constituted from time to time during the Reorganization Case in accordance with the Bankruptcy Code and the Bankruptcy Rules.

     1.13 "COMMON STOCK" means the additional common stock to be issued by Northwestern Illinois as of the Effective Date.

     1.14 "CONFIRMATION" means the entry of the Confirmation Order by the Bankruptcy Court.

     1.15 "CONFIRMATION DATE" means the date on which the Confirmation Order is entered on the Bankruptcy Court docket.

     1.16 "CONFIRMATION HEARING" means the hearing held by the Bankruptcy Court on confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

     1.17 "CONFIRMATION ORDER" means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

     1.18 "DEBTOR" means either Northwestern Illinois or Northwestern Delaware, as the context requires, in its capacity as Debtor in Possession under the Bankruptcy Code.

     1.19 "DEBTORS" means Northwestern Illinois and Northwestern Delaware in their capacities as Debtors in Possession under the Bankruptcy Code.

     1.20  "DISPUTED CLAIM" means every Claim that is not an Allowed Claim.

     1.21 "DISPUTED EQUITY INTEREST" means every Equity Interest that is not an Allowed Equity Interest.

     1.22 "EFFECTIVE DATE" shall mean the first Business Day which is at least eleven (11) calendar days after the entry of the Confirmation order, on which all conditions to the effectiveness of the Plan have either occurred or been waived.

     1.23 "EQUITY INTEREST" means the interest of each owner of Outstanding Common Stock.

     1.24 "ESTATES" means the Debtors' estates created pursuant to Section 541 of the Bankruptcy Code upon commencement of the Reorganization Case.

     1.25 "EXCHANGE" means the offer to holders of Senior Notes to exchange their Senior Notes for cash and Common Stock as more fully and particularly described in the Offering Memorandum.

     1.26 "EXCHANGE AGENT" means Harris Trust Company of New York or such other Person as may be appointed by the Debtors and identified in the Confirmation Order.

     1.27 "FINAL ORDER" means an order or judgment of the Bankruptcy Court that has not been vacated, reversed, stayed, modified or amended and (a) as to which any appeal, review or certiorari proceeding that has been or may be prosecuted has been finally decided; or (b) as to which time for such appeal, review or certiorari proceeding has expired, with no appeal, request for review or petition for certiorari pending.

     1.28 "INDENTURE" means that indenture dated as of June 10, 1993 between Northwestern Illinois and Continental Bank, N.A., as Trustee, pursuant to which the Senior Notes were issued.

     1.29 "INDENTURE TRUSTEE" means U.S. Bank Trust National Association (as successor to Continental Bank N.A.), the trustee under the Indenture.

     1.30 "NEW CREDIT FACILITY" means the new working capital credit facility that may be entered into by Northwestern Illinois on or prior to the Effective Date, as described in the Offering Memorandum, or the Revolving Credit Facility, if reinstated pursuant to Section 1124(2) of the Bankruptcy Code.

     1.31 "NORTHWESTERN DELAWARE" means Northwestern Steel and Wire Company, incorporated in Delaware and located in Sterling, Illinois.

     1.32 "NORTHWESTERN ILLINOIS" means Northwestern Steel and Wire Company, incorporated in Illinois and located in Sterling, Illinois.

     1.33 "OBJECTION DEADLINE" means the date by which any objection by the Debtor or other party with standing to a Claim or Equity Interest must be filed with the Bankruptcy Court, which shall be the later of 10 days prior to the Confirmation Hearing or 30 days after the filing of the Claim or Equity Interest.

     1.34 "OFFERING MEMORANDUM" means the Offering Memorandum and Solicitation Document pursuant to which Northwestern Illinois has solicited the consent of the holders of the Senior Notes to the Exchange, the Plan and certain amendments to the Indenture.

     1.35 "OUTSTANDING COMMON STOCK" means the issued and outstanding shares of common stock of Northwestern Illinois as of the close of business on the record date in the Proxy Statement.

     1.36 "PERSON" includes individual, partnership, corporation, association, joint stock company, joint venture, estate, trust, unincorporated organization, any governmental unit or political subdivision thereof, or other entity, and all of their respective heirs, personal representatives, successors and assigns.

     1.37 "PETITION DATE" means the date on which a petition for relief under chapter 11 of the Bankruptcy Code was filed by the Debtors commencing the Reorganization Case.

     1.38 "PLAN" means this Joint Prepackaged Plan in the form filed by the Debtors and any amendments or modifications thereof or supplements thereto filed by the Debtors and permitted under Article VIII of the Plan, the Bankruptcy Code and the Bankruptcy Rules.

     1.39 "PRIORITY CLAIM" means any Claim entitled to priority under Section 507(a)(3) and (a)(4) of the Bankruptcy Code.

     1.40  "PRIORITY TAX CLAIM" means any Claim entitled to priority under
Section 507(a)(8) of the Bankruptcy Code.

     1.41 "PROXY STATEMENT" means that proxy statement notifying holders of Outstanding Common Stock of our annual Shareholders meeting and soliciting Proxies respecting (i) the issuance of Common Stock; (ii) an amendment to Northwestern Illinois' articles of incorporation to effectuate a 1-for-10 reverse stock split; (iii) the 2000 Stock Incentive Plan (as defined in the Proxy Statement); (iv) this Plan, and (v) the election of seven (7) directors.

     1.42 "REORGANIZATION CASE" means the Debtors' cases under chapter 11 of the Bankruptcy Code.

     1.43 "REORGANIZED DEBTOR" means the Debtors, on and after the Effective Date, either individually or collectively, as the context requires.

     1.44 "REVOLVING CREDIT FACILITY" means the Loan and Security Agreement dated as of September 30, 1999, between Northwestern Illinois and Fleet Capital Corporation.

     1.45 "SECURED CLAIM" means any Claim that is secured by a lien that is valid, perfected and enforceable and not avoidable, provided, however, that if the value of the property securing a Claim is not sufficient to satisfy such Claim, then in accordance with Section 506 of the Bankruptcy Code and subject to
Section 1111(b) of the Bankruptcy Code, such Claim shall be deemed to be a Secured Claim in an amount equal to the value of the collateral securing such Claim and an Unsecured Claim under this Plan to the extent of any insufficiency in the value of the collateral.

     1.46 "SENIOR DEBT" means that certain senior debt financing to be entered into by Northwestern Illinois on or before the Effective Date which shall be secured by [all] assets of Northwestern Illinois and as to which up to 85% of the principal amount shall be guaranteed by the United States Government pursuant to the Emergency Steel Loan Guarantee Act of 1999.

     1.47 "SENIOR NOTES" means those senior unsecured notes issued under the Indenture in the aggregate principal amount of $115,000,000, bearing interest at an annual rate of 9 1/2% and coming due on June 15, 2001.

     1.48 "UNOFFICIAL COMMITTEE" means that certain pre-Petition Date unofficial committee comprised of the following holders of Senior Notes: Harch Capital Management, Inc.; Highland Capital Management; Granchester Securities; SunAmerica, Inc.; Credit Suisse Asset Management; The Dreyfus Corporation; Liberty Funds; Gruntel & Co.; Lonestar Partners; MFS Investment Management; OTA Limited Partners; Stanfield Capital Partners and Summit Investment Partners.

     1.49 "UNSECURED CLAIM" means any Claim which is not a Secured Claim, a Priority Claim, an Administrative Claim or an unclassified Claim of the kind described in Section 507(a)(8) of the Bankruptcy Code.

                                   ARTICLE II

                        TREATMENT OF UNCLASSIFIED CLAIMS

     In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified. These Claims shall receive the following treatment:

     2.1  Administrative Claims

          a. Administrative Claims of Northwestern Illinois

          The holder of each Allowed Administrative Claim against Northwestern Illinois shall: (a) be paid the full amount of such Allowed Administrative Claim, in cash, on the later of the Effective Date and the first Business Day following the date on which such Claim becomes an Allowed Administrative Claim; (b) be paid upon such terms as may be agreed upon between such holder and the Debtor or upon order of the Bankruptcy Court; or (c) be paid on the date payment is due in accordance with the terms applicable thereto if such Claim has been incurred in the ordinary course of the Debtor's business.

          b. Administrative Claims of Northwestern Delaware

          The holder of each Allowed Administrative Claim against Northwestern Delaware shall: (a) be paid the full amount of such Allowed Administrative Claim, in cash, on the later of the Effective Date and the first Business Day following the date on which such Claim becomes an Allowed Administrative Claim; (b) be paid upon such terms as may be agreed upon between such holder and the Debtor or upon order of the Bankruptcy Court; or (c) be paid on the date payment is due in accordance with the terms applicable thereto, if such claim has been incurred in the ordinary course of the Debtor's business.

     2.2  Priority Tax Claims

          a. Priority Tax Claims of Northwestern Illinois

          Each Person with an Allowed Priority Tax Claim against Northwestern Illinois shall receive cash in the amount of such Allowed Priority Tax Claim payable at the election of the Debtor either: (a) on the later of the Effective Date and the first Business Day following the date on which such Claim is Allowed; or (b) over a period not exceeding six (6) years from the date such Claim was assessed, in equal quarterly installments of principal plus interest thereon at the rate defined in 28 U.S.C. Section 1961 or such other rate as shall be fixed by the Bankruptcy Court.

          b. Priority Tax Claims of Northwestern Delaware

          Each Person with an Allowed Priority Tax Claim against Northwestern Delaware shall receive cash in the amount of such Allowed Priority Tax Claim payable at the election of the Debtor either: (a) on the later of the Effective Date and the first Business Day following the date on which such Claim is Allowed; or (b) over a period not exceeding six (6) years from the date such Claim was assessed, in equal quarterly installments of principal plus interest thereon at the rate defined in 28 U.S.C. Section 1961 or such other rate as shall be fixed by the Bankruptcy Court.

                                  ARTICLE III

                     CLASSIFICATION OF CLAIMS AND INTERESTS

     3.1 The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution under this Plan and under Sections 1122 and 1123(a)(1) of the Bankruptcy Code. Administrative Claims and Priority Tax Claims have not been classified, and are treated in Article II above. Unless otherwise ordered by the Bankruptcy Court or provided in the Plan, a Claim that is properly included in more than one Class is in a Class to the extent that it qualifies within the description of such Class, and is in a different Class to the extent that it qualifies within the description of such different Class, but the same portion of a Claim may not be in more than one Class.

     3.2  Claims Against and Equity Interests in Northwestern Illinois

          a. Class 1A shall consist of all Priority Claims against Northwestern Illinois.

          b. Class 2A shall consist of all Revolving Credit Facility Claims.

          c. Class 3A shall consist of all Secured Claims against Northwestern Illinois other than the Revolving Credit Facility Claims.

          d. Class 4A shall consist of all Claims in respect of the Senior
     Notes.

          e. Class 5A shall consist of all Unsecured Claims against Northwestern Illinois except Claims classified in Class 4A.

          f. Class 6A shall consist of all Equity Interests in Northwestern Illinois.

     3.3  Claims Against and Equity Interests in Northwestern Delaware

          a. Class 1B shall consist of all Priority Claims against Northwestern Delaware.

          b. Class 3B shall consist of all Secured Claims against Northwestern Delaware.

          c. Class 5B shall consist of all Unsecured Claims against Northwestern Delaware.

          d. Class 6B shall consist of all Equity Interests in Northwestern Delaware, which are held by Northwestern Illinois.

     There are no Claims against Northwestern Delaware corresponding to Classes 2A and 4A.

                                   ARTICLE IV

              TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

     4.1 Class 1A is unimpaired. Each Person with an Allowed Class 1A Priority Claim, if any, will be paid in full in cash as soon as practicable after the later of (a) the Effective Date (b) the first Business Day after such Claim becomes an Allowed Claim, and (c) such other date as is mutually agreed to by the holder of the Claim and the Debtor.

     4.2 Class 1B is unimpaired. Each Person with an Allowed Class 1B Priority Claim, if any, will be paid in full in cash as soon as practicable after the later of (a) the Effective Date (b) the first Business Day after such Claim becomes an Allowed Claim, and (c) such other date as is mutually agreed to by the holder of the Claim and the Debtor.

     4.3 Class 2A is unimpaired. Allowed Class 2A Claims will either be paid in full in cash on the later of the Effective Date and the date such Claims become Allowed Claims, or they will be fully reinstated and all defaults cured, in accordance with the requirements of Section 1124(2) of the Bankruptcy Code.

     4.4 Class 3A is unimpaired. Allowed Class 3A Claims will either be paid in full in cash on the later of the Effective Date and the date such Claims become Allowed Claims, or they will be fully reinstated and all defaults cured, in accordance with the requirements of Section 1124(2) of the Bankruptcy Code.

     4.5 Class 3B is unimpaired. Allowed Class 3B Claims will either be paid in full in cash on the later of the Effective Date and the date such Claims become Allowed Claims, or they will be fully reinstated and all defaults cured, in accordance with the requirements of Section 1124(2) of the Bankruptcy Code.

     4.6  Class 4A is impaired, and will receive the following treatment.

          a. Class 4A Distributions: On or as soon as practicable after the Effective Date each holder of an Allowed Class 4A Claim will receive from the Exchange Agent, for each $1,000 in principal amount of Senior Notes,
     (i) $456.52 in cash, (ii) 49.674 shares of Common Stock (after giving effect to 1-for-10 reverse stock split) and (iii) any accrued interest as of the Effective Date, calculated at the applicable non-default contract rate. The reverse stock split will not affect the aggregate percentage of Common Stock offered to the Senior Noteholders and the Class 4A distributions will therefore still aggregate to 70% of the Common Stock of Northwestern Illinois on a fully diluted basis.

          b. If there is any dispute regarding ownership of any Senior Note as of the Effective Date, the distributions of cash and Common Stock otherwise allocable to the corresponding Claim will be retained by the Exchange Agent. As each such Disputed Claim is resolved by a Final Order, the Person(s) determined to be entitled to distributions thereon shall receive the cash and Common Stock allocable to such Claim.

          c. Notwithstanding the date of actual distribution, all Common Stock to be issued and distributed pursuant to this Section 4.6 shall be deemed to have been issued and distributed on the Effective Date. As of the Effective Date, the certificates constituting the Senior Notes will evidence solely the right to receive the distribution of the consideration set forth in this Section 4.6. No holder of a Senior Note shall receive any distribution under this Section 4.6 unless and until it shall have either first tendered such Senior Note together with a letter of transmittal, which shall include, among other provisions, customary provisions respecting authority to act and authenticity of signatures. If the Senior Note(s) has been lost, destroyed, stolen or mutilated, such holder of a Senior Note has executed and delivered an affidavit of loss which is reasonably satisfactory to the Reorganized Debtor and the Exchange Agent, and if the Reorganized Debtor reasonably requests, such holder of a Senior Note has furnished a bond in form, substance and amount satisfactory to the Reorganized Debtor. As soon as practicable after such surrender of original certificate(s) or such delivery of an affidavit of loss and such furnishing of a bond as provided herein, the Exchange Agent, upon receiving the certificates of Common Stock from the Reorganized Debtor, shall make the appropriate distribution of such Common Stock as provided in this Section
     4.6. Promptly upon the surrender on or after the Effective Date by a holder of a Senior Note of the certificate constituting such Senior Note to the Exchange Agent, the Exchange Agent shall surrender it to the Reorganized Debtor, which shall destroy or mark such certificate canceled or cause such certificate to be destroyed or marked as canceled.

          d. In accordance with Section 1143 of the Bankruptcy Code, any Person with a Senior Note that fails to surrender its Senior Notes as provided above in Section 4.6(c) within 1 year after the Confirmation Date shall not participate in any distributions under this Plan. Upon expiration of such 1 year period, all Common Stock allocated for distribution to such Person shall be canceled by or on behalf of the Reorganized Debtor, and all cash attributable to such Senior Notes and Common Stock held by the Exchange Agent for such Person thereupon shall be paid over to the Reorganized Debtor.

          e. That portion of an Allowed Claim of the holder of Senior Notes which would require issuance of less than a whole number of shares of Common Stock will receive, in full satisfaction of that portion of the Allowed Claim, a certificate for the number of whole shares of Common Stock which has been rounded up or down to the nearest whole share (and no fractional shares of Common Stock shall be issued).

          f. In making distributions under this Plan, the Reorganized Debtor shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed on it by any governmental unit and all distributions to holders of Allowed Claims in Class 4A shall be subject to such withholding and reporting requirements. Each holder of an Allowed Claim in Class 4A who tenders pursuant to the terms of the Exchange must comply with the requirements therefor as set forth in the Offering Memorandum. Unless these requirements are satisfied the Exchange Agent will withhold an amount of the cash distribution payable to such holder that will enable the Exchange Agent to remit the appropriate backup withholding due to the Internal Revenue Service with respect to the Exchange.

     4.7 Class 5A is unimpaired. Each Person with an Allowed Class 5A Claim will be paid in full in cash on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or shall otherwise be paid in accordance with the terms of any agreement between the Claimant and the Debtor.

     4.8 Class 5B is unimpaired. Each Person with an Allowed Class 5B Claim will be paid in full in cash on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or shall otherwise be paid in accordance with the terms of any agreement between the Claimant and the Debtor.

     4.9 Class 6A is unimpaired. However, to the extent that class 6A is deemed impaired, the consent of Class 6A to this treatment is also being sought herewith. Each Holder of an Allowed Equity Interest under Class 6A shall retain the legal, equitable and contractual rights to which such Allowed Equity Interest entitles the holder thereof subject, however, to all provisions of the Plan and the Proxy Statement with respect to, among other things, the issuance of the Common Stock, the 1-for-10 reverse stock split, and the 2000 Stock Incentive Plan, all as described in the Proxy Statement.

     4.10 Class 6B is unimpaired. Each Holder of an Allowed Equity Interest under Class 6B shall retain the legal, equitable and contractual rights to which such Allowed Equity Interest entitles the holder thereof.

                                   ARTICLE V

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     5.1 On the Effective Date, all executory contracts and unexpired leases of each of the Debtors will be deemed assumed in accordance with the provisions and requirements of Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, except for such contracts and leases, that (a) have been rejected by order of the Bankruptcy Court, (b) are specifically treated otherwise pursuant to this Plan or (c) are the subject of a motion to reject such contract or lease that is pending before the Bankruptcy Court on the Effective Date. Except as otherwise ordered by the Bankruptcy Court, the Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions and rejections as of the Effective Date.

     5.2 Each Person who is a party to an executory contract or unexpired lease rejected pursuant to Section 5.1 of the Plan, not later than 30 days after the earlier of the Confirmation Date or the date an order approving such rejection is entered by the Bankruptcy Court, shall file a proof of claim for any Claim arising from the rejection of such executory contract or unexpired lease. Failure to file a proof of claim within the time limit set forth in the preceding sentence shall constitute a bar to the allowance of any claims arising from the rejection of such executory contract or unexpired lease. Allowed Unsecured Claims arising out of the rejection of executory contracts or unexpired leases shall be Class 5A Claims if Northwestern Illinois was the party to the contract or unexpired lease rejected pursuant to Section 5.1 and shall be Class 5B Claims if Northwestern Delaware was the party to the contract or unexpired lease pursuant to Section 5.1.

                                   ARTICLE VI

                          CONDITIONS TO EFFECTIVE DATE

     6.1 It is a condition to the Effective Date of this Plan that: (i) the Confirmation Order shall have become a Final Order; (ii) the Senior Debt financing shall have become effective; and (iii) the New Credit Facility shall have become effective.

                                  ARTICLE VII

                       IMPLEMENTATION AND EFFECT OF PLAN

     7.1  Funding of Plan

     The primary sources of funds to consummate and carry out this Plan shall be the proceeds of the Senior Debt financing, the New Credit Facility and any cash in possession of the Reorganized Debtor as of the Effective Date.

     7.2  Manner of Payment

     The Reorganized Debtor shall make all payments required by the Plan, except that all payments to holders of Allowed Claims in Class 4A shall be made by the Exchange Agent. Payment of cash under this Plan may be made either by check drawn on a domestic bank, by wire transfer or by automated clearing house transfer from a domestic bank, at the option of the Reorganized Debtor.

     7.3  Vesting

     Except as otherwise provided herein, on the Effective Date all cash and other assets of the Estates shall be transferred to and vest in the Reorganized Debtor, free of any liens, Claims and Interests, except as otherwise provided for herein, to be managed and used to consummate and carry out this Plan.

     7.4  Post Confirmation Officers and Directors

     From and after the Effective Date, the officers of the Reorganized Debtors
(i) shall be those Persons serving in those positions and having those responsibilities designated in the Confirmation Order, and (ii) will be reimbursed for all reasonable costs and expenses, and will receive compensation, as set forth in the Confirmation Order, with all such payments to be made by the Reorganized Debtors. From and after the Effective Date, the directors of the Reorganized Debtors shall be the individuals identified at the Confirmation Hearing.

     7.5  Amendment of Charter

     As of the Effective Date, the articles of incorporation of the Debtors shall be amended to prohibit the issuance of non-voting equity securities, as required by Section 1123(a)(6) of the Bankruptcy Code. Additionally, the articles of incorporation of Northwestern Illinois shall be amended to effect a 1-for-10 reverse stock split.

     7.6  Cancellation of Indenture

     As of the Effective Date, the Indenture and the Senior Notes shall be deemed canceled and shall be of no further force and effect.

     7.7  Issuance of Common Stock

     As of the Effective Date, Common Stock shall be issued in order to effect the distributions required under this Plan.

                                  ARTICLE VIII

                            MODIFICATION OF THE PLAN

     8.1 Prior to Confirmation, the Debtors may modify this Plan in accordance with Section 1127(a), (c) and (d) of the Bankruptcy Code.

     8.2 This Plan may be modified by the Debtors following Confirmation, but before the Effective Date, in accordance with Section 1127(b), (c) and (d) of the Bankruptcy Code.

     8.3 Prior to the Effective Date, and without further order or approval of the Bankruptcy Court, the Debtors may make appropriate technical adjustments and modifications to this Plan and the Offering Memorandum without Bankruptcy Court approval.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Governing Law. Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, without giving effect to the principles of conflicts of law thereof.

     9.2 Continuing Jurisdiction. The Bankruptcy Court shall retain jurisdiction after the Effective Date for the following purposes:

          a. To hear and determine any and all objections to the allowance of any Claim or any Equity Interest or any controversy over the classification thereof;

          b. To hear and determine any and all applications for compensation or reimbursement of expenses pursuant to Section 330 or Section 1129 of the Bankruptcy Code or otherwise provided for in this Plan, or for expenses or compensation pursuant to Section 503(b)(3) through (5) of the Bankruptcy Code;

          c. To hear and determine any and all matters relating to the rejection or the assumption and assignment of executory contracts or unexpired leases, and the allowance of any Claims resulting therefrom;

          d. To hear and determine any and all matters relating to cure or damages as provided in this Plan;

          e. To enable the Reorganized Debtors to commence and prosecute any and all contested matters or adversary proceedings which it owns or is entitled to pursue under the terms of this Plan, including, without limitation, actions which belong to the estate under the Bankruptcy Code such as avoiding power actions under Section 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code, except as have been waived, released or satisfied pursuant to this Plan;

          f. To liquidate, estimate or disallow any disputed, contingent or unliquidated Claims;

          g. To correct any defect, cure any omission, or reconcile any inconsistency in this Plan or in the Confirmation Order as may be necessary to carry out their purpose and the intent of this Plan;

          h. To determine any and all disputes which may arise regarding the interpretation of any provisions of this Plan or the Confirmation Order;

          i. To facilitate consummation of this Plan by entering, consistent with the provisions of this Plan, any further necessary or appropriate orders regarding enforcement of this Plan or its provisions;

          j. To enter an appropriate final decree in the Reorganization Case;
     and

          k. To implement and enforce the Confirmation Order and this Plan according to their terms.

     9.3  Disputed Claims and Cash Distributions.

          a. Unless an earlier time is set by order of the Bankruptcy Court or in this Plan, all objections to Claims and Equity Interests shall be filed on or before the Objection Deadline.

          b. Upon Final Order of the Bankruptcy Court with respect to a Disputed Claim, a Disputed Priority Claim or a Disputed Administrative Claim:

             (i) if any part of the Disputed Claim has been allowed, the Claimant shall receive from the Reorganized Debtor that payment to which it would have been entitled if the part of the Claim so allowed had been allowed as of the Effective Date. Such payment shall be made as soon as possible after the order allowing that Claim has become a Final Order.

             (ii) the balance of any amount applicable to a previously Disputed Claim that has been disallowed in whole or in part shall be available to the Reorganized Debtor without restriction or limitation.

     9.4 Section 1145 Exemption. The New Common Stock will be issued pursuant to the exemption from securities registration set forth in Section 1145 of the Bankruptcy Code.

     9.5 Confirmation Order. This Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order.

     9.6 Revocation. If the Plan is revoked or withdrawn, or if the Effective Date does not occur in accordance with this Plan, then this Plan shall be deemed null and void, and, in such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person.

     9.7 Reservation of Rights. Neither the filing of this Plan, nor any statement or provision contained herein, or the taking of any action by the Debtor with respect to this Plan, shall be or shall be deemed to be an admission or waiver of any rights prior to the Effective Date.

     9.8 Unclaimed Property. Any property held for distribution in accordance with the Plan which is unclaimed on the first anniversary of the date the distribution was to be made will become property of the Reorganized Debtor and will no longer be subject to distribution.

     9.9 Headings. Headings used in this Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any way affect the provisions of this Plan.

     9.10 Successors and Assigns. The rights, benefits and obligations of any Person named or referred to in this Plan will be binding upon and will inure to the benefit of the heirs, personal representatives, successors and assigns of each such Person.

     9.11 Construction. The rules of construction set forth in Section 102 of the Bankruptcy Code shall apply to the construction of this Plan.

     9.12 Release. Unless a holder of claim in Class 4A shall have declined to grant the following release by so noting on its ballot, upon the consummation of the Plan, each holder of a Claim in Class 4A will be deemed to have released the Debtors' officers, directors and employees, any Committee(s), the Unofficial Committee, each of the members of such Committee(s), and the respective attorneys, agents and advisors of the Debtors and the Committee(s), from any and all liability to any Person for any act or omission in connection with or arising out of any actions taken or omitted by any of them in connection with the negotiation and solicitation of the Exchange Offer, the proposed modifications to the Indenture, the solicitation of acceptances or rejections to the Plan, and the confirmation of the Plan, except for gross negligence, willful misconduct or fraud, provided that such Persons will be entitled to rely on the advice of counsel with respect to their duties and responsibilities regarding the Reorganization Case and the Plan. The Debtors, likewise release all holders of Claims in Class 4A who have agreed to the foregoing release, as well as their officers, directors and employees, and their respective attorneys, agents and advisors from any and all liability for any act or omissions in connection with or arising out of any actions taken or omitted by any of them in connection with the negotiation and solicitation of the Exchange Offer, the proposed modification to the Indenture, the solicitation of acceptances and rejections to the Plan, and the confirmation of the Plan, except for gross negligence, willful misconduct or fraud, provided that such Persons will be entitled to rely on the advice of counsel with respect to their duties and responsibilities regarding the Reorganization Case and the Plan.

     9.13 Time. In computing any period of time described or allowed by this Plan or the documents implementing this Plan, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included unless it is not a Business Day, in which event the period will run until the end of the next day which is a Business Day. When a period of time prescribed or allowed is less than 8 days, intermediate days that are not Business Days shall be excluded in the computation.

     9.14 Termination of Creditors Committees. The appointment of any Committee appointed and serving in this Reorganization Case will automatically terminate without further action or order of the Bankruptcy Code on the Effective Date.

     9.15 Interest. Except as to Priority Tax Claims, and unless entitled to other treatment under Bankruptcy Code Section 506(b) or, in the case of Class 4A, pursuant to the Indenture, Claims arising before the Petition Date shall accrue and be paid post-Petition Date interest at such contractual or statutory rate to which the holders of such Claims are entitled.

     9.16 Section 1146 Exemption. The issue, transfer or exchange of any security, the making or delivery of any instrument of transfer, or the re-vesting, transfer, assignment or sale of any real or personal property of the Debtors or their Estates, pursuant to, in implementation of, or as contemplated by the Plan, shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee.

     9.17 Withholding and Reporting Requirements. In connection with the Plan and all distributions thereunder, the Reorganized Debtor and the Exchange Agent will comply with all existing withholding and reporting requirements imposed by a federal, state, local or foreign taxing authority.

     9.18 Authorized Actions. Upon entry of the Confirmation Order by the Clerk of the Bankruptcy Court, the following shall be authorized and approved in all respects: (i) the issuance of the Common Stock, (ii) the 1-for-10 reverse stock split, (iii) the 2000 Stock Incentive Plan; (iv) the election of officers and directors pursuant to Article VII hereof, and (v) any other matters provided under the Plan involving the corporate structure of the Debtors or the Reorganized Debtors. On the Effective Date, appropriate officers and directors of the Debtors are authorized and directed to execute and deliver such agreements, documents and other instruments necessary or appropriate to carry out the actions described in the Plan in the name or and on behalf of the Debtors or the Reorganized Debtors. All such actions shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to applicable state law without any requirement of further action by the stockholders or directors of the Debtors, the Debtors or the Reorganized Debtors.

     9.19 Terms of Injunctions or Stays. Unless otherwise provided, all injunctions or stays provided for under Sections 105 or 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

     9.20 Retiree Benefits. From and after the Effective Date, the Reorganized Debtor shall remain liable for the payment of all retiree benefits, as defined in Section 1114 of the Bankruptcy Code, as to which Northwestern Illinois or Northwestern Delaware, as the case may be, was obligated prior to the Petition Date, for the duration of the period that Northwestern Illinois or Northwestern Delaware obligated itself to provide such benefits.

     9.21 Notices. All notices, requests and demands, to be effective shall be in writing (including, without limitation, by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or in the case of by facsimile transmission, when received and telephonically confirmed, addressed as follows:

        To: Northwestern Illinois
          or Northwestern Delaware

               Thomas Vercillo
               Northwestern Steel & Wire Co.
               121 Wallace Street
               P.O. Box 618
               Sterling, IL 61081-0618

        With copies to:

               Janet E. Henderson
               Sidley & Austin
               Bank One Plaza
               Chicago, IL 60603

        To Unofficial Committee:

               Wendell H. Adair, Jr.
               Stroock & Stroock & Lavan LLP
               180 Maiden Lane
               New York, NY 10038-4982

                                   ARTICLE X

                        TITLE TO PROPERTY AND DISCHARGE

     10.1 On the Effective Date, and except as otherwise specifically provided in this Plan regarding dispositions and distributions of certain property, all of the Debtors' assets shall vest in the Reorganized Debtors free and clear of all claims, equity security interests and liens of creditors, equity security holders or any other person, except the rights with respect thereto created pursuant to or provided for in the Plan or in the Confirmation Order.

     10.2 On and after the Effective Date, all property disbursed to the Exchange Agent shall be free and clear of all Claims, Equity Interests and liens of Claimants, or any other Persons, except for rights with respect thereto created pursuant to the Plan or the Confirmation Order.

     10.3 Except as otherwise provided in this Plan or the Confirmation Order, the distributions made pursuant to this Plan will be in full and final satisfaction, settlement, release and discharge as against the Debtors and their Estates, of any debt that arose prior to the Effective Date, including any debt of a kind specified in Section 502(h), (g) or (i) of the Bankruptcy Code and all claims of any nature, including without limitation, any interest accrued thereon from and after the petition date, whether or not (a) a proof of claim or interest based on such debt, obligation or interest is filed or deemed file under Section 501 or Section 1111(a) of the Bankruptcy Code; (b) such Claim or Equity Interest is allowed under Section 502 of the Bankruptcy Code, or (c) the holder of such allowed Claim or Equity Interest has accepted the Plan.

     10.4 On the Effective Date, all holders of Claims against the Debtors or their Estates shall be precluded from asserting against the Debtors or any of their assets or property, any claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, and the Confirmation Order shall permanently enjoin said holders, their heirs, personal representatives, successors and assigns from enforcing or seeking to enforce any such claim against the Debtors or the Reorganized Debtors. Evidence of Claims or Interests shall, upon the Effective Date, represent only the right to participate in the treatment provided on account of such Claims and Interests under this Plan and otherwise shall have no further force or effect.

Dated:             , 1999                   NORTHWESTERN STEEL AND WIRE
                                            COMPANY, an Illinois Corporation

                                            By:
                                              ----------------------------------
                                            Its:
                                            ------------------------------------

                                                           -and-

                                            NORTHWESTERN STEEL AND WIRE CO.,
                                            a Delaware Corporation

                                            By:
                                              ----------------------------------
                                            Its:
                                            ------------------------------------

Of Counsel:

Janet E. Henderson
SIDLEY & AUSTIN
Bank One Plaza
Chicago, Illinois 60603
(312) 853-7000

By: -----------------------------------------------------
    Attorneys for Debtors

                      NORTHWESTERN STEEL AND WIRE COMPANY
                               121 WALLACE STREET
                         STERLING, ILLINOIS 61081-0618

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned holder of shares of Common Stock (the "Common Stock") of Northwestern Steel and Wire Company (the "Company") hereby appoints Frederick J. Rocchio, Jr. and Thomas M. Vercillo, or either of them with full power of substitution, as proxies to vote all of the shares of Common Stock of the Company held of record by the undersigned as of January 26, 2000, at the Annual Meeting of Shareholders of the Company to be held on Tuesday, March 21, 2000 at 9:00 a.m. Central Standard Time, at the Chicago Downtown Marriott Hotel, 540 North Michigan Avenue, Chicago, Illinois and at any adjournments thereof upon the following matters.


1. ISSUANCE OF SHARES. The approval of the shareholders of the Company authorizing the issuance of the Company's common shares, par value $0.01 per share, to the holders of the Company's outstanding 9 1/2% senior notes due 2001 in connection with an exchange of the senior notes for cash and common shares.

  FOR  [ ]                AGAINST  [ ]               ABSTAIN  [ ]

2. REVERSE STOCK SPLIT. The approval of the shareholders of the Company authorizing an amendment to the Company's articles of incorporation to effectuate a one for ten reverse stock split of the Company's outstanding common shares.

  FOR  [ ]                AGAINST  [ ]               ABSTAIN  [ ]

3. 2000 STOCK INCENTIVE PLAN. The adoption by the shareholders of the Company's 2000 Stock Incentive Plan.

  FOR  [ ]                AGAINST  [ ]               ABSTAIN  [ ]

4. PREPACKAGED BANKRUPTCY PLAN. The approval of the shareholders of the Company for the prepackaged reorganization plan, attached to this Proxy Statement, if necessary to effect the exchange offer and Proposals 1, 2 and 3 above.

  FOR  [ ]                AGAINST  [ ]               ABSTAIN  [ ]

5. ELECTION OF DIRECTORS.

   FOR all nominees listed below  [ ]         WITHHOLD AUTHORITY to vote for all
   nominees listed below  [ ]

  William F. Andrews, Frederick J. Rocchio, Jr., Darius W. Gaskins, Jr., Thomas
   A. Gildehaus, David L. Gore, and Christopher Lacovara

   [ ]  For all nominees except
  -------------------------------------------------------------- .

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

    This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ABOVE ITEMS and in accordance with the determination of the Board of Directors as to other matters.

    Please date and sign exactly as your name appears below. When shares are held by joint owners, both owners should sign. When signing as executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give title as such. When signing for a corporation, please sign the full corporate name by the President or other authorized officer. If you sign for a partnership, please sign in partnership name by an authorized person. If you receive more than one proxy card, please sign and return all cards received.

Dated:
--------------------------- , 2000       Signature
                                            ------------------------------------

                                         Signature
                                            ------------------------------------
                                                     (if held jointly)

   PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE
                               ENCLOSED ENVELOPE.